UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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OLD NATIONAL BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OLD NATIONAL BANCORP

Notice of Annual Meeting and Proxy Statement

Annual Meeting of Shareholders

April 27, 2017

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Notice of Annual Meeting of Shareholders

To Our Shareholders:

The 2017 Annual Meeting of Shareholders of Old National Bancorp (the “Company”) will be held in the Schlottman Auditorium at the Old National Bank headquarters located on the 4th floor at One Main Street, Evansville, Indiana, on Thursday, April 27, 2017, at 9:00 a.m. Central Daylight Time for the following purposes:

(1)	Election of the Company’s Board of Directors consisting of fourteen Directors to serve for one year and until the election and qualification of their successors.

(2)	Approval of the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan.

(3)	Approval of a non-binding advisory proposal on Executive Compensation.

(4)	Approval of a non-binding advisory proposal determining the frequency of advisory votes on Executive Compensation.

(5)	Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017.

(6)	Transaction of such other matters as may properly come before the meeting or any adjournments and postponements thereof.

Common shareholders of record at the close of business on February 21, 2017 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Jeffrey L. Knight

Executive Vice President,

Chief Legal Counsel and

Corporate Secretary

March 6, 2017

IMPORTANT

Please submit your proxy promptly by mail or by Internet. In order that there may be proper representation at the meeting, you are urged to complete, sign, date and return the proxy card in the envelope provided to you or vote by Internet, whether or not you plan to attend the meeting. No postage is required if mailed in the United States.

Old National Bancorp

2017 Proxy Statement – Summary

The following summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 1 through 5)

Meeting: Annual Meeting of Shareholders	Date: Thursday, April 27, 2017	Time: 9:00 a.m. Central Daylight Time

Location: Old National Bank, One Main Street, Evansville, Indiana – Schlottman Auditorium 4th Floor

Record Date: February 21, 2017

Voting: Shareholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals being voted on.

Admission: You must provide an admission ticket or proof of stock ownership to enter the meeting. Please see page 2 for further information.

Webcast: We will provide a live webcast of the Annual Meeting that can be accessed from the Investor Relations section of our website at www.oldnational.com.

PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS

Proposals	Recommendation	Page Reference for more detail

• Election of Directors	FOR Each Director Nominee	17

• Approval of the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan	FOR	29

• Approval of a non-binding advisory proposal on Executive Compensation	FOR	74

• Approval of a non-binding advisory proposal determining the frequency of advisory votes on Executive Compensation	EVERY ONE YEAR	75

• Ratification of the appointment of Crowe Horwath, LLP as independent accountants for 2017	FOR	76

DIRECTOR NOMINEES

(see pages 18 through 24)

Name	Age	Director Since	Occupation	Independent

Alan W. Braun	72	1988	Retired Chairman Emeritus & Senior Advisor, Industrial Contractors Skanska	Yes

Niel C. Ellerbrook	68	2002	Retired Chairman & CEO, Vectren Corporation	Yes

Andrew E. Goebel	69	2000	Retired President & COO, Vectren Corporation	Yes

Jerome F. Henry, Jr.	66	2014	President, Midwest Pipe & Steel, Inc.	Yes

Robert G. Jones	60	2004	Chairman & CEO, Old National Bancorp	No

Phelps L. Lambert	69	1990	Managing Partner, Lambert & Lambert Real Estate Development	Yes

Arthur H. McElwee, Jr.	74	2007	Chairman of the Board, Toefco Engineered Coating Systems, Inc.	Yes

Name	Age	Director Since	Occupation	Independent

James T. Morris	73	2010	Vice Chairman, Pacers Sports and Entertainment	Yes

Randall T. Shepard	70	2012	Former Chief Justice, Indiana Supreme Court	Yes

Rebecca S. Skillman	66	2013	Chairman, Radius Indiana; Former Lt. Governor, State of Indiana	Yes

Kelly N. Stanley	73	2000	Retired President & CEO, Cardinal Health System, Inc.	Yes

Derrick J. Stewart	39	2015	CEO, YMCA of Southwestern Indiana	Yes

Katherine E. White	50	2015	Professor of Law, Wayne State University Law School	Yes

Linda E. White	67	2008	President & CEO, Deaconess Health System, Inc.	Yes

2016 FINANCIAL HIGHLIGHTS

(see pages 39 and 74)

In 2016, the Company delivered strong operating results. Financial highlights included:

•	EPS $1.05
•	Net Income $134.3 million – 15.0% increase over 2015
•	ROE 7.84%
•	ROA 0.98%
•	Efficiency Ratio 65.82%
•	Net Charge-Off (Recovery) Ratio 0.04%
•	Provision Expense $1.0 million
•	Organic Loan Growth $491.9 million (7.1% growth)

EXECUTIVE COMPENSATION

Set forth below is the 2016 compensation for each Named Executive Officer (“NEO”) as determined under Securities and Exchange Commission (“SEC”) rules. See the notes accompanying the 2016 Summary Compensation Table on page 59 for additional information.

Name and Principal Position	Salary	Bonus	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Robert G. Jones	$700,962	$298,740	$694,590	$293,543	$35,626	$2,023,461
Chairman and Chief Executive Officer

James C. Ryan, III	$350,258	$84,891	$212,232	$195	$17,372	$664,948
Senior EVP and Chief Financial Officer

Christopher A. Wolking	$390,511	$94,093	$212,232	$33,755	$19,202	$749,793
Senior EVP, Capital Markets & Specialty Products Officer

James A. Sandgren	$430,904	$104,260	$212,232	$285	$29,569	$777,250
President and Chief Operating Officer

Daryl D. Moore	$316,772	$68,634	$137,951	$123,133	$19,332	$665,822
Senior EVP and Chief Credit Executive

Jeffrey L. Knight	$346,572	$75,171	$137,951	$1,730	$17,485	$578,909
EVP and Chief Legal Counsel

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Proxy Statement

For the Annual Meeting of Shareholders to be held on

April 27, 2017, at 9:00 a.m. Central Daylight Time at the

Old National Bank Headquarters

Schlottman Auditorium – 4th Floor

One Main Street, Evansville, IN 47708

Important Notice Regarding the Availability of Proxy Materials

for the Shareholders’ Meeting to be held on April 27, 2017

The Proxy Statement and 2016 Annual Report to Shareholders are available at:

www.oldnational.com/proxy

General Information about the Annual Meeting of Shareholders and Voting

This Proxy Statement relates to the Annual Meeting of Shareholders (“Annual Meeting”) of Old National Bancorp (the “Company” or “Old National”) to be held on April 27, 2017, at 9:00 a.m. Central Daylight Time. These proxy materials are being furnished by the Company in connection with a solicitation of proxies by the Company’s Board of Directors (the “Board”).

We are pleased to take advantage of the Securities and Exchange Commission (“SEC”) rule that permits companies to furnish proxy materials to shareholders over the Internet. On or about March 16, 2017, we will begin mailing Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing the Notice and providing access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

Who can attend the Annual Meeting?

Only shareholders of the Company of record as of February 21, 2017 (the “Record Date”), their authorized representatives and guests of the Company, may attend the Annual Meeting. Admission will be by ticket only.

Who may vote at the Annual Meeting?

These proxy materials are provided to holders of the Company’s common stock who were holders of record on the Record Date. Only the Company’s common shareholders of record on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date 135,370,858 shares of the Company’s common stock were outstanding.

As of the Record Date, to the knowledge of the Company, no person or firm, other than BlackRock, Inc., The Vanguard Group, Inc., and Dimensional Fund Advisors, LP beneficially owned more than 5% of the common stock of the Company outstanding on that date. As of the Record Date, no individual Director, nominee or officer beneficially owned more than 5% of the common stock of the Company outstanding.

Voting and Proxy Procedures

Each share of the Company’s common stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice.

If your shares are registered in your name, you may vote your shares by Internet, or by completing, signing, dating and returning the requested proxy card in the postage-paid envelope provided. Simply follow the easy instructions on the proxy card or Notice provided. You may also vote in person at the meeting. Execution of the proxy card or voting via Internet will not affect your right to attend the Annual Meeting. If your shares are held in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares by Internet, or by signing, dating and returning the voting instruction form in the enclosed postage-paid envelope. If you desire to vote in person at the Annual Meeting, you must provide a legal proxy from your bank, broker or other nominee.

Shares of the Company’s common stock for which instructions are received will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet voting, but do not specify how you want to vote your shares, the proxy holders will vote them FOR each of the items being proposed by the Board and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Can I change my vote after I return the proxy card or after voting electronically?

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by:

(1) following the Internet voting instructions, or

(2) completing, signing, dating and returning a proxy card to the Company’s Corporate Secretary.

•	Sending written notice of revocation to the Company’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy).

If you hold your shares in “street name” through a broker, you may revoke your proxy by following instructions provided by your broker. No notice of revocation or later-dated proxy will be effective until received by the Company’s Corporate Secretary at or prior to the Annual Meeting.

How do I receive an admission ticket?

If you are a registered shareholder (your shares are held in your name) and plan to attend the meeting, your Annual Meeting admission ticket will be included in the Notice being mailed on or about March 16, 2016, or if you receive hard copies of the proxy material, the admission ticket can be detached from the top portion of the proxy card.

If your shares are held in “street name” (in the name of a bank, broker or other holder of record) and you plan to attend the meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date for admittance to the meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Will the Annual Meeting be webcast?

Our Annual Meeting will be webcast on April 27, 2017. You are invited to visit www.oldnational.com at 9:00 a.m. Central Daylight Time on April 27, 2017, to access the webcast of the meeting. Registration for the webcast is not required. An archived copy of the webcast will also be available on our website through April 26, 2018.

How many votes are needed to have the proposals pass?

Election of Directors.  A plurality of the votes cast at the meeting is required to elect Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of Directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions are not counted for purposes of the election of Directors.

Our Board has adopted a corporate governance policy regarding Director elections that is contained in our Corporate Governance Guidelines. The policy provides that in any uncontested election, any nominee for Director who receives a greater number of votes “withheld” for his or her election than votes “for” such election will tender his or her resignation as a Director promptly following the certification of the shareholder vote. The Corporate Governance and Nominating Committee, without participation by any Director so tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any Director so tendering his or her resignation, will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following the date of the Annual Meeting at which the election occurred. If the Board decides to accept the Director’s resignation, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board. We will promptly disclose the Board’s decision and the reasons for the decision in a broadly disseminated press release that will also be furnished to the SEC on Form 8-K.

Approval of the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan.  The approval of the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan requires the affirmative vote of a majority of the votes cast. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Approval of non-binding advisory proposal on Executive Compensation.  The approval or disapproval of the advisory vote on executive compensation will be determined by the vote of a majority of the votes cast (excluding abstentions), which means that the number of votes “for” the proposal must exceed the number of votes “against” the proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Approval of a non-binding advisory proposal determining the frequency of advisory votes on Executive Compensation.  Shareholders will vote on the frequency of the advisory vote on compensation of our NEOs among three options: every three years, every two years or every one year. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

Ratification of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the shares present in person or by proxy is required for ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for fiscal year 2017.

What is “householding”?

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees.

Shareholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder, we will promptly deliver a separate copy to you upon your written or oral request to the Company’s Shareholder Services Department at 812-464-1296 or 1-800-677-1749, at P.O. Box 929, Evansville, Indiana 47706-0929, or via email to shareholderservices@oldnational.com.

Shareholders sharing an address who are receiving multiple copies of the annual report and proxy statement may request a single copy by contacting our Shareholder Services Department using the contact information set forth above.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

How are abstentions and broker non-votes treated?

If you are the beneficial owner of shares held in street name and do not provide the bank, broker or other intermediary that holds your shares with specific voting instructions, that bank, broker or other intermediary may generally vote on routine matters but cannot vote on non-routine matters. With the exception of the proposal to ratify the appointment of our auditors, all matters scheduled to be presented at the meeting are non-routine matters. Unless you instruct the bank, broker or other intermediary that holds your shares to vote on these non-routine matters, no votes will be cast on your behalf for the proposal relating to the election of Directors, for the approval of the amended and restated incentive compensation plan, for the advisory proposal on executive compensation or for the advisory proposal determining the frequency of advisory votes on executive compensation. Therefore, it is important that you instruct the bank, broker or other intermediary to cast your vote if you want it to count on these matters. The proposal to ratify the appointment of our auditors is considered a routine matter and, therefore, broker non-votes are not expected to exist on this proposal.

Abstentions and, unless a broker’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. A broker has limited authority to vote on the election of directors but is not limited as to the proposal relating to the ratification of auditors. With respect to the election of Directors, abstentions, broker non-votes and instructions on the enclosed form of proxy to “withhold authority” to vote “for” one or more of the nominees will result in the nominee receiving fewer votes, but will not affect the outcome of the election. Broker non-votes and abstentions will have no effect on the outcome of the advisory vote on executive compensation or on the advisory vote on the frequency of such vote. With respect to the ratification of auditors, abstentions and broker non-votes have the same effect as a vote against the proposal. With respect to the approval of the Amended and Restated 2008 Incentive Compensation Plan, abstentions will have the same effect as a vote against the proposal, but broker non-votes will not be deemed to be votes cast, and will have no effect on the outcome.

How do I designate my proxy?

If you wish to give your proxy to someone other than the proxies identified on the proxy card, you may do so by crossing out all the names of the proxy members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the Annual Meeting by the person you have designated on the proxy card.

Who will pay for the costs involved in the solicitation of proxies?

The Company will pay all costs of preparing, assembling, printing and distributing the proxy materials. In addition to solicitations by mail, Directors and Officers of the Company and its subsidiaries may solicit proxies personally, by telephone, telefax, electronic mail or in person, but such persons will not be specially compensated for their services.

We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with the Company’s By-Laws will be considered. Aside from the items listed above in the Notice of Annual Meeting, the Company does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment, the proxy holders will vote them in accordance with their best judgment.

Should any nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Corporate Governance and Nominating Committee and nominated by the Board. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office.

Report of the Corporate Governance and

Nominating Committee and Other Board Matters

The Corporate Governance and Nominating Committee is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Corporate Governance and Nominating Committee operates under a written charter which conforms to the requirements of the SEC and the NASDAQ.

Board Leadership Structure and Function

The Board, which is elected by the shareholders, selects the Executive Leadership Group (“ELG”), which is the executive management team charged with the conduct of the Company’s business. Having selected the ELG, the Board acts as an advisor and counselor to management and ultimately monitors its performance. The Board has the responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to the Company. Acting as a full Board and through the Board’s seven standing committees, the Board oversees and approves the Company’s strategic plan. The Board regularly reviews the Company’s progress against its strategic plan and exercises oversight and decision-making authority regarding strategic areas of importance to the Company.

The Company’s Corporate Governance Guidelines provide for an independent Lead Director, currently Rebecca Skillman, who presides at all meetings of the Board at which the Chairman is not present; leads executive sessions of the Board; consults and meets with any or all outside Directors as required and represents such Directors in discussions with management of the Company on corporate governance issues and other matters; ensures that the Board, committees of the Board, individual Directors and management of the Company understand and discharge their duties and obligations under the Company’s system of corporate governance; mentors and counsels new members of the Board to assist them in becoming active and effective Directors; leads the Board in the annual evaluation of the Chairman and Chief Executive Officer’s (“CEO”) performance; acts in an advisory capacity to the Chairman and CEO in all matters concerning the interests of the Board and relationships between management and the Board; and performs such other duties and responsibilities as may be delegated to the Lead Director by the Board from time to time.

The Board appointed Robert G. Jones to serve as Chairman of the Board and appointed Rebecca S. Skillman to serve as Lead Director to be effective upon commencement of the Annual Meeting in 2016. The Board believes that it is in the best interests of the Company to have Mr. Jones serve as Chairman to facilitate succession planning for the Board and to optimize his expertise and insight in leading the Company and his skill in developing executive management leadership of the Company. The Board will annually review the effectiveness of this new arrangement and believes this structure is in the best interest of shareholders and serves the Company well at this time.

Executive sessions, or meetings of outside Directors without management present, are held at regular intervals for both the Board and the Committees. Ms. Skillman, the current Lead Director of the Board, chaired the executive sessions of the Board in 2016 following her elevation to the Lead Director role. The Board meets in executive session a minimum of four times each year.

The Board met eight times during 2016. Each Director attended 75% or more of Board meetings and meetings of Committees on which they served in 2016. Directors as a group attended an average of 95.16% of the Board meetings and meetings of Committees on which they served in 2016.

Corporate Governance and Nominating Committee Scope of Responsibilities

The Corporate Governance and Nominating Committee has responsibility for recruiting and nominating new Directors, assessing the independence of non-management Directors, leading the Board in its annual performance evaluation, reviewing and assessing the adequacy of the Corporate Governance Guidelines and retaining outside advisors as needed to assist and advise the Board with respect to legal and other matters. The Corporate Governance and Nominating Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of Board members as well as the composition of the Board as a whole.

CEO Succession Planning

Among the Corporate Governance and Nominating Committee’s responsibilities as described in its charter is to oversee CEO succession planning and leadership development for potential CEO candidates. The Board plans for succession of the CEO and annually reviews the succession strategy for an “unplanned” and “planned” event. As part of this process, the independent directors annually review the Corporate Governance and Nominating Committee’s recommended candidates for consideration as the CEO under either a planned or unplanned scenario. The criteria used when assessing the qualifications of potential CEO successors include certain leadership, management and personal behaviors. The leadership behaviors include the ability to attract and develop talent, drive and execution, empowering others, shaping strategy and leading change. The management behaviors include communication and climate setting, establishing plans and priorities, managing and improving processes and performance monitoring and management. The personal behaviors important to the Corporate Governance and Nominating Committee in evaluating potential CEO candidates include the following: embodies the values that make the Company’s culture distinctive, acts with honor and character, makes and maintains personal relationships with associates, clients and shareholders, demonstrates courage and serves as a champion of the Company’s culture. The individual must also possess the skill and talent to lead the organization in a positive manner with wisdom, enthusiasm and humility.

Attendance at Annual Meetings

The Company has not established a formal policy regarding Director attendance at its Annual Meeting, but it encourages all Directors to attend these meetings and reimburses expenses associated with attendance. The Chairman presides at the Annual Meeting. All the Directors attended the Annual Meeting in 2016 with the exception of Niel Ellerbrook who was ill.

Code of Conduct and Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that sets forth important Company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all our Directors and employees, including the Company’s CEO, Chief Financial Officer and Controller. In addition, the Board has adopted the Code of Ethics for CEO and Senior Financial Officers that supplements the Code of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for CEO and Senior Financial Officers applies to the Company’s CEO, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers are available on our website at www.oldnational.com. We will post any material amendments to, or waivers from, our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers on our website within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established confidential procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

The Code of Business Conduct and Ethics addresses, among other things, the following topics: working with integrity; personal conduct; honesty and fair dealing; compliance with laws, rules and regulations (including federal securities laws); conflicts of interest; corporate opportunities; protection and proper use of Company assets; protecting confidential information; and the reporting of any illegal or unethical behavior.

Corporate Governance Guidelines

The Board has adopted the Corporate Governance Guidelines that, along with the Company’s corporate charter, By-Laws and charters of the various committees of the Board, provide the foundation for the Company’s governance. Among other things, our Corporate Governance Guidelines set forth the:

•	minimum qualifications for Directors;

•	independence standards for Directors;

•	responsibilities of Directors;

•	majority voting policy applicable to Director elections;

•	committees of the Board;

•	access of Directors to the officers and employees of the Company;

•	Directors’ compensation and expense reimbursement;

•	procedures for Director orientation and development;

•	procedures for an annual review of the CEO and management succession planning;

•	stock ownership guidelines for executives and Directors;

•	bonus recoupment or “clawback” policy;

•	procedures for an annual self-evaluation of the Board; and

•	content of the Company’s Code of Business Conduct and Ethics.

Communications from Shareholders to Directors

The Board believes that it is important that a direct and open line of communication exist between the Board and the Company’s shareholders and other interested parties. Consequently, the Board has adopted the procedures described in the following paragraph for communications to Directors.

Any shareholder or other interested party who desires to contact Old National’s Chairman or the other members of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718. Communications received are distributed to the Lead Director or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, then the Corporate Secretary will forward them to the Chairman of the Audit Committee for review.

Policy Regarding Consideration of Director Candidates Recommended by Shareholders

The Company’s nomination procedures for Directors are governed by its By-Laws. Each year the Corporate Governance and Nominating Committee makes a recommendation to the entire Board regarding nominees for election as Directors. The Corporate Governance and Nominating Committee will review suggestions from shareholders regarding nominees for election as Directors. All such suggestions from shareholders must be submitted in writing to the Corporate Governance and Nominating Committee at the Company’s principal executive office not less than 120 days in advance of the date of the annual or special meeting of shareholders at which Directors are to be elected. All written suggestions of shareholders must set forth:

•	the name and address of the shareholder making the suggestion;

•	the number and class of shares owned by such shareholder;

•	the name, address and age of the suggested nominee for election as Director;

•	the nominee’s principal occupation during the five years preceding the date of suggestion;

•	all other information concerning the nominee as would be required to be included in the proxy statement used to solicit proxies for the election of the suggested nominee; and

•	such other information as the Corporate Governance and Nominating Committee may reasonably request.

Consent of the suggested nominee to serve as a Director of the Company, if elected, must also be included with the written suggestion.

In seeking individuals to serve as Directors, the Corporate Governance and Nominating Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. Directors should have an active interest in the business of the Company, possess a willingness to represent the best interests of all shareholders, be able to objectively appraise management performance, possess the highest personal and professional ethics, integrity and values, and be able to comprehend and advise management on complicated issues that face the Company and Board.

Directors should also demonstrate achievement in one or more fields of business or professional, governmental, communal, scientific or educational endeavors. Directors are expected to have sound judgment, borne of management or policy making experience that demonstrates an ability to function effectively in an oversight role. In addition, Directors should have a general appreciation regarding major issues facing public companies of a size and operational scope similar to that of the Company. These issues include contemporary governance concerns, regulatory obligations of an SEC reporting financial holding company, strategic business planning and basic concepts of corporate finance.

The Company does not currently have a formal diversity policy. However, the Corporate Governance Guidelines state that the Board seeks members with diverse professional backgrounds. The Board also annually reviews the requisite skills and characteristics of Board members as well as the composition of the Board as a whole. The annual assessment includes a review of the skills, experience and diversity of the Board in the context of the needs of the Board.

Determination with Respect to the Independence of Directors

It is the policy of the Board that a majority of its members be independent from management, and the Board has adopted Director Independence Standards that meet the listing standards of the NASDAQ. These Independence Standards are included in our Corporate Governance Guidelines which can be viewed under the Investor Relations/Corporate Governance link on the Company’s website at www.oldnational.com.

In accordance with our Corporate Governance Guidelines, the Board undertook its annual review of Director independence. During this review, the Board considered any and all commercial and charitable relationships of Directors, including transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries. Following the review, the Board affirmatively determined, by applying the Director Independence Standards contained in the Corporate Governance Guidelines, that each of our Directors nominated for election at this Annual Meeting is independent of the Company and its management in that none has a direct or indirect material relationship with the Company, with the exception of Robert G. Jones.

The independent Directors of the Company are Alan W. Braun, Niel C. Ellerbrook, Andrew E. Goebel, Jerome F. Henry, Jr., Phelps L. Lambert, Arthur H. McElwee, Jr., James T. Morris, Randall T. Shepard, Rebecca S. Skillman, Kelly N. Stanley, Derrick J. Stewart, Katherine E. White and Linda E. White. The only non-independent Director is CEO Robert G. Jones. Mr. Jones is considered an inside Director because of his employment as CEO of the Company.

In addition, all members of the Audit Committee, the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee satisfy the standards of independence applicable to members of such committees established under applicable law, the listing requirements of the NASDAQ and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines.

Determination with respect to Director Qualifications

Members of the Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to shareholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. In seeking individuals to serve as Directors, the Corporate Governance & Nominating Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise. The Directors of the Company have an active interest in the business of the Company and possess a willingness to represent the best interests of all shareholders without favoring or advancing any particular shareholder or other constituency of the Company. The Directors are able to objectively appraise management performance, and they possess the highest personal and professional ethics, integrity and values, and are able to comprehend and advise management on complicated issues that face the Company and Board.

In addition to the general skills stated above, the Directors do not have any interests that would materially impair their ability to exercise independent judgment, or otherwise discharge the fiduciary duties owed as a Director to the Company and its shareholders. As stated on pages 18 through 24, our Directors have demonstrated significant achievement and generally have significant management experience in one or more fields of business, professional, governmental, communal, and educational endeavors. We believe that our Directors’ extensive management or policy-making experience provides them with the skills and judgment necessary to function effectively in an oversight role. Given the tenure of most of the Directors on our Board, they have a general appreciation regarding major issues facing public companies.

Committees of our Board

The following table lists the current membership of the Company’s standing Board Committees.

Director	Audit	Compensation and Management Development	Corporate Governance and Nominating	Funds Management	Enterprise Risk	Community and Social Responsibility	Finance and Corporate Development
Alan W. Braun				X	X		Chair
Niel C. Ellerbrook		Chair	X				X
Andrew E. Goebel	Chair			X	X		X
Jerome F. Henry, Jr.	X			X
Robert G. Jones
Phelps L. Lambert	X		X	Chair			X
Arthur H. McElwee, Jr.	X			X
James T. Morris		X				X
Randall T. Shepard		X				X
Rebecca S. Skillman		X	Chair				X
Kelly N. Stanley	X		X			Chair
Derrick J. Stewart		X				X
Katherine E. White				X	X
Linda E. White					Chair	X	X

The members of the Company’s Board are elected to various committees. The standing committees of the Board include an Audit Committee, a Compensation and Management Development Committee, a Corporate Governance and Nominating Committee, a Funds Management Committee, an Enterprise Risk Committee, a Community and Social Responsibility Committee and a Finance and Corporate Development Committee.

The current members of the Audit Committee are Andrew E. Goebel (Chairman), Jerome F. Henry, Jr., Phelps L. Lambert, Arthur H. McElwee, Jr. and Kelly N. Stanley. The Audit Committee held eight meetings during 2016. The functions of the Audit Committee are described under “Report of the Audit Committee” on page 79. The Audit Committee has adopted a written charter which has been approved by the Board.

The current members of the Corporate Governance and Nominating Committee are Rebecca S. Skillman (Chairperson), Niel C. Ellerbrook, Phelps L. Lambert, and Kelly N. Stanley. The Corporate Governance and Nominating Committee met four times in 2016. The functions of the Corporate Governance and Nominating Committee are described under “Report of the Corporate Governance and Nominating Committee and Other Board Matters” on page 6. The Corporate Governance and Nominating Committee has adopted a written charter which has been approved by the Board.

The current members of the Compensation and Management Development Committee are Niel C. Ellerbrook (Chairman), James T. Morris, Randall T. Shepard, Rebecca S. Skillman and Derrick J. Stewart. The Compensation and Management Development Committee met five times during 2016. The functions of the Compensation and Management Development Committee are described under “Scope of Responsibilities” on page 6. The Compensation and Management Development Committee has adopted a written charter which has been approved by the Board.

The current members of the Enterprise Risk Committee are Linda E. White (Chairperson), Alan W. Braun, Andrew E. Goebel and Katherine E. White. The Enterprise Risk Committee met five times in

2016. The function of the Enterprise Risk Committee is to oversee the Company’s policies, procedures and practices relating to credit, operation and compliance risk. The Enterprise Risk Committee has adopted a written charter which has been approved by the Board.

The current members of the Community and Social Responsibility Committee are Kelly N. Stanley (Chairman), James T. Morris, Randall T. Shepard, Derrick Stewart and Linda E. White. The Community and Social Responsibility Committee met four times in 2016. The Community and Social Responsibility Committee has the responsibility to review the Company’s compliance with the Community Reinvestment Act, Fair Lending Practices, associate commitment and diversity, supplier diversity and the Company’s Affirmative Action Plan. The Community and Social Responsibility Committee also monitors the activities of the Old National Bank Foundation through which major charitable gifts from the Company are funded. The Community and Social Responsibility Committee has adopted a written charter which has been approved by the Board.

The current members of the Funds Management Committee are Phelps L. Lambert (Chairman), Alan W. Braun, Andrew E. Goebel, Jerome F. Henry, Jr., Arthur H. McElwee, Jr. and Katherine E. White. The Funds Management Committee met five times during 2016. The function of the Funds Management Committee is to monitor the balance sheet risk profile of the Company, including credit, interest rate, liquidity and capital risks. The Funds Management Committee is also responsible for reviewing and approving the investment policy for the Company. The Funds Management Committee has adopted a written charter which has been approved by the Board.

The current members of the Finance and Corporate Development Committee are Alan W. Braun (Chairman), Niel C. Ellerbrook, Andrew E. Goebel, Phelps L. Lambert, Rebecca S. Skillman and Linda E. White. The Committee met nine times in 2016. The function of the Finance and Corporate Development Committee is to review management’s financial forecasts, goals and budget and to monitor and provide appropriate feedback concerning the financial performance of the Company, overseeing the mergers and acquisition activity, as well as other strategic corporate development opportunities of the Company. The Finance and Corporate Development Committee has adopted a written charter which has been approved by the Board.

2016 Work of the Corporate Governance and Nominating Committee

During the year, the Corporate Governance and Nominating Committee (“Governance Committee”) evaluated each Board member’s committee assignments in light of the applicable qualification requirements, including additional independence requirements of certain committees. Based upon this evaluation, the Governance Committee did not recommend any changes to the committee composition and leadership for 2017.

As required by the Governance Committee’s Charter, which is posted on the Company’s website at

www.oldnational.com, the Governance Committee conducted an annual review of the Corporate Governance Guidelines applicable to the full Board. Based upon that review, the Governance Committee concluded that no modifications were advisable. The current Corporate Governance Guidelines are posted on the Company’s website at www.oldnational.com.

At its January 28, 2016 meeting, the Chair of the Governance Committee and Board administered the annual Board performance evaluation process pursuant to which the Board reviews its performance. The Board also reviewed the independence of Board members and determined that all the members of the Board were independent, with the exception of Robert Jones, who serves as Chairman and CEO of the Company.

At a March 14, 2016 meeting, the Board revised its Corporate Governance Guidelines to institute the position of Lead Director. The Board also approved changes to the Governance Committee Charter to empower the Governance Committee to recommend to the Board the appointment of a Lead Director. The Board also appointed Robert G. Jones to serve as Chairman of the Board in addition to CEO, effective at the Annual Meeting of Shareholders held on May 12, 2016. The Board appointed Rebecca Skillman to serve as Lead Director, effective at the Annual Meeting of Shareholders held on May 12, 2016.

The Governance Committee continued its work in 2016 to oversee the CEO succession planning and leadership development process for potential CEO candidates and retained Russell Reynolds Associates to assist in the development of candidates.

Decisions regarding our non-employee director compensation program are approved by our full board of directors based on recommendations by the Governance Committee. In making such recommendations, the Governance Committee takes into consideration the director compensation practices of peer companies and whether such recommendations align with the interests of our shareholders. The Governance Committee reviews the total compensation of our non-employee directors and each element of our director compensation program on a regular basis.

The Governance Committee also engaged Pearl Meyer and Partners, LLC, (“Pearl Meyer”) the compensation consultant retained by the Company’s Compensation and Management Development Committee, to provide analysis and advice to the Committee and Board with respect to Director compensation. Pearl Meyer noted that the Company has a higher number of committees than most peer companies (see peer companies listed on page 44) which require the Company’s directors to invest increased time and energy in serving on the Board and committees. Pearl Meyer also noted that it is a challenge to recruit and retain highly-qualified directors who are willing to shoulder an escalating workload and the time commitment required for board service, particularly in a highly-regulated industry. It was because of these issues, and the fact that the average director pay at the Company was below the median of peers, that Pearl Meyer recommended enhancements to the director compensation structure at the Company.

At the January 26, 2017 meeting of the Board of Directors, the Directors voted to make the following minor changes to the annual retainer for Board members and changes to the Committee chair and Committee member retainers in order to align director compensation more competitively to between the 25th and 50th percentile of peers:

•	The annual Board cash retainer was increased to $40,000 from $35,000

•	The annual Board equity grant value was increased to $40,000 from $35,000

•	The Audit Committee chair retainer was increased from $12,000 to $15,000 and the Compensation and Management Development Committee chair retainer was increased from $10,000 to $12,000

•	The chair retainer for all other committees was increased from $8,000 to $10,000

•

The Audit Committee member retainer was increased from $6,000 to $7,500 and the Compensation and Management Development Committee and Enterprise Risk Committee member retainers were increased from $5,000 to $6,000

•	The member retainer for all other committees was increased from $4,000 to $5,000

•	The Lead Director was provided a $25,000 premium over and above the fees paid to her for membership on committees on which she serves, resulting in a total payment of $126,000, an increase of $6,000.

Availability of Corporate Governance Documents

The Company’s Corporate Governance Guidelines (including the Director Independence Standards), Board committee charters for the Audit Committee, Corporate Governance and Nominating Committee, and the Compensation and Management Development Committee, as well as the Code of Business Conduct and Ethics, and the Code of Ethics for CEO and Senior Financial Officers can be viewed under the Investor Relations/Corporate Governance link on the Company’s website at www.oldnational.com. These documents, as well as charters for all the Company’s Board committees, are available in print to any interested party who requests them by writing to: Corporate Secretary, Old National Bancorp, P.O. Box 718, Evansville, IN 47705-0718.

Risk Oversight

The entire Board is involved in overseeing risk associated with the Company. The charters of certain committees of the Board assign oversight responsibility for particular areas of risk. The Board and its committees monitor risks associated with their respective principal areas of focus through regular meetings with management and representatives of outside advisors.

The following is a summary of oversight responsibility for particular areas of risk:

•	Audit Committee. Risks and exposures associated with accounting, financial reporting, tax and maintaining effective internal controls for financial reporting.

•	Enterprise Risk Committee. Credit, regulatory, operational, cybersecurity, enterprise and reputational risks, as well as litigation that may present material risk to the Company.

•

Corporate Governance and Nominating Committee. Risks associated with CEO succession planning, as well as corporate governance, including compliance with listing standards, committee assignments, conflicts of interest and director succession planning.

•	Funds Management Committee. Liquidity, capital and interest rate risks.

•	Compensation and Management Development Committee. Risks associated with the Company’s compensation programs and arrangements, including cash and equity incentive plans.

•

Community and Social Responsibility Committee. Risks associated with associate and customer commitment, the Community Reinvestment Act, fair lending, associate and supplier diversity and the Company’s Affirmative Action Plan.

•	Finance and Corporate Development Committee. Budgeting and forecasting oversight, management of budget risks and oversight of strategic acquisition opportunities of the Company.

Director Compensation

The Corporate Governance and Nominating Committee annually reviews and recommends the compensation for our non-employee Directors. No fees are paid to Directors who are also employees. As a starting point for its recommendations, the Corporate Governance and Nominating Committee uses the peer group compensation data prepared for the Compensation Committee by the Compensation Consultant. The Committee seeks to establish Board compensation that is competitive with the market practices within the Company’s Peer Group and geographic footprint.

For 2016, we paid each outside Director, with the exception of the Lead Director of the Board, an annual retainer of $70,000 for serving as a Director. Of this amount, we paid $35,000 in cash and $35,000 in the form of our stock. We paid the cash compensation in four equal quarterly payments and the stock retainer was paid in two equal installments in May and November.

For 2016, we paid the Lead Director of the Board a flat retainer of $120,000 with no additional committee chair or committee membership fees. Of this amount, we paid $75,000 in cash and $45,000 in the form of Company stock. We paid the Audit Committee Chairman an additional retainer of $12,000, the Compensation and Management Development Committee Chairman an additional $10,000, and other committee chairpersons an additional retainer of $8,000. In 2016, committee members of the Audit Committee received an additional retainer of $6,000. Committee members of the Compensation and Management Development Committee received retainers of $5,000 and all other committee members received retainers of $4,000. Robert G. Jones, Chairman and CEO of the Company, is the only inside Director on the Board and receives no compensation for his Directorship.

We maintain a nonqualified deferred compensation plan, known as the “Directors’ Deferred Compensation Plan,” for our non-employee Directors. A Director may defer 25%, 50%, 75%, or 100% of his or her cash compensation pursuant to the plan. We credit a Director’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation and Management Development Committee, or a combination of the two, as elected by the Director. For the market index fund, we use a Bloomberg index, which approximates the risk and return associated with a diversified high quality corporate bond fund.

All amounts paid under the plan are paid from our general assets and are subject to the claims of our creditors. In most circumstances, deferred amounts are not distributed to the Director until after termination of his or her service. In general, the Director may elect to receive his or her plan benefits in a lump sum or in annual installments over two to ten years.

The following table shows all outside Director compensation paid for 2016. Mr. Jones is not compensated as a Director, since employees who serve as Directors are not compensated for their service as a Director.

2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	Total ($)
(a)	(b)		(c)	(f)	(h)
Rebecca S. Skillman, Lead Director	59,500	(3)	39,981		99,481
Alan W. Braun	51,000	(4)	34,988		85,988
Larry E. Dunigan	37,500	(5)	22,492		59,992
Niel C. Ellerbrook	53,000	(6)	34,988		87,988
Andrew E. Goebel	59,000	(7)	34,988		93,988
Jerome F. Henry, Jr.	45,000	(8)	34,988		79,988
Phelps L. Lambert	57,000	(9)	34,988	96,278	188,266
Arthur H. McElwee, Jr.	45,000	(10)	34,988		79,988
James T. Morris	44,000	(11)	34,988		78,988
Randall T. Shepard	44,000	(12)	34,988		78,988
Kelly N. Stanley	53,000	(13)	34,988	228,653	316,641
Derrick J. Stewart	44,000	(14)	34,988		78,988
Katherine E. White	43,000	(15)	34,988	11,528	89,516
Linda E. White	51,000	(16)	34,988	231,700	317,688

(1) On May 6, 2016, Alan W. Braun, Niel C. Ellerbrook, Andrew E. Goebel, Jerome F. Henry, Jr., Phelps L. Lambert, Arthur H. McElwee, Jr., James T. Morris, Randall T. Shepard, Rebecca S. Skillman, Kelly N. Stanley, Derrick J. Stewart, Katherine E. White and Linda E. White each received 1,325 shares of Company stock at a closing stock price of $13.20 per share with a Grant Date Fair Value of $17,490.00, and Larry E. Dunigan received 1,704 shares of Company stock at a closing stock price of $13.20 per share with a Grant Date Fair Value of $22,492.80. On November 4, 2016, Alan W. Braun, Niel C. Ellerbrook, Andrew E. Goebel, Jerome F. Henry, Jr., Phelps L. Lambert, Arthur H. McElwee, Jr., James T. Morris, Randall T. Shepard, Kelly N. Stanley, Derrick J. Stewart, Katherine E. White and Linda E. White each received 1,216 shares of Company stock at a closing stock price of $14.39 with a Grant Date Fair Value of $17,498.24, and Rebecca S. Skillman received 1,563 shares of Company stock at a closing stock price of $14.39 per share with a Grant Date Fair Value of $22,491.57.

(2) The amounts specified in Column (f) are attributable entirely to earnings credits under our Directors Deferred Compensation Plan in excess of the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

(3) For the first half 2016, Ms. Skillman was paid under the regular director fee schedule. For the second half of 2016, she was paid under the Lead Director fee schedule. The totals above include $55,000 cash retainer, $2,500 retainer for membership on the Compensation and Management Development Committee for the first half of 2016, and $2,000 for membership on the Enterprise Risk Committee for the first half of 2016.

(4) Includes $35,000 cash retainer, $8,000 Finance and Corporate Development Committee Chair retainer, and $8,000 retainer for membership on the Enterprise Risk Committee and Funds Management Committee.

(5) Mr. Dunigan retired from the Board on May 12, 2016.

(6) Includes $35,000 cash retainer, $10,000 Compensation and Management Development Committee Chair retainer, and $8,000 retainer for membership on the Corporate Governance and Nominating Committee and Finance and Corporate Development Committee.

(7) Includes $35,000 cash retainer, $12,000 Audit Committee Chair retainer, and $12,000 retainer for membership on the Enterprise Risk Committee, Funds Management Committee and Finance and Corporate Development Committee.

(8) Includes $35,000 cash retainer, $6,000 for Audit Committee membership, and $4,000 for Funds Management Committee membership.

(9) Includes $35,000 cash retainer, $8,000 Funds Management Committee Chair retainer, $6,000 retainer for Audit Committee membership, and $8,000 retainer for membership on the Corporate Governance and Nominating Committee and Finance and Corporate Development Committee.

(10) Includes $35,000 cash retainer, $6,000 Audit Committee member retainer, and $4,000 Funds Management Committee retainer.

(11) Includes $35,000 cash retainer, $5,000 Compensation and Management Development Committee member retainer, and $4,000 retainer for membership on the Community & Social Responsibility Committee.

(12) Includes $35,000 cash retainer, $5,000 Compensation and Management Development Committee member retainer, and $4,000 retainer for membership on the Community & Social Responsibility Committee.

(13) Includes $35,000 cash retainer, $8,000 Community & Social Responsibility Committee chair retainer, $6,000 Audit Committee member retainer, and $4,000 Corporate Governance and Nominating Committee member retainer.

(14) Includes $35,000 cash retainer, $5,000 Compensation and Management Development Committee member retainer, and $4,000 retainer for membership on the Community & Social Responsibility Committee.

(15) Includes $35,000 cash retainer and $8,000 retainer for membership on the Enterprise Risk Committee and the Funds Management Committee.

(16) Includes $35,000 cash retainer, $8,000 Enterprise Risk Committee chair retainer, and $8,000 retainer for membership on the Community & Social Responsibility Committee and Finance and Corporate Development Committee.

Item 1:	Election of Directors

The first item to be acted upon at the Annual Meeting is the election of fourteen Directors to the Board of the Company. Each of the persons elected will serve a term of one year and until the election and qualification of his or her successor.

If any Director nominee named in this proxy statement shall become unable or decline to serve (an event which the Board does not anticipate), the persons named as proxies will have discretionary authority to vote for a substitute nominee named by the Board, if the Board determines to fill such nominee’s position. Unless authorization is withheld, the proxy, when properly validated, will be voted “FOR” the election as Directors of all the nominees listed in this proxy statement.

The By-Laws of the Company currently provide for the Board to be comprised of 15 Directors. The Board currently contemplates taking action to either reduce the size of the Board to 14 persons or to fill the vacancy. The proxies may not be voted for a greater number of persons than are presently nominated as Directors.

Pages 18 through 26 contain the following information with respect to each Director nominee of the Company: name; principal occupation or business experience for the last five years; skills and other qualifications to serve on the Board; age; the year in which the nominee or incumbent Director first became a Director of the Company; the number of shares of common stock of the Company beneficially owned by the nominee or incumbent Director as of February 21, 2017; and the percentage that the shares beneficially owned represent of the total outstanding shares of the Company as of February 21, 2017. The number of shares of common stock of the Company shown as being beneficially owned by each Director nominee or incumbent Director includes those over which he or she has either sole or shared voting or investment power.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation and other business affiliations.

Nominees for Director to be Elected

Alan W. Braun

Mr. Braun, 72, was elected to the Board in 1988. He is a member of the Funds Management Committee, Enterprise Risk Committee, and serves as Chairman of the Finance and Corporate Development Committee.

Mr. Braun brings to the Board, among other skills and qualifications, 45+ years as a construction executive with Industrial Contractors, Inc., a Top 400 Contractor, where he served as Chairman and CEO from 2009 to 2011, and Chairman, President and CEO from 2003 to 2009. On December 28, 2011, Industrial Contractors, Inc. was acquired by Skanska USA. Mr. Braun is currently serving as Senior Advisor to Industrial Contractors Skanska. He is a partner or officer in several family real estate companies. Mr. Braun also has management experience and an in-depth knowledge of finance, as well as banking, due to his lengthy tenure on the Company’s Board.

Mr. Braun holds a BBA in Accounting from the University of Notre Dame. Mr. Braun is a director of Koch Enterprises, Inc. He served as Chairman of the Board of Trustees of the University of Evansville, and he has served in leadership positions for numerous nonprofit and civic organizations.

Niel C. Ellerbrook

Mr. Ellerbrook, 68, was elected to the Board in 2002. He is Chairman of the Compensation and Management Development Committee and serves on the Corporate Governance and Nominating Committee and the Finance and Corporate Development Committee. From 2000 to 2010, he served as Chairman and CEO of Vectren Corporation, an Evansville, Indiana based publicly traded company. After his retirement in 2010 he served as Vectren’s non-executive Chairman until May 11, 2011 and served as a director on Vectren’s board until May 2015.

Mr. Ellerbrook brings to the Board, among other skills and qualifications, a 30+ year management career in the energy industry. He also has significant experience as a senior executive of a large public company and significant experience in finance.

Mr. Ellerbrook holds a BS in Accounting from Ball State University. Mr. Ellerbrook serves on the Board of Trustees of the University of Evansville and has served in leadership positions for numerous nonprofit and civic organizations.

Andrew E. Goebel

Mr. Goebel, 69, was elected to the Board in 2000. He is Chairman of the Audit Committee and is an “Audit Committee Financial Expert” as defined by the SEC. He is a member of the Funds Management Committee, the Finance and Corporate Development Committee and the Enterprise Risk Committee. Mr. Goebel has served as a financial and management consultant since 2003.

Mr. Goebel brings to the Board, among other skills and qualifications, a 34-year career in the energy industry where he served in various capacities including President and Chief Operating Officer of Vectren Corporation from where he retired in 2003. He also has significant experience as a senior executive of a large public company and significant experience in finance.

Mr. Goebel holds a BSBA and an MBA from the University of Evansville. He serves as a director of various privately-held companies headquartered in Southwest Indiana, including Brake Supply Company, Inc., South Central, Inc. and Community Natural Gas Company, Inc. He also serves as a director of Indiana-American Water Company, headquartered in Greenwood, Indiana, a wholly-owned subsidiary of American Water Works Company, the largest publicly traded water utility in the country. He is a member of the Board of Trustees of the University of Evansville and serves in leadership positions for numerous other nonprofit and civic organizations.

Jerome F. Henry, Jr.

Mr. Henry, 66, was elected to the Board in 2014. He is a member of the Audit Committee and the Funds Management Committee. Mr. Henry is owner and President of Midwest Pipe & Steel, Inc., a company he founded in 1972 which specializes in steel sales and service, industrial scrap and steel brokerage. He served as a member of the former Tower Bank & Trust Board of Directors from 1999 to 2014. He is a life-long entrepreneur with ownership interests in numerous business enterprises including start-ups and recent turnarounds. Mr. Henry is also president of Paragon Tube Corporation, a manufacturer of steel tubing, headquartered in Fort Wayne, Indiana. He also serves as President of Hartzell Realty Corporation.

Mr. Henry brings to the Board, among other skills and qualifications, extensive experience in management and finance as well as 15 years serving on the Board of Directors of Tower Bank & Trust.

Mr. Henry has been active throughout his business career in various philanthropic activities and has served on the boards of numerous non-profit organizations. He is currently active with Bishop Luers High School, St. Anne Home, St. Joseph Community Health Foundation, Big Brothers Big Sisters and the Fort Wayne Urban Enterprise Association Board.

Robert G. Jones

Mr. Jones, 60, was elected to the Board in 2004 when he became President and CEO of the Company. Mr. Jones was elected as Chairman of the Board effective May 12, 2016. Prior to joining Old National, Mr. Jones served for 25 years at KeyCorp, with his last assignment as CEO of McDonald Investments Inc., the KeyCorp business unit that provides brokerage, capital markets, insurance, investment banking, and asset management services.

Mr. Jones brings to the Board, among other skills and qualifications, extensive bank management experience derived from working over 35 years in the banking industry. Mr. Jones’ strong leadership skills, extensive banking experience and knowledge of the Company and its products and services is tremendously valuable to the Board. Mr. Jones also brings to the Board a broad strategic vision for the Company, and the Board believes this is valuable in developing and implementing the Company’s strategic growth initiatives.

Mr. Jones holds a BA in Political Science and Business Administration from Ashland University. He served two three-year terms on the Federal Reserve Bank of St. Louis Board of Directors from 2008 to 2013.

He currently serves as a member of the Board of Trustees of the University of Evansville and serves on the Board of Vectren Corporation. Mr. Jones also serves in leadership positions for numerous other nonprofit and civic organizations.

Phelps L. Lambert

Mr. Lambert, 69, was elected to the Board in 1990. He is Chairman of the Funds Management Committee and a member of the Audit Committee, the Corporate Governance and Nominating Committee, and the Finance and Corporate Development Committee. Since 1992, Mr. Lambert has served as Managing Partner of Lambert and Lambert, an investment partnership.

Mr. Lambert brings to the Board, among other skills and qualifications, financial and legal expertise as well as 14+ years serving as COO/CEO of Farmers Bank & Trust Company in Henderson, Kentucky.

Mr. Lambert holds a BA in Political Science from Brown University and a Juris Doctorate from the University of Kentucky. He is a member of the Kentucky Bar Association.

Arthur H. McElwee, Jr.

Mr. McElwee, 74, was elected to the Board in 2007. He is a member of the Audit Committee and Funds Management Committee. Mr. McElwee has served as Chairman of Toefco Engineered Coating Systems, Inc., an industrial coatings application company, since 2008, and as Chairman and President of Toefco from 1994 to 2008. He has served as a Partner in Rosenthal Partners Capital Advisors, LLC, a private investment company, since 2009.

Mr. McElwee brings to the Board, among other skills and qualifications, extensive experience in management, finance and the banking industry. Mr. McElwee’s banking career began in 1962 with the former First National Bank of Bloomington, Indiana. In 1974, he became President of the former St. Joseph Bank and Trust Company in South Bend, Indiana. This bank became Trustcorp Bank in 1988 and Society Bank, Indiana following a subsequent merger whereby Mr. McElwee served as Chairman and Chief Executive Officer. In 1991, Mr. McElwee became President of Goshen Rubber Company, Inc. in Goshen, Indiana.

Mr. McElwee served as founder and Director of St. Joseph Capital Bancorp in Mishawaka, Indiana from 1997 to 2007 when it merged with Old National. Mr. McElwee serves as a Partner in McElwee Real Estate, LLC.

James T. Morris

Mr. Morris, 73, was elected to the Board in October of 2010. He is a member of the Compensation and Management Development Committee and the Community and Social Responsibility Committee.

Mr. Morris currently serves as Vice Chairman of Pacers Sports & Entertainment, a professional basketball and building management company. Previously, he was President of Pacers Sports & Entertainment from 2007 to 2015. From 2002 to 2007, he served as Executive Director of the United Nations World Food Programme, the largest humanitarian agency in the world addressing world hunger. From 1989 to 2002, Mr. Morris served as Chairman and CEO of IWC Resources Corporation and its principal subsidiary, Indianapolis Water Company. IWC Resources Corporation was a publicly-traded holding company with 2,500 employees in the water utility/utility services industry. From 1973 to 1989, he served in various executive positions, including President of Lilly Endowment, Inc., a private philanthropic foundation. He also served as Administrative Assistant and Chief of Staff in the Office of the Mayor, City of Indianapolis from 1967 to 1973. From 1965 to 1967 he was involved in the training program and correspondent and consumer banking for American Fletcher National Bank. He served as a director of One America Mutual Insurance until December 2016, and is currently a director of the Strategic Policy Board of Elanco, a director of Hulman and Company and the Indianapolis Motor Speedway, and a member of the Advisory Board for Indianapolis Power and Light.

Mr. Morris brings to the Board, among other skills and qualifications, extensive experience in management and leadership with various companies and other philanthropic organizations. He also has extensive experience as a senior executive of a large public company.

Mr. Morris holds a Bachelor of Arts Degree in political science from Indiana University and an MBA in business administration from Butler University.

Mr. Morris serves in leadership positions for numerous nonprofit and civic organizations.

Randall T. Shepard

Mr. Shepard, 70, was elected to the Board in 2012. He is a member of the Compensation and Management Development Committee and of the Community and Social Responsibility Committee. He served twenty-five years as Chief Justice of the Indiana Supreme Court, until his departure in 2012. He brings to the board the experiences of a career in public sector management, as well as extensive leadership in the non-profit world.

Mr. Shepard served as Executive in Residence at the Public Policy Institute of Indiana University’s School of Public and Environmental Affairs from 2012 to 2014. He currently serves as a Senior Judge in the Indiana Court of Appeals.

During 2014-2015, Mr. Shepard was Interim General Counsel of CFA Institute, which educates and tests professionals in investment and finance, conferring the world’s leading credential in those fields.

During his judicial career, Judge Shepard served as President of the Conference of Chief Justices and as Chairman of the National Center for State Courts. He was also President of the Appellate Judges Conference, representing seven hundred state and federal judges in the American Bar Association.

Mr. Shepard’s leading avocation has been historic preservation. He was a trustee of the National Trust for Historic Preservation for eleven years and served as Chairman of Indiana Landmarks, Inc. In each of these and other roles, he has acquired some experience in the field of real estate. He has likewise served on many other non-profit boards, including terms as President of The Lampion Center, a family counseling organization based in Evansville.

Mr. Shepard earned an A.B. degree cum laude from Princeton University, his J.D. from the Yale Law School, and an LL.M. from the University of Virginia School of Law.

Rebecca S. Skillman

Ms. Skillman, 66, was elected to the Board in 2013 and serves as the Company’s Lead Director. She is Chairperson of the Corporate Governance and Nominating Committee and is a member of the Compensation and Management Development Committee and the Finance and Corporate Development Committee. Ms. Skillman currently serves as Chairman of the Board for Radius Indiana, an economic development regional partnership which represents Crawford, Daviess, Dubois, Greene, Lawrence, Martin, Orange, and Washington Counties in South Central Indiana. She previously served as Senior Advisor of Radius Indiana from July 2016 to December 2016 and she served as CEO of Radius Indiana from February 2013 to July 2016. She serves as co-chair of the Indiana Bicentennial Commission.

Ms. Skillman served as the 49th Lieutenant Governor of the State of Indiana from 2005 to 2013 where in addition to her legislative duties as President of the Indiana Senate, she was responsible for leading the Office of Tourism Development, Energy Group and Indiana Housing and Community Development Authority. She chaired the Indiana Counter Terrorism and Security Council, the intergovernmental entity responsible for homeland security. She also served as the Secretary of Agriculture and Rural Development under the state’s Department of Agriculture and Office of Rural Affairs.

Ms. Skillman has enjoyed a lifelong career in public service, having served in the Indiana Senate from 1992 to 2004. She brings to the board expertise and leadership in economic development, administration, community involvement, governmental and political affairs and civil service.

Ms. Skillman earned an Associate’s degree/business concentration from Indiana Wesleyan University.

Kelly N. Stanley

Mr. Stanley, 73, was elected to the Board in 2000. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee, and serves as Chairman of the Community and Social Responsibility Committee. Mr. Stanley has held leadership roles in the healthcare industry for 30+ years. In 2009, he retired as President and CEO of Cardinal Health System, Inc. His career also includes several years of service as Chairman of Ball Memorial Hospital, Inc., a health services provider, and Vice Chairman of Cardinal Health System, Inc. He was President of BMH Foundation, Inc., a non-profit foundation from 2005 to 2007. Mr. Stanley’s professional career includes nine years of practicing law and 15 years as in-house general counsel. He served as CEO of Ontario Corporation, a privately-held international manufacturing and technology company headquartered in Muncie, Indiana for 10 years.

Mr. Stanley brings to the Board, among other skills and qualifications, extensive business and legal skills that assist the Board in fulfilling its oversight role of management.

Mr. Stanley holds a BS in Business from Miami University (Oxford, Ohio) and a JD from the Indiana University School of Law. Mr. Stanley served as Chairman of American National Bank at the time of its merger with Old National Bank. For over 10 years he served in various board leadership roles with the United States Chamber of Commerce, including as Chairman of that organization from 1999 to 2000. He is a director of the United States Chamber Foundation. Additionally, Mr. Stanley has served in leadership positions for numerous non-profit and civic organizations.

Derrick J. Stewart

Derrick J. Stewart, 39, was elected to the Board in 2015. He is a member of the Compensation and Management Development Committee and the Community and Social Responsibility Committee. Mr. Stewart has served as Chief Executive Officer of the YMCA of Southwestern Indiana since 2009, and in various other capacities, including Chief Development Officer and Chief Operating Officer, since 2005.

Mr. Stewart brings to the Board, among other skills and qualifications, prior banking experience as a loan officer of the Company and extensive experience in managing a nonprofit entity in one of the Company’s largest markets. Mr. Stewart is deeply committed to supporting and encouraging the development of a healthier and more vibrant community, and providing opportunities for young people from all walks of life to achieve their potential. Mr. Stewart is a past member of the YMCA of the USA National Board of Directors, where he served on the Financial Development Committee and the International Committee, and is past chair of the YMCA of the USA Small and Midsize YMCA Cabinet. He is past President of the Board of the Evansville Regional Airport Authority, and the Public Education Foundation of Evansville, Inc. He is a member of the Regional Board of Trustees for Ivy Tech Community College, the YMCA Employee Benefits Board and the Evansville Christian School Board. Mr. Stewart worked as a commercial loan officer for Old National Bank from 2004 to 2005.

Mr. Stewart is a graduate of the Indiana University Kelley School of Business with a degree in Business and Finance.

Katherine E. White

Katherine E. White, 50, was elected to the Board in 2015. She is a member of the Funds Management Committee and Enterprise Risk Committee. Ms. White is a Colonel in the U.S. Army, currently serving in the Michigan Army National Guard as the Command Judge Advocate for the 46th Military Police Command in Lansing, Michigan, since 2015. She is also currently a Professor of Law at Wayne State University Law School in Detroit, Michigan, where she has taught full-time since 1996. Ms. White is also a Regent with the University of Michigan Board of Regents, and she has served in that capacity since 1998.

Ms. White brings to the Board, among other skills and qualifications, extensive experience in law, education, government and military affairs. From 1995 to 1996, Ms. White was a Judicial Law Clerk to the Honorable Randall R. Rader, Circuit Judge U.S. Court of Appeals for the Federal Circuit. From 2000 to 2002, she was appointed by the Secretary of Commerce to serve on the United States Patent and Trademark Office Patent Public Advisory Committee. She was also appointed by the Secretary of Agricultural to the U.S. Department of Agriculture’s Plant Variety Protection Office Advisory Board serving from 2004 to 2008, 2010 to 2012 and 2015 to the present.

Ms. White received her B.S.E. Degree in Electrical Engineering and Computer Science from Princeton University, a J.D. Degree from the University of Washington, a LL.M. Degree from the George Washington University Law School, and a Master’s Degree in Strategic Studies from the U.S. Army War College. In addition, Ms. White is a Fulbright Senior Scholar, a White House Fellow from 2001 to 2002, and a Registered Patent Attorney.

Linda E. White

Ms. White, 67, was elected to the Board in 2008. She is Chairperson of the Enterprise Risk Committee and is a member of the Community and Social Responsibility Committee and the Finance and Corporate Development Committee. Ms. White has served as an administrator at Deaconess Hospital since 1985. Since 2004, she has served as President and CEO for Deaconess Health System, Inc. which includes six acute care hospitals in southwest Indiana. In October 2016, Ms. White announced that she will retire as President and CEO of Deaconess Health System, Inc. effective June 30, 2017, and will continue to serve as President Emerita from July 1, 2017 through June 30, 2018.

Ms. White brings to the Board, among other skills and qualifications, extensive experience in management and leadership in the healthcare industry.

Ms. White holds a BS in Nursing and an MBA from the University of Evansville, and a BS in Applied Mathematics from Indiana State University. She is a fellow in the American College of Healthcare Executives. She serves on the board of Deaconess Hospital and Deaconess Health System. She is past Chairman of the Board of Indiana Hospital Association and VHA Central. She serves on the board of the Boys and Girls Club and is a member of the Board of Trustees of the University of Evansville and Rose-Hulman Institute of Technology.

Our Board unanimously recommends that you vote “FOR” the election of the fourteen candidates for Director.

COMMON STOCK BENEFICIALLY OWNED

BY DIRECTORS AND EXECUTIVE OFFICERS

The following table and accompanying footnotes set forth information concerning the beneficial ownership of the shares of common stock of the Company as of February 21, 2017, by (i) each person or entity known by us to own beneficially more than 5% of our Common Stock; (ii) each Director and Named Executive Officer; and (iii) all Directors and Executive Officers as a group.

Name of Person	Number of Shares Beneficially Owned(1)		Percent of Common Stock
BlackRock, Inc.	15,619,149	(2)	11.6%
The Vanguard Group, Inc.	11,868,987	(3)	8.79%
Dimensional Fund Advisors LP	10,321,691	(4)	7.65%
Alan W. Braun	416,014	(5)	*
Niel C. Ellerbrook	66,742	(6)	*
Andrew E. Goebel	42,274	(7)	*
Jerome F. Henry, Jr.	284,818	(8)	*
Robert G. Jones	491,373	(9)	*
Jeffrey L. Knight	88,899	(10)	*
Phelps L. Lambert	177,232	(11)	*
Arthur H. McElwee, Jr.	52,914	(12)	*
Daryl D. Moore	79,906	(13)	*
James T. Morris	24,699		*
James C. Ryan III	92,632	(14)	*
Randall T. Shepard	22,687		*
James A. Sandgren	94,574	(15)	*
Rebecca S. Skillman	11,516		*
Kelly N. Stanley	41,362	(16)	*
Derrick J. Stewart	3,888		*
Katherine E. White	4,893		*
Linda E. White	54,770	(17)	*
Christopher A. Wolking	116,999	(18)	*
Directors and Executive Officers as a Group (24 persons)	2,422,616		1.79%

*	Less than 1%

(1)	Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting and sole investment power with respect to the shares shown in the table to be owned by that person.

(2)

BlackRock, Inc. reported beneficial ownership in a Schedule 13G/A filed with the SEC on January 11, 2017. The Schedule 13G/A reported that BlackRock, Inc. has sole voting power over 15,330,428 shares and sole dispositive power over 15,619,149 shares. BlackRock, Inc. is located at 55 E. 52nd Street, New York, NY 10055.

(3)

The Vanguard Group, Inc. reported beneficial ownership in a Schedule 13G filed with the SEC on February 9, 2017. The Schedule 13G reported that The VanGuard Group, Inc. has sole voting power over 159,305 shares, shared voting power over 13,537 shares, sole dispositive power over 11,703,118 shares, and shared dispositive power over 165,869 shares. The VanGuard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Dimensional Fund Advisors LP reported beneficial ownership in a Schedule 13G filed with the SEC on February 9, 2017. The Schedule 13G reported that Dimensional Fund Advisors LP has sole voting power over 9,978,427 shares and sole dispositive power over 10,321,691 shares. Dimensional Fund Advisors LP is located at 6300 Bee Cave Road, Austin, Texas 78746.

(5)

Includes 316 shares held by Alan W. and Sharon A. Braun. Also includes 2,835 shares held in The Braun Investment Partnership, L.P. of which Mr. Braun is a general partner and 31,431 shares held in the MAB Family Trust. Mr. Braun disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.

(6)	Includes 1,485 shares held by Karen Ellerbrook, Mr. Ellerbrook’s spouse.

(7)	Includes 4,540 shares held by Darlene Goebel, Mr. Goebel’s spouse.

(8)	Includes 131,195 shares held by Jerome & Rebecca Henry.

(9)

Includes 49,000 shares issued to Mr. Jones upon exercise of outstanding stock options immediately exercisable. Also includes 203,600 shares of performance-based restricted stock, and 59,862 shares of phantom stock in the ONB Deferred Compensation Plan.

(10)	Includes 29,250 shares of performance-based restricted stock, and 6,501 shares of service-based restricted stock.

(11)	Includes 12,765 shares held by Carol M. Lambert, Mr. Lambert’s spouse. Also includes 14,280 shares of phantom stock in the ONB Deferred Compensation Plan.

(12)	Includes 2,044 shares held by Mrs. McElwee, Mr. McElwee’s spouse and 300 shares held in custodial name for six individual grandchildren.

(13)	Includes 29,250 shares of performance-based restricted stock and 6,501 shares of service-based restricted stock.

(14)	Includes 38,250 shares of performance-based restricted stock and 10,001 shares of service-based restricted stock.

(15)	Includes 43,500 shares of performance-based restricted stock and 9,834 shares of service-based restricted stock.

(16)	Includes 252 shares held by Donna M. Stanley, Mr. Stanley’s spouse.

(17)	Includes 33,957 shares of phantom stock in the ONB Deferred Compensation Plan.

(18)	Includes 38,250 shares of performance-based restricted stock, 8,084 shares of service-based restricted stock, and 5,788 shares of phantom stock in the ONB Deferred Compensation Plan.

Executive Officers of the Company

The executive officers of the Company are listed in the table below. Each officer serves a term of office of one year and until the election and qualification of his or her successor.

Name	Age	Office and Business Experience
Robert G. Jones	60	Chairman, CEO and Director of the Company since May 2016. Previously, President, CEO and Director of the Company from 2004 to 2016. CEO of McDonald Investments, Inc., a subsidiary of KeyCorp, from September 2001 to September 2004, and Executive Vice President of KeyCorp from December 1999 to September 2001.

James A. Sandgren	50	President and Chief Operating Officer since May 2016. Previously, Executive Vice President and Chief Banking Officer of the Company from April 2014 to May 2016. Executive Vice President and Regional CEO of the Company from May 2007 to April 2014. Executive Vice President and Southern Division Chief Credit Officer from January 2004 to May 2007. Vice President and Commercial Loan Manager from May 1998 to January 2004. Commercial Loan Officer from April 1992 to May 1998.

James C. Ryan, III	45	Senior Executive Vice President and Chief Financial Officer of the Company since May 2016. Previously, Executive Vice President and Director of Corporate Development and Mortgage Banking of the Company from February 2015 to May 2016. Executive Vice President and Director of Corporate Development of the Company from July 2009 to February 2015. Senior Vice President and Integration Executive of the Company from December 2006 to July 2009. Senior Vice President and Treasurer of the Company from March 2005 to December 2006. Vice President at Wells Fargo Home Mortgage from July 2004 to March 2005, overseeing pricing in the finance group.

Christopher A. Wolking	57	Senior Executive Vice President and Capital Markets and Specialty Products Officer since May 2016. Senior Executive Vice President and Chief Financial Officer of the Company from 2007 to May 2016, and Executive Vice President and Chief Financial Officer of the Company from 2005 to 2007. Senior Vice President of the Company from 2001 to 2005 and Vice President of the Company from 1999 to 2001. Treasurer of the Company from 1999 to 2005.

Scott J. Evernham	39	Executive Vice President, Wealth Management, of the Company since May 2016. Previously, President of Old National Insurance from December 2014 to May 2016, Senior Vice President, Assistant General Counsel from October 2012 to December 2014, Vice President, Assistant General Counsel from July 2008 to October 2012, Vice President, Attorney III and Assistant Corporate Secretary from June 2007 to July 2008, Attorney III and Assistant Corporate Secretary from March 2006 to June 2007, Attorney II from October 2004 to March 2006, and Associate Counsel from January 2003 to October 2004.

John R. Kamin	59	Executive Vice President and Chief Information Officer of the Company since July of 2011. Previously, Senior Vice President at Wells Fargo in San Francisco, California, Charlotte, North Carolina and San Antonio, Texas from 2003 to 2011 acting in a variety of IT leadership positions.

Jeffrey L. Knight	57	Executive Vice President and Chief Legal Counsel of the Company since December 2004, and Senior Vice President of the Company from 2001 to 2004. Corporate Secretary of the Company since 1994 and General Counsel of the Company from 1993 to 2004.

Name	Age	Office and Business Experience

Daryl D. Moore	59	Senior Executive Vice President and Chief Credit Executive of the Company since May 2016. Previously, Executive Vice President and Chief Credit Officer of the Company from 2001 to 2016, and Senior Vice President of the Company from 1996 to 2001.

Candice J. Rickard	53	Executive Vice President and Chief Risk Officer of the Company since December 2006. Senior Vice President and Corporate Controller of the Company from January 2005 to December 2006, Vice President and Corporate Controller of the Company from April 2002 to January 2005, Vice President and Financial Reporting Manager of the Company from December 2001 to April 2002, and Financial Reporting Manager of the Company from August 2001 to December 2001.

Kendra L. Vanzo	50	Executive Vice President, Associate Engagement and Integrations of the Company since June 2014. Executive Vice President and Chief Human Resources Officer from January 2010 to June 2014. Senior Vice President and Chief Human Resources Officer from March 2007 to January 2010. Senior Vice President, Human Resources Manager from May 2005 to March 2007. Senior Vice President, Director of Human Resources for Old National Signature Group from March 2004 to May 2005. Vice President of Human Resources-Terre Haute from February1998 to March 2004. Vice President of Human Resources-Danville from August 1997 to February1998. Assistant Vice President, Director of Human Resources for Palmer National Bank from June 1994 to August 1997.

Julie Williams Daugherty	57	Executive Vice President, Chief Administrative Officer of the Company since June 2014. Executive Vice President, Chief Marketing Officer/Merger Integration Director from March 2013 to June 2014. Executive Vice President, Merger Integration and Marketing Director from September 2011 to March 2013. Executive Vice President, Merger Integrations Director from January 2009 to September 2011. Senior Vice President, Integration Project Director from December 2008 to January 2009. Senior Vice President, Cash Management Director from May 2007 to December 2008. Senior Vice President, Operations Executive from December 2005 to May 2007. Senior Vice President, Affluent Banking Manager from April 2005 to December 2005. Senior Vice President, Private Client Manager from October 2004 to April 2005. Vice President, Private Client Manager from January 2004 to October 2004. Vice President, Private Client Officer and Regional Manager from January 2002 to January 2004. Vice President, Private Client Officer from October 2001 to January 2002.

Item 2: Approval of Old National Bancorp Amended and Restated

2008 Incentive Compensation Plan

The second item to be acted upon at the Annual Meeting is the approval of the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (the “Plan”), adopted on January 26, 2017 by the Company’s Board of Directors (the “Board”). The Plan is an amendment and restatement of the Old National Bancorp 2008 Incentive Compensation Plan, which was approved by the Company’s shareholders on May 15, 2008 and amended and restated as of May 10, 2012 (the “Plan”). The Board’s adoption of the Plan is subject to approval by the shareholders at the Annual Meeting. If the Plan is approved by shareholders, it will become effective on the day following the 2017 Annual Meeting. Outstanding awards under the Plan will continue in effect in accordance with their terms.

The key reasons for adopting the Plan were to

•	add new performance measures that we may use for awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	add non-employee directors as participants under the Plan.

Previously, non-employee directors received their equity awards under the Directors’ Deferred Compensation Plan (the “Director Plan”). If the amendment to the Plan is approved, non-employee directors will begin receiving their equity awards from the Plan and no longer receive any awards under the Director Plan.

Shareholder approval of the Plan is intended to constitute approval for purposes of the approval requirements of Section 162(m) of the Code, so that awards based on the attainment of performance goals using the performance measures set forth in the Plan are eligible to qualify as “performance-based compensation” under Section 162(m) of the Code. If awards qualify as “performance-based compensation” under Section 162(m) of the Code, we may avoid the loss of tax deductions for compensation paid to certain officers of the Company.

We are not requesting to increase the number of shares available under the Plan. The aggregate number of shares available under the Plan will remain the number of shares authorized by our shareholders when the Plan was initially approved.

The Board believes that stock-based and other types of incentive compensation payable in stock and/or cash enable us to attract and retain talented employees and directors and provide an incentive for those employees and directors to increase our value. In addition, the Board believes stock ownership is important because it aligns our employees’ and directors’ interests with the interests of our shareholders.

The following summary of the material changes to the Plan is qualified in its entirety by reference to the full text of the Plan, which is set out in Appendix I to this Proxy Statement.

Summary of Material Changes

The Plan includes the following key changes:

•

Performance Measures. The Board added three additional performance measures to be used for awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The new performance measures are “return on average tangible common equity,” “return on average tangible shareholder’s equity,” and “operating leverage.”

•

Non-Employee Directors. The Board added non-employee directors as eligible participants under the Plan. If the Plan is approved, equity awards to directors will no longer be granted from the Director Plan and will, instead, be granted under the Plan. The Plan also includes a limit on the number of shares or cash value of any awards granted to a non-employee director during a calendar year.

•

Double-Trigger Vesting Provision. A “double-trigger” vesting provision was added to the Plan, which provides that, if outstanding awards are replaced with comparable awards upon a change in control of the Company, then a participant’s equity awards will not accelerate vesting unless his or her employment or service with the Company is terminated without cause or for good reason within two years following the change in control.

•

Minimum Vesting Provisions for Options and SARs. A one-year minimum vesting schedule requirement was added with respect to stock options and stock appreciation rights (“SARs”) granted under the Plan. Now, each award type has at least a one-year minimum vesting period. However, the Company still maintains the right to grant awards without minimum vesting periods for up to 10% of the aggregate pool of shares available under the Plan.

•

Discretionary Vesting. The Plan no longer provides the Compensation Committee with the discretion to waive vesting or performance requirements for outstanding awards upon a participant’s retirement or in the case of an unforeseeable emergency or special circumstances. The Compensation Committee does, however, retain the right to waive vesting or performance requirements upon the death or disability of a participant or upon a change in control.

Summary of the Plan

The following summary of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan, which is set out in Appendix I to this Proxy Statement.

Eligibility and Types of Awards

The Compensation and Management Development Committee of the Board (the “Compensation Committee”), in its discretion, may grant an award under the Plan to any employee or director of the Company or an affiliate. There are approximately 30 employees and 13 directors who are eligible to participate in the Plan.

The Plan provides for the following types of awards with respect to shares of the Company’s common stock: incentive stock options, nonqualified stock options, restricted stock units, SARs, restricted shares, unrestricted shares, and performance shares. The Compensation Committee may also grant performance units and short-term incentive awards as provided in the Plan. The Plan is designed to maximize the deductibility of nonqualified stock options and other awards under the Plan, including short-term incentive awards to key executive employees, by structuring them to qualify as performance-based compensation under Section 162(m) of the Code. However, the Compensation Committee reserves the right to grant awards that do not qualify as performance-based compensation under Section 162(m) of the Code.

Common Shares Subject to the Plan

The Plan authorizes the issuance or transfer of an aggregate of 1,000,000 shares of common stock, no par value, plus any shares available under the Old National Bancorp 1999 Equity Incentive Plan (the “1999 Plan”). Under the Plan, any shares used to pay the exercise price of an option will not be added back to the aggregate number of shares available.

As of February 28, 2017, 2,409,645 of the shares available under the Plan (including shares from the 1999 Plan) had been issued (not including outstanding awards), 1,293,246 shares were subject to outstanding awards and 4,935,654 shares are available for future awards under the Plan (including shares under the 1999 Plan). The number of shares available under the Plan has not been increased.

In the event of any stock split, stock dividend, spin-off, or other relevant change affecting the Company’s common stock, the Compensation Committee may adjust the number of shares available for grants and the number of shares and price under outstanding grants made before the event, as provided in the Plan.

Administration

The Plan is administered by the Compensation Committee, which has broad discretionary authority under the Plan. The Compensation Committee may delegate all or any part of its authority and powers under the Plan to one or more directors or officers of the Company. However, the Compensation Committee may not delegate its authority and powers:

•	with respect to grants to persons covered by Section 16 of the Securities Exchange Act of 1934,

•	in a way that would jeopardize the Plan’s satisfaction of Rule 16b-3 of the Securities Exchange Act of 1934, or

•	with respect to grants intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

The full Board of Directors will administer the plan, as set forth above, with respect to any awards granted to non-employee directors. For purposes of this summary, the Board of Directors has the authority and responsibilities attributed to the Compensation Committee with respect to any awards granted to a non-employee director.

Description of Award Types

Subject to the limits imposed by the Plan and described below, the Compensation Committee, in its discretion, may award any of the following types of awards to any employee: (i) incentive stock options, (ii) nonqualified stock options, (iii) SARs, (iv) restricted shares, (v) unrestricted shares, (vi) performance shares, (vii) performance units, and (viii) restricted stock units. The Compensation Committee may also grant short-term incentive awards as provided in the Plan to any key executive employee.

Limits on Awards

The Compensation Committee may not grant awards to any employee under the Plan during any three-year calendar year period that would result in the employees being issued more than Five Hundred Thousand (500,000) shares of the Company’s common stock. The Compensation Committee will adjust this limit for stock splits, stock dividends, spin-offs, or other relevant changes affecting the Company’s common stock to the same extent as it adjusts the number of shares available for grants and/or the number of shares and exercise price under outstanding grants as provided in the Plan.

The Compensation Committee may not make cash awards to any employee under the Plan during any three-year calendar year period that would total more than Seven Million Five Hundred Thousand Dollars ($7,500,000).

Subject to the Plan’s adjustment provisions in connection with certain corporate events, the Board of Directors may not grant any awards to any non-employee director under this Plan during any calendar year period that would result in (i) more than Ten Thousand (10,000) shares being issued to such non-employee director or (ii) cash payments in excess of Two Hundred Thousand Dollars ($200,000).

Performance Targets and Performance Measures

So that certain awards under the Plan may be eligible to qualify as “performance-based compensation” for purposes of Internal Revenue Code Section 162(m), the Compensation Committee may condition awards on the achievement of certain objective performance targets (“Performance Targets”) established by the Compensation Committee during the first 90 days of the award’s performance period. The performance measures used to establish the Performance Targets will be based on any of the factors listed below, alone or in combination, as determined by the Compensation Committee. Such factors may be applied on a corporate-wide or business-unit basis, include or exclude one or more of the Company’s subsidiaries, may be in comparison with plan, budget, or prior performance, and/or may be on an absolute basis or in comparison with peer-group performance. Performance measures may differ from participant to participant and from award to award. The factors that may be used as performance measures will be one or more of the following: (1) interest income; (2) net interest income; (3) interest expense; (4) net interest margin; (5) non-interest income; (6) fee income; (7) revenues; (8) securities gains or losses; (9) other income; (10) deposits; (11) deposit growth; (12) deposit market share; (13) non-interest expense; (14) total expenses; (15) efficiency ratio; (16) credit quality; (17) non-performing assets; (18) net charge offs; (19) provision expense; (20) operating income; (21) budgeted margin (which is business unit income before taxes excluding intangible amortization and unallocated expenses); (22) net income; (23) earnings per share; (24) return on assets; (25) return on equity; (26) return on average tangible common equity; (27) return on average tangible common shareholders’ equity; (28) regulatory capital ratios; (29) stock price; (30) dividends; (31) total shareholder return; (32) operating leverage; (33) productivity; (34) customer satisfaction; (35) employee diversity goals or employee turnover; (36) specified objective social goals; and (37) goals relating to acquisitions or divestitures of subsidiaries or business units.

No Liberal Share Counting/Recycling Provisions

The Plan prohibits liberal share counting by requiring that no shares tendered in payment of an option’s exercise price may be added back into the aggregate share limit. The Plan also provides that no shares withheld in satisfaction of tax withholding obligations may be added back into the aggregate share limit. The number of shares of common stock covered by a stock appreciation right, to the extent that it is exercised and settled in common stock, and whether or not shares are actually issued to a participant upon exercise of the stock appreciation right, will be considered issued or transferred. Lastly, in the event that the Company repurchases shares of common stock with option exercise proceeds, those shares will not be added to the aggregate plan limit.

Minimum Vesting Periods

The Plan provides for a one-year minimum vesting period for stock options, SARs and performance-based full value awards and a three-year minimum vesting period for time-based full value awards (which can vest in ratable tranches over the three-year period). Full value awards include grants of restricted stock, restricted stock units, performance shares and share grants. In addition, a “basket” of shares is reserved in the Plan, in which 10% of the shares available under the Plan can be used for awards that are not subject to the minimum vesting restrictions.

No Repricing

The Company has never repriced underwater stock options or SARs, and repricing or replacement of underwater options and SARs is prohibited without shareholder approval under the Plan, except in connection with certain corporate events or transactions described in the Plan.

Stock Options

The Compensation Committee may grant nonqualified options and/or incentive stock options. The Compensation Committee establishes the exercise price, which may not be less than 100% of the fair market value of the stock on the grant date. Options may not be re-priced without shareholder approval or in connection with certain corporate events or transactions described in the Plan. The Compensation Committee establishes the vesting date and the term of the option, subject to a maximum term of 10 years. A participant may pay the option price in cash, or if permitted by the Compensation Committee, by cashless exercise through a broker, by a net exercise or by delivering previously-owned shares of Company stock having a fair market value equal to the option price. An award agreement for an option may provide that such option becomes exercisable in the event of the participant’s death, disability or retirement or in connection with a change in control.

Additional limits and rules apply to incentive stock options. Thus, for example, the Compensation Committee may not grant an employee incentive stock options to the extent that it would result in the employee first being able to exercise incentive stock options to purchase shares with an aggregate fair market value (determined as of the grant date) of more than $100,000 in any year.

As of March 3, 2017, the price for one share of common stock was $18.43.

Stock Appreciation Rights (SARs)

The Compensation Committee may grant SARs. The value of SARs is based on the increase in the value of the Company’s common stock from the grant date to the date on which the employee exercises the SAR. The Compensation Committee determines the vesting and exercise periods for each SAR. A SAR must expire not later than 10 years after the grant date. SARs may be granted in connection with or separate from option grants. An award agreement for a SAR may provide that such SAR becomes exercisable in the event of the participant’s death, disability or retirement or in connection with a change in control.

Restricted Stock

The Compensation Committee may grant restricted shares of Company stock. At the time of grant, the Compensation Committee will specify the period of restriction, the number of shares granted, and the conditions of the award. At the time of the award, the Compensation Committee will establish the period that must lapse and/or the performance targets that must be satisfied for the restrictions to lapse. In the case of performance-based restricted stock for an executive officer subject to Code Section 162(m), the Compensation Committee will base Performance Targets on one or more of the performance measures listed under “Performance Targets and Performance Measures” above. An award agreement for restricted stock may provide for the earlier termination of restrictions on such restricted stock in the event of the participant’s death, disability or retirement or in connection with a change in control.

Performance Units/Shares

The Compensation Committee may grant performance units and/or performance shares. In the case of performance shares or units for an executive officer subject to Code Section 162(m), the Compensation Committee will base Performance Targets on one or more of the performance measures listed under “Performance Targets and Performance Measures” above. Performance units and/or performance shares may be paid in the form of cash, shares, or a combination of cash and shares. An award agreement for performance shares or performance units may provide for the earlier lapse of restrictions or other modifications in the event of the participant’s death, disability or retirement or in connection with a change in control.

Restricted Stock Units

The Compensation Committee may grant restricted stock units. Restricted stock units will be evidenced by an award agreement containing such terms and provisions, consistent with the Plan, as the Compensation Committee may approve. A grant of restricted stock units constitutes an agreement by the Company to deliver common shares or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as the Compensation Committee may specify. During the applicable restriction period, the participant will have no right to transfer any rights under his or her award, will have no rights of ownership in the common shares deliverable upon payment of the restricted stock units, and will have no right to vote the common shares. An award agreement for restricted stock units may provide for the earlier termination of restrictions on such restricted stock units in the event of the participant’s death, disability or retirement or in connection with a change in control.

Share Grants

The Compensation Committee may grant shares, without restrictions on the shares granted.

Dividends and Dividend Equivalents

The Plan specifies that dividends or dividend equivalents issued with respect to shares of common stock subject to performance-based awards will be deferred until and paid contingent upon the achievement of the applicable performance target.

Short-Term Incentive Awards

The Compensation Committee may grant performance awards under the Company’s short-term incentive program to key executive employees. Approximately 12 key executive employees are eligible to receive awards under the short-term incentive program. Such awards will be contingent on the achievement of Performance Targets based on one or more of the performance measures listed under “Performance Targets and Performance Measures” above. Short-term incentive awards may be paid in the form of cash, shares, or a combination of cash and shares, but may not exceed, for a calendar year, the lesser of (i) two times the executive officer’s base salary for such year; or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000).

Change in Control

The Plan includes a “double-trigger” vesting provision, under which:

•

if, upon a change in control, an outstanding award is replaced with a new award with comparable terms and conditions of the original award, then the award will continue vesting under its original terms, provided that if the participant’s employment is terminated without cause or for good reason within two years following the change in control, then the awards will fully vest, with performance-based awards vesting as if a target level of performance was achieved; or

•

if, upon a change in control, an outstanding award is not replaced with a new award with comparable terms and conditions, then such outstanding award shall fully vest upon the change in control, with performance-based awards vesting as if a target level of performance was achieved.

Amendment and Termination

The Board of Directors may amend, suspend, or terminate the Plan at any time. Shareholder approval of an amendment will be required only to the extent necessary to satisfy applicable legal and regulatory agency rules.

In addition, the Compensation Committee may waive any vesting or performance requirements upon a participant’s death or disability or in connection with a change in control. However, the Plan was amended to remove the Compensation Committee’s ability to accelerate vesting upon a participant’s retirement or in the case of unforeseen emergencies or special circumstances.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the Plan and any grants made thereunder comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code so that the income inclusion provisions of Section 409A (a)(1) of the Code do not apply to the participants. The Plan and any grants made under the Plan will be administered in a manner consistent with this intent.

Federal Income Tax Consequences

Tax Consequences for the Employees

The federal income tax consequences to a participant vary depending upon the type of award granted under the Plan. Generally, there are no federal income tax consequences to the participant upon the grant or exercise of an incentive stock option. If an employee holds the shares purchased through the exercise of an incentive stock option for more than two years after the grant day and one year after the exercise date (“required holding period”), the employee will be eligible for capital gains treatment on any excess of the sales price over the option price upon selling the shares. However, if the employee sells the shares during the required holding period, he must recognize ordinary income on the date of sale equal to the difference between the option price and the fair market value of the shares on the exercise date. The balance of the employee’s gain, if any, on the sale of the shares is subject to capital gains treatment.

The recipient of a non-qualified stock option realizes ordinary income upon exercising the option equal to the difference between the option price and the fair market value on the exercise date of the shares purchased. Upon the subsequent sale of any such shares by the recipient, any appreciation or depreciation in the value of the shares after the exercise date will be treated as a capital gain or loss for the recipient.

A participant generally does not recognize income from the grant of restricted shares until the restrictions on the shares lapse. Any dividends on restricted shares paid to participants before the lapse of restrictions are taxable to the participant.

A participant generally does not recognize income from the grant of restricted stock units until the restrictions on the restricted stock units lapse. At that time, the participant must recognize as ordinary income an amount equal to the fair market value of the shares underlying the restricted stock units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

In general, other awards under the Plan are taxable to the participant and deductible by the Company at the time paid.

Tax Consequences to the Company or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In the case of grants of incentive stock options, the Company does not receive an income tax deduction, provided that the employee disposes of the shares after the required holding period.

New Plan Benefits

The Company has made awards of short-term incentive cash opportunities and restricted stock units to certain executive officers and employees under the Plan. General information about these awards is provided in the following table.

Plan Benefits

Name and Position	Dollar Value(3) ($)	Number of Units
Robert G. Jones, Chairman & CEO	$694,231	0
James C. Ryan III, Chief Financial Officer	$235,385	0
Christopher A. Wolking, Capital Markets/Specialty Products Officer	$170,550	0
James A. Sandgren, President and COO	$275,308	0
Daryl D. Moore, Chief Credit Executive	$139,850	0
Jeffrey L. Knight, Chief Legal Counsel	$154,592	0
Executive Group (1)	$2,330,152	0
Non-Executive Officer Employee Group (2)	—	—

(1)	This group includes all the Company’s current executive officers.

(2)	This group includes all the Company’s employees, including its officers who are not executive officers.

(3)	The dollar values included in this table are Target short term incentive cash opportunities under the Plan.

	Dollar Value ($)	Number of Shares of Common Stock(2)
Non-Executive Directors Group (1)	$40,000	2,170

(1)	The dollar value and number of shares of common stock are presented on a per person basis. There are currently 13 non-employee directors that comprise the Non-Executive Director Group.

(2)

Reflects the number of shares to be awarded for 2017 based on the closing price of $18.43 on March 3, 2017. Actual stock grant payments to be awarded in 2017 will be based on average high and low prices at the time the grants are made.

Our Board unanimously recommends a vote “FOR” the proposal contained in Item 2 to approve and adopt the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan.

Compensation and Management Development Committee Matters

The Board appoints the members of the Compensation and Management Development Committee (“Compensation Committee”). The Compensation Committee is currently composed of five non-employee Directors, each of whom is independent from management and the Company (as independence is currently defined in the NASDAQ listing requirements and in the Company’s Corporate Governance Guidelines). No member is eligible to participate in any management compensation program.

Compensation Committee Charter

The Compensation Committee operates pursuant to a written charter. A copy of the Compensation Committee’s charter is available on our website, www.oldnational.com, under the Investor Relations/Corporate Governance link. As required by the charter, the Compensation Committee reviews its charter annually and conducts an annual performance evaluation, the results of which are discussed with the Compensation Committee members and shared with the Company’s Corporate Governance and Nominating Committee.

Compensation Consultant

The Compensation Committee retained Pearl Meyer to provide information, analyses and advice regarding executive compensation, as described further in this report. The Pearl Meyer consultant who performs these services reports directly to the Committee Chairman. With consent of the Compensation Committee Chairman, Pearl Meyer may, from time to time, contact the Company’s executive officers for information necessary to fulfill its assignments and may make reports and presentations to and on behalf of the Compensation Committee that the executive officers also receive. All of the decisions with respect to determining the amount or form of executive compensation under the Company’s executive compensation programs are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Pearl Meyer. To the extent that the outside consultant’s work involves Director compensation, that work is shared with the Corporate Governance and Nominating Committee, which is responsible for reviewing and making recommendations to the Board regarding Director compensation and benefits.

Scope of Responsibilities

The Compensation Committee is responsible for approving and evaluating the Company’s employee compensation and benefit programs, ensuring the competitiveness of those programs, and advising the Board regarding the talent development and succession management of key executives of the Company. The Compensation Committee is responsible for annually reviewing, approving, and recommending to the Board for its approval all elements of the compensation of the CEO and other executive officers who report directly to the CEO. The Compensation Committee is also responsible for determining awards to employees of stock or stock options pursuant to the Company’s Amended and Restated 2008 Incentive Compensation Plan.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was formerly an officer or employee of the Company within the last three years. No executive officer of the Company currently serves or in the past year has served as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Compensation Committee. Nor does any executive officer of the Company serve or has in the past year served as a member of the compensation committee of another company of which an executive officer serves as a Director of the Company.

Assessing Risk in Compensation

Our compensation programs do not use highly leveraged incentives that drive risky short-term behavior. Our compensation programs are designed to reward our executives for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. With the adoption of stock ownership requirements that require Company management to maintain a significant ownership level of stock, there is a strong incentive to ensure the Company is managed with a long-term view, and this helps to ensure that Company management avoids excessive risk taking in the short term. With the balance of compensation among annual salary, short-term incentive and long-term equity awards, no particular element of compensation is excessively weighted versus other elements. In addition, the use of multiple Performance Measures in the short-term and long-term incentive plans ensures that executives must excel in a number of areas – rather than simply maximizing performance on a single performance measure – in order to earn incentives.

In 2010, the Board adopted a Bonus Recoupment, or “Clawback,” Policy that provides the Board with authority to recover a bonus or other incentive paid to any NEO or executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial results. The Board believes that this Policy, along with a requirement that executive officers maintain a significant level of stock ownership in the Company while they are employees, provides significant incentives to help ensure the Company is managed with a long-term view.

Our Compensation Committee reviewed the relationship between our risk management policies and practices and the incentive compensation provided to the NEOs at its April 21, 2016 meeting. After review with the Company’s Chief Risk Officer and representatives of Pearl Meyer, the Compensation Committee determined that our incentive compensation programs do not encourage unnecessary and excessive risk taking.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Members of the Compensation Committee

Niel C. Ellerbrook, Chairman

James T. Morris

Randall T. Shepard

Rebecca S. Skillman

Derrick J. Stewart

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation earned by Robert G. Jones, our CEO, James C. Ryan, III and Christopher A. Wolking, each of whom served as Chief Financial Officer through a portion of the year, and James A. Sandgren, Daryl D. Moore and Jeffrey L. Knight, the other three executive officers employed at the end of 2016 who were most highly compensated for 2016. Detailed information regarding the compensation of these executive officers, who are referred to as “Named Executive Officers” or “NEOs”, appears in the tables following this Compensation Discussion and Analysis. This discussion should be read in conjunction with those tables.

This Compensation Discussion and Analysis consists of the following parts:

•	Executive Summary
•	Review of 2016 Advisory Vote on Executive Compensation
•	Responsibility for Executive Compensation Decisions
•	Compensation Philosophy and Objectives
•	Role of Executive Officers in Compensation Decisions
•	Compensation Committee Procedures
•	Setting Executive Compensation for 2016
•	Changes in Executive Compensation in 2017

Executive Summary

We seek to closely align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards paid in equity. These compensation components, combined with our stock ownership guidelines and recoupment policy, extend the time horizon beyond the vesting and/or performance periods and represent a balanced approach.

The Company’s financial performance remained strong in 2016. As more fully described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2016 financial results improved over our fiscal 2015 results.

•	Net income for 2016 was $134.3 million, the highest in the Company’s history and a 15.0% increase over 2015.

•

Net interest income was $402.7 million in 2016, a $36.6 million increase from $366.1 million in 2015. Taxable equivalent net interest income was $424.0 million in 2016, a 10% increase from $385.7 million in 2015. The increase in taxable equivalent net interest income is primarily due to an increase in average earning assets of $1.478 billion in 2016.

•	Tangible book value per share at the end of 2016 was $8.30, an increase of $0.68 or 8.9%.

•

The Company experienced organic loan growth in 2016 of $491.9 million or 7.1% and organic core deposit growth in 2016 of $473.9 million or 5.7%. Even with the strong organic loan growth the Company experienced a very low level of net charge-offs in 2016 of 0.04%.

•	The net interest margin on a fully taxable equivalent basis was 3.58% for 2016, a 14 basis point decrease compared to the 3.72% reported in 2015.

•	Diluted earnings per share available to common shareholders were $1.05 per share in 2016, compared to $1.00 per share in 2015.

Other key accomplishments for the year included the following:

•	The successful negotiation and sale of the Old National Insurance on May 31, 2016 with a significant premium paid for the business;

•	The seamless integration of AnchorBank, the largest acquisition in the Company’s history, placing the Company in growth markets in the state of Wisconsin;

•	The Company terminated its loss share agreement associated with the 2011 acquisition of Integra Bank with the FDIC with minimal financial impact; and

•

The Company terminated its traditional, qualified defined benefit pension plan, known as the Old National Bancorp Employees’ Retirement Plan, reducing future Company expenses and the uncertainty of market fluctuations impacting pension values and funding requirements.

Strong financial results in 2016 contributed to the Company’s stock price ending in 2016 at $18.15, up 34% in the year, although a significant portion of this 34% appreciation occurred post-election in what has been called the “Trump Bump.” The Company’s Board of Directors is committed to the philosophy of pay for performance. Despite the significant increase in the Company’s stock price during 2016, the Company’s relative TSR for the 2014-2016 period compared unfavorably to its peers. As a result, the NEOs as a group forfeited 87,966 units of performance-based restricted stock for the TSR award with an aggregate value of $1,072,000 (including forfeited dividends). The CEO’s forfeiture represented 53,387 units of performance-based restricted stock valued at $651,000 (including forfeited dividends). These amounts represent the fair value of the awards on the date of grant.

The NEOs as a group did earn 85% of the internal performance-based restricted stock units awarded in 2014 (which were awarded based on EPS growth rate over the three-year period) because the EPS compounded annual growth rate was 5.67% over the measurement period.

The key factors in determining compensation for 2016 included the following:

•

Due to the continued improvement in the financial performance of the Company in 2015 over 2014, the Compensation Committee approved base salary increases for certain NEOs in fiscal 2016 as described on page 48.

•

Net income continued to be used as the key metric for our NEOs’ annual cash incentive awards in 2016. This metric provided a method of measuring our short-term growth and financial performance that was both reliable and aligned with how shareholders generally assess short-term performance. The Short-Term Incentive Compensation Plan for 2016 provided a maximum incentive opportunity equal to 150% of full-year target. None of the NEOs, including the CEO, earned a payout under the Short-Term Incentive Compensation Plan for 2016 since the Company did not meet the minimum threshold required to earn a payout. However, as more fully discussed on pages 47 and 48, the Compensation Committee recommended, and the Board approved, discretionary bonuses be paid to the NEOs, including the CEO, for 2016 performance.

•

Long-term incentive compensation continues to make up a significant portion of the compensation for each of our NEOs, comprised of equity awards which have value that is closely linked to the Company’s shareholder returns and EPS growth. Grants made to the NEOs are reported on the chart on page 61 of this Proxy Statement. As noted above, long-term incentive awards with a TSR performance measure granted in 2014 were forfeited because the Company did not meet the performance objectives established by the Compensation Committee in 2014.

We believe that our compensation program builds upon the Company’s compensation governance framework and our overall pay-for-performance philosophy, which are demonstrated by the following:

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2016 compensation of the NEOs.

Review of 2016 Advisory Vote on Executive Compensation

At our 2016 Annual Meeting, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our NEOs, or a “say-on-pay” vote. Ninety-six percent of the votes cast by our shareholders were in favor of the compensation provided to our NEOs. Accordingly, the Compensation Committee generally believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and therefore did not, make any significant changes to our executive officer compensation program or pay for performance philosophy solely in response to the vote. In addition, in recognition of the shareholders’ majority preference expressed at the 2011 meeting, the Compensation Committee recommended and the Board approved an annual non-binding “say-on-pay” vote to occur at the meeting (see page 74), so that any shareholder concerns about executive pay can be acknowledged and considered in the timeliest manner. The Compensation Committee will continue to consider the results from this year and future advisory votes on executive compensation.

Responsibility for Executive Compensation Program

Subject to full Board approval, the Compensation Committee of our Board is responsible for establishing and implementing our general executive compensation philosophy and determining the compensation for all of our executive officers reporting directly to the Chairman and CEO, including our NEOs. The Compensation Committee’s charter permits the Compensation Committee to delegate authority to subcommittees. In 2016, the Compensation Committee made no delegation of its authority over compensation matters relating to our NEOs.

Compensation Philosophy and Objectives

Through our compensation program for executive officers, we strive to attract and retain superior executives in a highly competitive environment and provide financial incentives that align our executive officers’ interests with those of our shareholders. The Compensation Committee believes that the primary components of each executive officer’s compensation should be a competitive base salary and incentive compensation that rewards the achievement of annual and long-term objective performance goals. The Compensation Committee also believes stock ownership is important because it aligns our executives’ interests with the interests of our shareholders. Thus, equity compensation represents a significant element of each executive officer’s potential compensation.

The Company believes that it is important to maintain consistency in our compensation philosophy and objectives, although it is sometimes necessary to adjust certain programs as economic and business conditions change. Even though value creating performance by the executive officers of the Company does not always translate into an immediate appreciation in the Company’s stock price or net income performance, the Board believes that executive management made significant progress in 2016 in managing the Company.

•	In 2016, full year net income was the highest in the Company’s history increased 15.0% over 2015 net income.

•	Net interest income, which comprises approximately 61% of 2016 revenue and is the most significant component of the Company’s earnings, increased by $36.6 million compared to 2015.

•	The Company closed on the Anchor Bancorp Wisconsin Inc. merger in 2016 and focused on the execution of our business strategy.

•	We generated solid organic loan growth throughout our footprint (7.1%).

•

We made good progress on our expense management goals in 2016. Total revenues increased to $655.5 million, or 10%, from $596.7 million in 2015 and noninterest expenses remained well controlled, increasing to $454.1 million, or 5%, from $430.9 million in 2015.

•	Diluted earnings per share available to common shareholders were $1.05 per share in 2016, compared to $1.00 in 2015.

The improvement in the Company’s performance was primarily driven by the contributions from the Company’s Merger and Acquisitions strategy, along with a significant gain on the sale of the Company’s insurance subsidiary and increase in organic loan growth in 2016.

The Board intends to continue to reward management performance with cash and equity compensation based on a philosophy and belief that the strong operating fundamentals in the Company will be reflected in earnings growth and eventual stock price appreciation. It is in this context that certain actions were taken by the Board to reward executive management for 2016 performance and to establish incentive goals for 2017.

Role of Executive Officers in Compensation Decisions

The Compensation Committee reviews, approves, and recommends to our full Board each element of compensation for each executive officer reporting directly to the CEO, including all NEOs. The Compensation Committee considers the recommendations of the CEO in determining the base salary, annual incentive compensation and long-term incentive awards for each of the executive officers of the Company other than the CEO, but ultimately the Committee makes all determinations in its discretion as to final pay outcomes. Together with the Compensation Committee, our CEO annually reviews the performance of each of our other executive officers, the compensation of each executive officer, including base salary, annual incentive compensation and long-term incentive awards and makes recommendations to the Compensation Committee regarding the compensation of those officers for the following year. The Compensation Committee Chairman annually reviews our CEO’s compensation with representatives from Pearl Meyer (in conjunction with an annual performance review led by the Company’s non-executive Chairman or Lead Director) and makes recommendations to the Compensation Committee regarding the CEO’s compensation for the following year. The CEO is not involved in the final determination regarding his own compensation, and all decisions with respect to the CEO’s compensation are made in executive session of the Compensation Committee, without the CEO present.

Committee Procedures

In 2016, the Compensation Committee engaged Pearl Meyer, a nationally recognized compensation consulting firm, to assist it in evaluating our executive compensation program. During the year ending December 31, 2016, Pearl Meyer’s services to the Company were limited to those provided to the Compensation Committee in connection with its decisions concerning executive compensation. The Compensation Committee reviewed its relationship with Pearl Meyer and concluded that Pearl Meyer was independent and free of any conflicts of interest in regard to the advice it provided the Compensation and Governance Committees.

The following is a description of the services Pearl Meyer provided to the Compensation Committee to assist it in establishing compensation for the NEOs and other members of management for 2016:

•	assessed the competitiveness of our compensation packages for executive officers;

•	analyzed our business performance over one-year and three-year periods; and

•	evaluated the relationship between executive officer pay and our performance.

In examining our business performance, Pearl Meyer focused on:

•     net interest margin

•     net income growth

•     earnings per share growth

•     efficiency ratio

•     operating leverage

•     return on equity

•     return on assets

•     return on tangible common equity

•     asset growth

•     deposit growth

•     non-interest income growth

•     revenue growth

•     revenue per share growth

•     net charge-off ratio

•     non-performing assets

•     financial measures unweighted average

•     book value growth

•     book value per share growth

•     earnings per share

•     total shareholder return

•     stock price/tangible book value per share

•     shareholder return unweighted average

•     overall unweighted average

In evaluating the competitiveness of our compensation levels for NEOs and other members of management, Pearl Meyer gathers pay and performance data from a peer group of publicly-traded financial services companies that includes a broad representation of regional banks within the Company’s region of operation and which are similar in asset size to the Company. Pearl Meyer selects the peer group with input from the Compensation Committee. The Compensation Committee considers the peer group data when evaluating the compensation for all of the NEOs. The composition of the peer group may be amended from year to year to take account of mergers, acquisitions, and other changes that make a company more or less appropriate for inclusion. The Compensation Committee has at times in the past removed companies from the peer group because the companies’ asset sizes were deemed by the Compensation Committee to not be representative of the other companies in the group and in excess of the Company’s asset size. For 2016, Pearl Meyer recommended that the Company use the Peer Group as approved by the Company in 2015.

Under SEC disclosure rules, companies generally limit executive compensation disclosure to their most highly compensated executive officers. To determine competitive pay for these positions, Pearl Meyer uses data from publicly-filed documents as well as data from its proprietary market surveys. For the remaining executives, Pearl Meyer uses data from its proprietary market surveys only. The market surveys include a broader range of companies and do not provide company-specific information. The survey data is used as a general reference and is one of a number of factors considered in determining where pay is actually set.

For 2016 compensation decisions, our publicly-traded peer group consisted of the following 32 companies which had asset sizes ranging from $5.9 billion to $27.7 billion, with a median asset size of $14.3 billion:

Associated Banc-Corp	FirstMerit Corporation	Renasant Corporation
BancFirst Corporation	First Midwest Bancorp, Inc.	South State Corporation
BancorpSouth, Inc.	Fulton Financial Corporation	Talmer Bancorp, Inc.
Bank of Hawaii Corporation	Hancock Holding Company	TCF Financial Corporation
Chemical Financial Corporation	Home Bancshares, Inc.	Trustmark Corporation
Commerce Bancshares, Inc.	IBERIABANK Corporation	UMB Financial Corporation
Cullen/Frost Bankers, Inc.	MB Financial, Inc.	United Bankshares, Inc.
F.N.B. Corp.	National Penn Bancshares, Inc.	Valley National Bancorp
First Commonwealth Financial Corp.	Park National Corp.	WesBanco, Inc.
First Financial Bancorp	PrivateBancorp, Inc.	Wintrust Financial Corporation
First Merchants Corporation	Prosperity Bancshares, Inc.

On July 21, 2016, the Compensation Committee reviewed the above peer group listing with Pearl Meyer. Following the review, the Compensation Committee approved changes to the peer group at its October 20, 2016 meeting, which will be effective for 2017 compensation decisions. The changes in the peer group were driven by the growth in the Company’s asset size. The Compensation Committee, upon recommendation from Pearl Meyer, removed BancFirst Corporation, First Commonwealth Financial Corp., First Financial Bancorp, First Merchants Corporation, Home Bancshares, Inc., Park National Corp., Renasant Corporation, South State Corporation and WesBanco, Inc., and added Bank of the Ozarks, Inc., Great Western Bancorp., Inc., International Bancshares Corporation and Western Alliance Bancorporation. The peer group now includes only companies which have $10 billion or more in assets due to the significant differences in regulatory impact relative to banks with assets above $10 billion. The primary reason the Committee adopted a peer group with median assets of $18 billion is because these banks operate under the same regulatory regimen the Company faces, particularly the Durbin Interchange rule which restricts the amount of income the Company can receive from interchange fees. Companies within this asset range are also required to undergo rigorous analysis and perform and publish stress tests as part of the Dodd-Frank Act. Pearl Meyer has agreed that the newly configured peer group was appropriate for the Company’s pay and performance benchmarking for 2017.

In making its recommendation to the Compensation Committee regarding executive officer compensation, Pearl Meyer typically reviews the compensation practices and performance of the peer companies and discusses our performance and strategic objectives with our CEO, Chief Financial Officer, EVP-Associate Engagement and Integrations and Chief Risk Officer. Before the beginning of each fiscal year, Pearl Meyer provides the Compensation Committee with a detailed written report regarding our executive compensation structure, its competitiveness relative to the peer group companies, and the alignment of our executive pay with the Company’s performance.

In preparation for the evaluation of 2016 compensation and development of the written report, Pearl Meyer reviewed the business performance of the Company and the peer companies over one-year and three-year periods through the end of 2014, as well as projected results for 2015, and evaluated the alignment of the Company’s pay and performance relative to peers.

In a report delivered to the Committee in January 2016, Pearl Meyer reported the following results:

As part of its written report, Pearl Meyer reported that the Company’s targeted compensation levels were slightly below the relevant market benchmarks. Pearl Meyer noted the following results with respect to compensation relative to peers:

Pearl Meyer’s review evaluates overall compensation as well as each significant component of compensation. It evaluates whether the compensation structure continues to provide the appropriate incentives and alignment of executive officers’ interests with those of our shareholders. Pearl Meyer meets with the Compensation Committee to discuss its written report, answer questions, and discuss issues that require further study.

The Compensation Committee considers the information provided by Pearl Meyer, including compensation reports and Pearl Meyer’s recommended best practices as a baseline for establishing targeted total compensation, principal compensation components, and determining the allocation of total potential compensation components for each NEO and other executives in the Company. In general, we seek to establish total compensation, base salaries, annual incentive compensation, and long-term equity incentive compensation for each position at or near the median for the peer group, if targeted performance is achieved, and at or near the 75th percentile of the peer group, if exceptional performance is achieved. The Compensation Committee also seeks to allocate potential total compensation among base salary, annual incentive compensation, and longer-term incentive compensation in proportions that reflect peer group practices.

Executive Compensation for 2016

Components of Compensation.  In establishing the 2016 compensation for our executive officers, the Compensation Committee:

•	analyzed the compensation levels of comparable executive officers in the peer group;
•	determined a mix of base salary and cash incentive opportunity, along with an equity position to align our executive officers’ compensation with our performance and leadership accomplishments;
•	assessed our executive officers’ performance; and
•	assessed our financial and business results relative to other companies within the banking industry as well as to our own past performance and financial goals.

The principal components of each executive officer’s compensation used by the Compensation Committee to reward, align and retain our named executives are:

•	base salary;
•	annual incentive compensation; and
•	long-term equity incentive compensation.

In general, we strive to target the percentage that each of these components bears to the total compensation for our executive officer group as a whole, assuming the achievement of targeted performance, to approximately the corresponding percentages for the peer group.

In structuring our long-term incentive awards to our CEO and the other NEOs, we emphasize the use of performance-based equity awards. In fact, 100% of the CEO’s long-term incentive awards are performance-based, and 75% of the long-term incentive awards for the other NEO’s are performance-based. For 2016, performance-based equity awards represented a significantly greater percentage of our executives’ long-term incentive compensation than was the case for our peer group as a whole. According to Pearl Meyer’s report, the following chart represents each element of compensation and the corresponding percentage of total compensation represented by each element for our peer group for the NEOs’ compensation for 2016.

The Company’s allocation for 2016 for the CEO and the other NEOs was:

The actual mix of these components for each individual executive officer varies, depending on our evaluation of the executive officer’s responsibilities, the percentage of the executive officer’s compensation that should be at risk, and the reasonable potential compensation in light of that risk. Additionally, the pay mix data set forth in the above chart for the NEOs other than the CEO is represented in the aggregate as each NEO does not have the same pay mix.

The only elements of our executive officers’ compensation that we pay in cash are base salary and annual incentive compensation. For 2016, we paid the following cash compensation to our NEOs:

Base Salary.  Base salary is the only component of compensation that is not subject to the achievement of performance or vesting criteria. Base salary is designed to provide a fixed level of cash compensation for performing the responsibilities associated with an executive’s position. We establish base salary ranges for each position based on the ranges for similar positions at other peer group companies. In general, we target base salary ranges near the median for the peer group. We review base salaries annually and we adjust them in April of each year to take into account such factors as market changes, changes in duties, individual performance, and experience.

In assessing Mr. Jones’ performance for 2016 compensation decisions, the Compensation Committee considered the role Mr. Jones played in selecting and leading the management team in its 2015 strategic, operational, and financial performance. The Compensation Committee determined that Mr. Jones’ leadership skills both within the Company and as a leader in the banking industry were significant contributors to the Company’s success during the year, as Mr. Jones led the Company in focusing on organic growth as the Company took a “pause” from Merger and Acquisition activity. However, Mr. Jones proposed, and the Compensation Committee agreed, that he would not receive a salary increase for 2016. (See footnote 1 of the Summary Compensation Table which discloses that there were 27 payrolls in 2016 due to the timing of the payroll calendar, rather than the normal 26 payrolls.)

In assessing the performance of Messrs. Ryan, Wolking, Sandgren, Moore and Knight, Mr. Jones subjectively evaluated their contributions to the strategic, operational and financial performance of the Company in 2015. Messrs. Ryan, Wolking, Sandgren, Moore and Knight met or exceeded Mr. Jones’ subjective performance expectations in 2015 and based on his recommendations, the Compensation Committee increased their base salaries. Although Mr. Moore exceeded the CEO’s performance expectations for 2015, Mr. Moore declined a salary increase for 2016 due to the fact his salary was already within the targeted range for comparable positions with the Company’s peer group. Messrs. Ryan and Sandgren were given mid-year salary increases upon their promotions to Senior Executive Vice President and CFO, and President and Chief Operating Officer, respectively.

Annual Incentive Compensation.  Our practice is to award cash incentive awards based on our achievement of pre-established objective performance goals. The objective of awarding annual incentive compensation is to reward short-term financial and operational performance. The Amended and Restated 2008 Incentive Compensation Plan, which includes the Short Term Incentive Compensation Plan or “STIP”, and which was approved by shareholders in 2012, is intended to be our primary vehicle for awarding such incentives. The STIP does not preclude us from making discretionary bonus payments or special awards to STIP participants outside of the STIP. In establishing performance goals for 2016, the Compensation Committee made a determination to exclude the financial impact of any unbudgeted acquisitions that occurred in 2016, including any associated one-time charges.

The amount of cash incentive payments under the STIP is based entirely on target incentive potentials and the achievement of the performance goals established by the Compensation Committee at the beginning of the year. Actual payout levels are determined by the Compensation Committee after evaluating performance through the end of the year and reviewing peer and survey data provided by Pearl Meyer. The percentage payout levels are consistent with the payout levels paid to similarly situated executives within the Company’s peer group.

The 2016 STIP contains targeted annual incentives and provides an opportunity for participants, including the NEOs, to earn between 50% and 150% of their target opportunities provided certain performance thresholds are met. The Compensation Committee believes having a payout range helps to ensure that pay varies with performance, and paying at 50% for threshold performance increases the competitiveness of the plan and aligns it with market. No payouts under the STIP will be made for performance below minimum required performance. If 90% of the targeted primary profitability measure is achieved, an incentive payout equal to 50% of targeted incentive level for each of the NEOs will be paid. If the targeted profitability measure is achieved, each of the NEOs will receive 100% of the target incentive payout.

In practice, the Compensation Committee makes recommendations that the Board then approves or adjusts. The Performance Measures, as well as the weighting given to the measures, for the 2016 STIP for Messrs. Jones, Ryan, Wolking, Sandgren, Moore and Knight included the following:

The Compensation Committee chose the Performance Measures of corporate net income because it believes it properly focuses executive management on continuing to drive improvements in the profitability of the Company. The Compensation Committee chose to structure an aggregate of 40% of the Performance Measures in the net charge-off ratio and the efficiency ratio categories in order to ensure executive management is focused on appropriately managing the Company’s credit quality and to ensure executive management focuses on managing expenses within the Company.

The Compensation Committee established the 2016 potential payouts to each NEO. Under the STIP, the target incentive payout for the CEO was established at 90% of base salary. The target incentive payout for the Chief Financial Officer and President and Chief Operating Officer was established at 50% of base salary, and the target incentive payout for the other NEOs was established at 45% of base salary. The maximum payout under the STIP is 150% of the target incentive payout and is earned only when actual performance significantly exceeds the target.

Discretionary Bonus.  Management formulated a budget for 2016 that consisted of various inputs based on a market analysis which included two projected interest rate increases during the year. Given the uneven economic and political environment that prevailed in 2016, the Federal Reserve Board did not raise interest rates in 2016 until late December. Because management had budgeted interest rate increases to occur in April and November, plan adjusted net income did not meet the threshold level of performance and no bonuses were earned under the Short-Term Incentive Plan for 2016. After taking into account this issue, the actual 2016 financial results and all of the Company’s accomplishments as set forth in more detail below, the Compensation Committee recommended, and our Board in January, 2017, approved, the payment of bonuses for 2016 to our executive officers in an amount equal to the bonuses that would have been paid under the Short-Term Incentive Plan had the threshold performance level been achieved, or 50% of the executive’s target opportunity, other than the CEO who received slightly less than threshold. In approving these bonuses, the Compensation Committee and our Board considered the following financial metrics:

•	The Company experienced the highest net income in its history in 2016 ($134.3 million) and ended 2016 with a stock price of $18.15, an increase $4.59 or 34%;

•	The Company’s tangible book value per share at the end of 2016 was $8.30, an increase of $0.68 or 8.9%;

•	The Company experienced organic loan growth in 2016 of $491.9 million or 7.1% and organic core deposit growth in 2016 of $473.9 million or 5.7%; and

•	Even with the strong organic loan growth the Company experienced a very low level of net charge-offs in 2016 of 0.04%.

There were a number of key accomplishments in 2016 that the Compensation Committee and our Board believed will provide a foundation for stronger future growth, including the following:

•	The successful negotiation and sale of the Insurance Company with a significant premium paid for the business;

•	The successful integration of AnchorBank, the largest acquisition in the Company’s history, placing the Company in growth markets in the state of Wisconsin;

•	The Company was able to terminate its loss share agreement associated with the 2011 acquisition of Integra Bank with the FDIC with minimal financial impact;

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The Company was able to terminate its traditional, qualified defined benefit pension plan, known as the Old National Bancorp Employees’ Retirement Plan, reducing future Company expenses and the uncertainty of market fluctuations impacting pension values and funding requirements; and finally

•	The creation and adoption of a three-year strategic plan with a focus on increasing shareholder value.

The Committee and Board also took into consideration the CEO’s and executive management’s work in building a company that has engaged in appropriate risk-taking and investment in new markets to promote the long-term success of the Company – and to navigate successfully dramatic changes in domestic, and world-wide economic, social and political conditions. During a volatile time in the financial services industry when many companies and financial institutions have been targeted by regulators for regulatory and ethical lapses, the Committee and Board noted that the management team of the Company has a “Tone at the Top” that has actively cultivated a culture that gives high priority to ethical standards, principles of fair dealing, professionalism, integrity and compliance with regulatory requirements that have resulted in the Company being named for five consecutive years as One of the World’s Most Ethical Companies by Ethisphere.

In addition to the above, the Committee and Board considered the fact that had the STIP Plan been structured based on GAAP net income of $134.3 million and had not excluded the full impact of the AnchorBank acquisition and the gain on the sale of insurance division, short term incentive payouts would have been 150% of target. The Committee and Board also considered the need to retain and incent talented executives who have managed and led the Company well and with a long-term view over the last several years in a difficult operating environment, which included a flat yield curve with no interest rate increases. During the last five years, management has successfully executed a merger and acquisition strategy that has placed the Company in new and significant growth markets that have cause the Company to experience significant organic loan growth with a very low level of loan charge-offs. Additionally, in 2016, the Company was named One of the Best Banks to Work For by the American Banker (one of only two banks above $10 billion in assets to make the list).

Lastly, the Committee and Board considered the relative amounts of the bonuses to be paid compared to the significantly larger bonuses that would have been earned under the Short-Term Incentive Plan had targeted or maximum performance been achieved, and the Committee and the Board also considered that the payment of the discretionary bonuses would not cause any executive to exceed the Section 162(m) requirements and that all bonuses paid would therefore be deductible by the Company.

Long-Term Incentive Compensation.  We believe that stock ownership by our executive officers is an important tool for aligning their interests with those of our shareholders over the long-term. Therefore, our long-term incentive compensation consists entirely of equity compensation awards. The Amended and Restated 2008 Incentive Compensation Plan, which was approved by shareholders in 2012, is our primary vehicle for providing equity compensation.

In 2016, the award mix for the CEO under the Amended and Restated 2008 Incentive Compensation Plan was entirely performance-based (i.e., 100% of the value awarded consisted of performance-based restricted stock units), as illustrated below:

The awards for the NEOs (other than the CEO) under the Amended and Restated 2008 Incentive Compensation Plan consisted of a combination of Performance-based Restricted Stock Units and Service-based Restricted Stock. The majority of the value awarded (75%) consisted of Performance-based Restricted Stock Units, as illustrated below:

Each of these forms of award encourages executives to use their best efforts to increase the value of our stock, since the value of the awards increases with the value of our stock. In addition, because an executive officer’s right to an award generally vests over time, such awards provide a valuable retention tool.

Our practice is to determine the dollar amount of equity compensation that we want to provide, based on consultation with the compensation consultant who advises the Compensation Committee concerning current market practices. In general, we seek to pay equity incentive compensation that approximates the median for our peer group, if targeted performance is achieved and the 75th percentile for our peer group, if maximum performance is achieved. The Compensation Committee typically makes recommendations regarding equity compensation awards at its first meeting in January, depending upon the availability of the financial results for the preceding year. Typically, these awards are then approved or adjusted by the Board at its next meeting. We make the awards as early as practicable in the year and communicate them to executive officers so that the incentives will be known as early as practicable, thereby maximizing their potential impact. We make equity awards after financial data for the preceding year is available, because this information enables us to refine our expectations for the current year. The proximity of any awards to earnings announcements or other market events is coincidental. Under special circumstances, such as the employment of a new executive or substantial promotion of an existing executive, the Compensation Committee may award equity compensation at other times during the year. On June 1, 2016, the Compensation Committee awarded an additional 6,750 performance based restricted stock units and an additional 2,250 serviced based restricted stock units to Mr. Ryan because of his elevation to the role of CFO. Besides this award, the Compensation Committee did not make any special grants of equity incentive compensation to any NEO in 2016.

On January 28, 2016, we granted performance-based restricted stock units and service-based restricted stock to the NEOs (with the exception of the CEO who only received performance-based restricted stock units) pursuant to our Amended and Restated 2008 Incentive Compensation Plan. These awards are reflected on the Table on page 61 entitled “Grants of Plan-Based Awards During 2016.” The Compensation Committee and Board, in order to align the CEO’s incentive compensation directly with shareholder interests and to place 100% of his equity compensation at risk, determined that his equity compensation should consist of performance-based restricted stock units with no service-based component.

The allocations of equity awards granted by the Company included substantially higher percentages of performance equity awards when compared to the Company’s peers as reported on the charts on pages 46 and 47. The Compensation Committee awarded the right to earn shares to the NEOs and certain other executives based on the performance of the Company in 2015. The awards differed for each of the NEOs and they were determined by the Compensation Committee, according to each officer’s salary level and based on competitive survey data provided by Pearl Meyer. The performance goals were not based on individual performance.

Performance-Based Restricted Stock Units.  The Compensation Committee continued the use of performance-based restricted stock units in 2016 because their use simplifies the administration of the performance awards, as shares are not actually granted until the end of the performance period and dividends are not paid on the units until the units vest into earned shares. In general, our executive officers will not earn performance-based restricted stock units unless we meet pre-established objective performance criteria for the performance period, and the executive officer remains employed throughout the performance period and any required service period.

The CEO only receives performance-based restricted stock unit awards. In 2016, the CEO’s performance-based restricted stock unit awards were allocated between internal and external performance measures as described in the chart on page 51.

The Committee allocated 75% of the award based on a measure of relative total shareholder return to ensure the CEO’s interests were closely aligned with shareholders. With respect to allocating 25% of the award based on the internal measure of EPS, the Committee considered the importance of focusing the CEO’s attention on earnings growth of the Company.

In 2016, the NEOs (except for the CEO) received awards of performance-based restricted stock units allocated as described below and shown in the chart on page 51.

Based on the recommendation of Pearl Meyer, the Committee determined to weight 67% of the performance-based restricted stock unit award to the external measure of relative total shareholder return to ensure the officers’ interests were closely aligned with the interests of shareholders. The remaining portion of the performance-based restricted stock unit award (33%) was allocated to EPS to recognize the importance of earnings growth.

In general, the NEOs must be employed by the Company through the distribution date, which would be after December 31, 2018 and before March 31, 2019, in order to receive a distribution of any 2016 performance-based restricted stock unit awards earned for performance against either the internal or external measures. However, if the executive officer terminates employment on account of disability or retirement, he or she will be treated the same as if he or she had continued employment.

For each restricted stock unit award, we have established minimum, target and maximum performance levels. The actual performance level at the end of the performance period will determine the percentage of units earned. No units will be earned if results are less than the required minimum performance. If target is achieved, all of the units awarded will be earned. If maximum performance is achieved, the number of units earned will multiply by 1.5. Earned units are converted to shares after the performance period has ended and actual results have been evaluated relative to the established minimum, target and maximum performance levels.

The financial performance measurement factor for the internal measure award is the Compounded Annual Growth Rate (or CAGR) of the Company’s earnings per share (or EPS) measured against internal goals over a three-year performance period. This measure was chosen because the Committee believes that earnings growth is a high priority and that sustained growth in earnings will result in the creation of value for shareholders. For a minimum (25%) payout to occur under the earnings per share internal measure award, EPS must grow at a 4% compounded annual rate over the three-year performance period. For targeted (100%) payout to occur, earnings per share must grow at a 6% CAGR over the three-year performance period, and for maximum (150%) payout to occur, earnings per share must grow by an 8% CAGR over the three-year measurement period.

Total shareholder return is our external relative measure for determining performance-based units earned. For purposes of the 2016 award, we define relative total shareholder return – which is measured against the peer group for the three-year measurement period – as the three-month average stock price for the period ending December 31, 2015 compared to the three-month average stock price for the period ending December 31, 2018 for the Company and the Peer Group. The three-month average stock price will be determined by averaging the closing stock price of each trading day during the three months ending on the applicable December 31, including adjustments for cash and stock dividends. This measure was chosen because the Committee believes it strongly links executive compensation to shareholder value creation over time.

Shares received from any earned performance-based restricted stock units must be held until the stock ownership guidelines are met. Dividends earned on vested shares accumulated during the performance period, are paid in stock after the end of the performance period and are subject to the holding requirement.

If an executive officer’s employment is terminated on account of death, the target performance criteria will be deemed satisfied, and restrictions on the shares will lapse. If the executive officer terminates employment on account of disability or retirement, the executive officer will be treated the same as if he or she had continued employment through the end of the performance period. If there is a change in control, then performance-based restricted stock awarded to the NEOs will vest upon the closing date on a pro-rated basis as determined by the performance of the Company on the closing date.

Service-Based Restricted Stock.  We grant service-based restricted stock for various reasons: these stock awards create ownership, which aligns the executive’s interests with those of other shareholders; these awards contribute to the retention of key employees, whose future service is deemed essential to the ongoing success of the Company. However, because service-based restricted stock is not contingent on our business performance, the value of the service-based restricted stock award is substantially less than the value of the performance-based portion of the award. In general, with the exception of dividends, an executive officer will not realize value for service-based restricted stock, unless he or she remains employed during the required service period. If an executive officer terminates employment on account of death, or terminates without cause or with good reason following a change in control of the Company, restrictions on the stock will lapse. If the executive officer terminates employment on account of disability or retirement, he or she will be treated the same as if he or she had continued employment. The service-based restricted stock granted in 2016 will vest in three approximately equal annual installments over a three-year period ending on February 1, 2019. We pay cash dividends on service-based restricted stock to our executive officers during the restricted period. The service-based restricted stock must be held by the NEO until the stock ownership guidelines are met even if the restrictions have lapsed.

In 2016, the Compensation Committee granted service-based restricted stock to NEOs other than the CEO in order to encourage ownership of Company stock, align the Company with Peer Group practices and to ensure the retention of key executive officers in the Company. Twenty-five percent of the total equity award for the NEOs other than the CEO was in the form of service-based stock in 2016. As noted previously, the CEO’s long-term incentive awards are entirely performance-based and do not include any service-based restricted stock.

Retirement Plans.  Until December 31, 2005, we maintained a traditional qualified defined benefit pension plan, known as the Old National Bancorp Employees’ Retirement Plan (“Retirement Plan”). We froze the Retirement Plan as of December 31, 2001, except for employees who were at least age 50 or who had 20 years of credited service as of December 31, 2001. As of December 31, 2005, we froze the Retirement Plan for all remaining employees. We also maintained a nonqualified retirement plan to replace any reduction in benefits under the Retirement Plan due to limitations on benefits under the Internal Revenue Code (“Supplemental Plan”). We also froze the Supplemental Plan as of December 31, 2005. No executive officer will earn further benefits under the Retirement Plan or the Supplemental Plan after 2005, although benefits as of December 31, 2005, are preserved.

In 2016, the Board terminated the Retirement Plan and paid out the proceeds to former and current employees on October 21, 2016. The Supplemental Plan was not terminated.

We continue to maintain a tax-qualified defined contribution plan, known as the Old National Bancorp Employee Stock Ownership and Savings Plan (“Savings Plan”), for eligible employees. The Savings Plan allows employees to make pre-tax 401(k) contributions. Subject to the conditions and limitations of the Plan, an employee will be eligible to become a participant of the plan on the first day of the month after completing one month of service. All active participants will be eligible to receive a match of fifty cents on the dollar up to the first 6% of eligible compensation that is contributed to the plan. We may also make profit sharing contributions, in our discretion. To receive profit sharing contributions for a year, an employee must have (i) completed at least 1,000 hours of service during the year and (ii) been employed on the last day of the year or retired on or after age 65, died, or became disabled during the year.

We also maintain a nonqualified deferred compensation plan, known as the “Executive Deferred Compensation Plan,” for a select group of management employees designated by the Compensation Committee, including our executive officers. All executive officers are eligible to participate in the plan. An executive officer may elect to defer up to 25% of his or her regular compensation, and up to 75% of his or her annual bonus under the STIP, in which case the deferral amount will be credited to his or her plan account. The Executive Deferred Compensation Plan applies the same matching formula that is used for the Savings Plan. We provide matching contribution credits under the plan, reduced by any matching contributions under the Savings Plan. In addition, we may provide discretionary contribution credits to make up for any reduction in discretionary profit sharing contributions under the Savings Plan due to Internal Revenue Code contribution limits applicable to tax-qualified retirement plans. We did not provide discretionary credits for 2016.

We credit an executive officer’s plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation Committee, or a combination of the two, as elected by the executive officer. For the market index fund, we use a Bloomberg index, which approximates the risk and return associated with a diversified high quality corporate bond fund. The earnings credit under the Executive Deferred Compensation Plan could be in excess of earnings that would have been credited using the applicable federal long-term rate. Any excess earnings are reported in column (h) of the Summary Compensation Table on page 59.

All amounts paid under the Executive Deferred Compensation plan are paid from our general assets and are subject to the claims of our creditors. Except in the case of financial emergency, an executive officer’s benefits under the plan may not be distributed until after termination of employment. In general, an executive officer may elect to receive his plan benefits in a lump sum or in annual installments over two to ten years.

Employment Arrangements.  We have entered into employment agreements with each of the NEOs with the exception of Jeffrey L. Knight, who has an Amended Severance and Change of Control Agreement (referred to collectively as “employment agreement(s)” or “agreements”). The employment agreements were amended effective January 1, 2011, to provide for:

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No Gross-up on Severance Benefits – The Company has adopted a “best after-tax provision” whereby the executive receives the full 280G payment and has the responsibility for any excise tax, or the payment is reduced to the safe harbor amount, whichever will put the executive in the best after-tax position with the most compensation and income.

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No Gross-up on Perquisites – There will be a continuation of benefit coverage to be provided by the Company for the requisite number of months. However, any tax resulting from these payments will be the executive’s responsibility.

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No Walk Away Provision – The Company has eliminated the ability of the executive to voluntarily terminate his or her employment within 12 months of a Change in Control without good reason. The executive will continue to have the right to terminate employment within 24 months of a Change in Control with good reason and receive severance and other benefits.

The changes to these agreements were adopted after reviewing prevailing market and developing executive compensation best practices. Under each of their respective employment and severance agreements, the NEOs are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the Board. Based on information provided by the Compensation Committee’s compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment and severance agreement arrangements and uses peer data to determine whether these arrangements are consistent with prevailing market practices.

Pursuant to the employment agreements, we are generally obligated to pay certain non-change of control severance benefits to the NEO, if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. An NEO must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, to receive his or her severance benefits.

The employment and severance agreements also provide for change of control severance benefits for each NEO. The Company is required to pay change of control severance benefits if, within two years following a change of control (as defined in the agreements), we terminate the NEO’s employment for a reason other than “Cause” or the NEO’s disability, or if the executive resigns within two years after a change of control after we have taken certain actions detrimental to the NEO.

The Compensation Committee believes that the employment agreements, which include change of control severance benefits, assure the fair treatment of the NEOs in relation to their professional careers with the Company by assuring them of some financial security in the event of a change of control. The change of control provision also protects the shareholders of the Company by encouraging the NEOs to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change of control. The Compensation Committee established the change of control payouts to each of the NEOs after reviewing peer data and consulting with the Compensation Committee consultant.

In the Committee’s view, severance benefits, including in the event of a change-in-control, are contingent and operate as a form of insurance rather than a principal component of compensation strategy. In that regard, the Committee does not reduce or otherwise modify compensation elements on the basis of eligibility for severance benefits. The Potential Payments on Termination or Change-in-Control tables on pages 68 through 73 and the discussion of the employment agreements beginning on page 56 set forth the estimated values and details of the termination benefits under various scenarios for each of the NEOs.

Perquisites and Other Compensation.  Detailed information regarding other compensation is provided in note 6 to the Summary Compensation Table on page 60. In general, we believe that perquisites should not constitute a consequential portion of any executive officer’s compensation. The Company makes available to the NEOs financial counseling services to assist them in obtaining financial planning advice. This benefit is provided to the executives, but the executives pay any tax due on the benefit.

James Sandgren received a country club membership allowance of $12,540 for business development purposes and he received a Company paid executive physical at a cost of $1,671. No other executive received perquisites in excess of $10,000 in 2016. Moreover, certain of the perquisites provided to executive officers also provide a benefit to us. For example, executive physicals, which we require annually for the CEO and every other year for the other NEOs, help us to assure that our executive officers do not postpone addressing health issues that could result in great cost to us in lost productivity and covered treatment costs.

Stock Ownership Guidelines.  In 2010, the Compensation Committee and Board amended the previously established stock ownership guidelines for the Company’s executive officers, including the NEOs, to make the guidelines more consistent with market practices, and to ensure executives retain a specified percentage of stock of the Company until the target ownership level is achieved and to reduce the risk that stock price volatility could impact the achievement of the target ownership requirement. Under the guidelines, the NEOs are required to hold shares of our stock with a value which is the lesser of the following:

As of December 31, 2016, each of the NEOs has met the stock ownership guideline requirement for ownership, with the exception of James Sandgren. Upon Mr. Sandgren’s promotion to President and Chief Operating Officer in May 2016, his ownership requirement increased from 3 times salary or 50,000 shares to 4 times salary or 100,000 shares.

For purposes of the guidelines, vested in-the-money options, unearned performance-based restricted stock units, unvested service-based restricted stock and phantom shares in the Nonqualified Deferred Compensation Plan are taken into account.

Executive Compensation in 2017

In January 2017, based on results of a review by executive management of the compensation program, the Compensation Committee approved certain changes to the program which will be effective in 2017. In this review, the Compensation Committee considered the balance between short and long-term incentives, cash versus stock, revenue and risk metrics and absolute and relative Performance Measures and considered the time horizon of payments versus risks.

The Compensation Committee and Board first recognized the improvement in financial results in 2016 over 2015, compared to peers. Performance of the Company for the three-year period through 2015 and through the third quarter of 2016, compared to peers, was at the 41st percentile and the 50th percentile of peers. The financial results of the Company compared favorably to peers across various measures of profitability, returns, growth and credit quality. The Compensation Committee noted, however, that there was a slight misalignment of executive compensation with total cash compensation just below the median of the peer group. The Committee noted that the misalignment was due to the impact of lower base salaries and target cash incentives positioned slightly below the market median.

At the recommendation of executive management and Pearl Meyer, the Compensation Committee agreed to make changes to the STIP design for 2017. In an effort to drive shareholder value under the Company’s three-year strategic plan, the Compensation Committee made the determination to adopt the following performance measures and weightings as described in the following chart:

The Compensation Committee adopted the performance measures of ROATCE and EPS growth as part of the STIP performance measures for 2017 because of their correlation with creating shareholder value. The Compensation Committee elected to keep Efficiency Ratio as part of the STIP design to ensure management focuses on managing expenses within the Company. The achievement of certain diversity and inclusion targets for 2017 were also adopted as part of the plan as a negative modifier to the final results.

Upon the recommendation of executive management as well as Pearl Meyer, the Compensation Committee agreed to make certain changes to the performance measures and weighting of the performance based restricted stock unit awards to the CEO and other NEOs as depicted in the following chart:

In 2017, our long-term equity awards for the NEO’s (other than the CEO) will be allocated as follows: 75% performance based restricted stock units; and 25% service based restricted stock units. The CEO will continue to receive all of his long-term equity awards in performance-based restricted stock units.

The performance measure for the relative award will continue to be total shareholder return, and the performance measure for the absolute award will be return on average tangible common equity, or ROATCE. ROATCE replaced EPS as a performance measure in the Long-Term Incentive Compensation Plan because of the stronger correlation between improvement in ROATCE and the increase in shareholder value.

The Compensation Committee and Board agreed to increase the base salary for 2017 for the CEO in recognition of the strong financial progress of the Company in 2016. As noted on pages 39 and 74 of this proxy statement, the Company experienced the highest net income in its history in 2016 and ended 2016 with a stock price that was 34% higher than at the end of 2015. The Committee also noted that Mr. Jones had led the Company in 2016 in an integration of the Company’s largest acquisition, placing the Company in growth markets in the state of Wisconsin. The Compensation Committee also noted Mr. Jones’ leadership in creating a “Tone at the Top” to cultivate a culture of highly ethical standards, professionalism, integrity and establishing ethically sound strategic goals for the Company and its employees. These accomplishments, as well as the other business achievements described on pages 49 and 50, and the fact that Mr. Jones’ base salary lags behind the median of peers, were considered by the Committee in its decision to raise Mr. Jones’ base salary for 2017. The Compensation Committee also agreed to raise the STIP target percentage for Mr. Jones from 90% to 100%.

The other NEOs met or exceeded Mr. Jones’ performance expectations for 2016, and based on his recommendations, the Compensation Committee increased the base salaries of each of the NEOs between 2.4% and 6%, with the exception of Mr. Wolking who declined a salary increase for 2017 due to the fact his salary was already within the targeted range for comparable positions within the Company’s peer group. The Compensation Committee also agreed to raise the STIP target percentage for Messrs. Ryan and Sandgren from 50% to 60% and to reduce the STIP target percentage for Mr. Wolking from 50% to 45% due to his decreased responsibilities.

In 2017, all of the NEOs will participate in the STIP comprised of the performance measures set forth in the above chart. In 2017, the Compensation Committee agreed to continue certain enhancements to the Company’s diversity objectives for 2017 and also granted the CEO the discretion to reduce any STIP earned in 2017 by up to 10% in the event the CEO, in his discretion, does not believe the executive management team is sufficiently championing diversity within the Company’s culture.

In addition to the changes summarized above, the Company is maintaining its existing compensation practices that represent strong corporate governance including the following:

•

An independent compensation consultant and independent counsel who report directly to the Compensation Committee and provide no services to the Company other than those relating to the Compensation and Governance Committee’s decisions concerning executive and outside Director compensation;

•	Significant stock ownership guidelines that align executives’ interests with those of our shareholders;

•	A “clawback” policy that permits the Board to recover bonuses from senior executives whose fraud or misconduct resulted in a significant restatement of financial results;

•	An annual risk assessment of the Company’s pay practices; and

•

Compensation policies and practices designed to discourage excessive risk-taking, including the assessment of performance across multiple dimensions and metrics, the use of multi-year performance periods and, as discussed above, the adoption of stock ownership guidelines and a “clawback” policy.

2016 Summary Compensation Table

The table below provides information regarding compensation earned by Robert G. Jones, our CEO, James C. Ryan, III and Christopher A. Wolking, each of whom served as Chief Financial Officer through a portion of the year, and James A. Sandgren, Daryl D. Moore and Jeffrey L. Knight, the other three executive officers employed at the end of 2016 who were most highly compensated for 2016.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert G. Jones, Chairman and CEO	2016 2015 2014	700,962 668,269 650,000	298,740 0 0	694,590 907,758 793,794	0 0 0	0 634,299 498,469	293,543 0 0	35,626 38,011 35,773	2,023,461 2,248,337 1,978,036

James C. Ryan, III, Senior EVP and Chief Financial Officer	2016 2015 2014	350,258 275,919 259,567	84,891 0 0	217,830 150,541 130,314	0 0 0	0 130,947 119,433	195 150 79	17,372 16,106 17,156	664,948 573,663 526,549

Christopher A. Wolking, Senior EVP, Capital Markets and Specialty Products Officer	2016 2015 2014	390,511 364,730 354,107	94,093 0 0	212,232 246,339 234,564	0 0 0	0 192,328 181,037	33,755 0 11,572	19,202 16,624 13,872	749,793 820,021 795,152

James A. Sandgren, President and Chief Operating Officer	2016 2015 2014	430,904 357,673 329,054	104,260 0 0	212,232 246,339 130,314	0 0 0	0 188,606 176,455	285 228 12,311	29,569 25,647 26,601	777,250 818,493 674,735

Daryl D. Moore, Senior EVP and Chief Credit Executive	2016 2015 2014	316,772 305,040 303,430	68,634 0 0	137,951 177,912 156,376	0 0 0	0 144,767 146,443	123,133 21,230 247,214	19,332 16,963 18,524	665,822 665,912 871,987

Jeffrey L. Knight, EVP and Chief Legal Counsel	2016 2015 2014	346,572 321,051 308,703	75,171 0 0	137,951 177,912 156,376	0 0 0	0 152,366 142,042	1,730 359 27,592	17,485 15,276 17,147	578,909 666,964 651,860

(1) Base salary increases for NEOs are effective in the first pay of April during the calendar year. In 2016, the Company had 27 payrolls instead of the normal 26 payrolls as a result of the payroll calendar.

(2) 2016 Bonuses are for 2016 performance, but were not approved or paid until 2017. Mr. Jones’ bonus was reduced by $5,010 in order to remain under 162(m) limits.

(3) Stock awards included in Column (e) consist entirely of service-based restricted stock and performance-based restricted stock units granted under our Amended and Restated 2008 Incentive Plan. The grant date value of the awards is as determined under FASB ASC Topic 718. For performance-based restricted stock, the grant date value is based on the number of units that would be earned at target levels of performance. The value of the award assuming the highest level of performance conditions are achieved for the 2014, 2015 and 2016 awards would be: Robert Jones ($1,190,691, $1,361,637, and $1,041,855); James Ryan ($177,158, $206,369, and $295,488), Christopher Wolking ($318,884, $337,694, and $288,498); James Sandgren ($177,158, $337,694, and $288,498) Daryl Moore ($212,589, $243,891, and $187,523); and Jeffrey Knight ($212,589, $243,891, and $187,523). For the number of shares of service-based and performance-based restricted stock awarded in 2016, see the Grants of Plan-Based Awards Table on page 61.

(4) These amounts represent incentives that were earned under the Company’s STIP.

(5) This amount is the increase of the actuarial present value of the executive’s benefit under our frozen defined benefit plans, plus the amount of the executive’s earnings credit under our Executive Deferred Compensation Plan in excess of the earnings that would have been credited using the applicable federal long-term rate, with compounding (as described by Section 1274(d) of the Internal Revenue Code).

The 2016 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and $293,543); James Ryan ($0 and $195) Christopher Wolking ($1,361 and $32,394); James Sandgren ($-4,173 and $285); Daryl Moore ($97,497and $25,636); and Jeffrey Knight ($1,231 and $499).

The 2015 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and -$65,253); James Ryan ($0 and $150); Christopher Wolking ( -$3,388 and -$2,596); James Sandgren (-$4,551 and $228); Daryl Moore (-$66,972 and $21,230); and Jeffrey Knight (-$7,281 and $359).

The 2014 Change in Pension Values and Non-Qualified Deferred Compensation “excess” earnings were: Robert Jones ($0 and -$27,704); James Ryan ($0 and $79); Christopher Wolking ( $11,572 and -$246); James Sandgren ($12,182 and $129); Daryl Moore ($234,127 and $13,087); and Jeffrey Knight ($27,427 and $165).

(6) The amounts specified in Column (i) include the following: perquisites, company contributions to defined contribution plans, cash dividends on restricted stock and life insurance premiums.

Name	Perquisites & Other Personal Benefits(a)	Company Contributions to Defined Contribution Plans(b)	Cash Dividends on Restricted Stock	Life Insurance Premiums(c)	Total
	($)	($)	($)	($)	($)
Robert G. Jones	0	35,002	0	624	35,626
James C. Ryan, III	4,020	9,072	3,695	585	17,372
Christopher A. Wolking	1,671	12,000	4,940	591	19,202
James A. Sandgren	14,211	10,140	4,594	624	29,569
Daryl D. Moore	1,622	13,896	3,337	477	19,332
Jeffrey L. Knight	1,622	12,000	3,337	526	17,485

(a) James A. Sandgren received a country club membership allowance of $12,540 for business development purposes and also received an executive physical at a cost of $1,671.

(b) Company Contributions to Defined Contribution Plans include $7,950 and $27,052 to the Old National Bancorp Employee Stock Ownership and Savings Plan and the Old National Bancorp Executive Deferred Compensation Plan respectively, for Robert Jones; and $8,022 and $1,050 for James Ryan; and $7,950 and $4,050 for Christopher Wolking; and $9,090 and $1,050 for James Sandgren; and $8,302 and $5,594 for Daryl Moore; and $7,950 and $4,050 for Jeff Knight; respectively to those same plans.

(c) The listed executive officers receive group life coverage equal to two times base salary, whereas other employees receive coverage of one times base salary. The amounts in this column are the premiums for the executive officers’ coverage.

Grants of Plan-Based Awards During 2016

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options(#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert G. Jones	1/28/2016	303,750	607,500	911,250
	1/28/2016				17,125	68,500	102,750				694,590

James C. Ryan, III	1/28/2016	84,890	169,781	254,671
	1/28/2016				2,063	8,250	12,375				83,892
	1/28/2016							2,750			32,835
	6/1/2016	87,564	175,129	262,693
	6/1/2016				1,688	6,750	10,125				71,425
	6/1/2016							2,250			29,678

Christopher A. Wolking	1/28/2016	94,093	188,186	282,279
	1/28/2016				3,750	15,000	22,500				152,532
	1/28/2016							5,000			59,700

James A. Sandgren	1/28/2016	104,260	208,519	312,779
	1/28/2016				3,750	15,000	22,500				152,532
	1/28/2016							5,000			59,700

Daryl D. Moore	1/28/2016	68,634	137,268	205,902
	1/28/2016				2,438	9,750	14,625				99,146
	1/28/2016							3,250			38,805

Jeffrey L. Knight	1/28/2016	75,171	150,343	225,514
	1/28/2016				2,438	9,750	14,625				99,146
	1/28/2016							3,250			38,805

(1) All non-equity incentive plan awards are made pursuant to our Amended and Restated 2008 Incentive Plan. The targets are established as a percentage of the executive’s wages paid over the final 26 payrolls of 2016.

(2) The shares in Columns (f), (g), and (h) are performance-based restricted stock units granted under our Amended and Restated 2008 Incentive Compensation Plan. The performance period for 100% of the performance based awards is the three-year period ending December 31, 2018. The restriction period for 100% of the performance based grant ends on March 15, 2019. For the CEO for 25% of the award, the financial factor used is earnings per share growth. For the remaining 75% of the award, the relative financial factor used is total shareholder return as compared to the company’s peer group. For all other executives for one-third of the award the financial factor used is earning per share growth. For the remaining two-thirds, the relative financial factor used is total shareholder return as compared to the company’s peer group. Dividends accumulate on earned shares and are paid in the form of shares.

(3) The shares in Column (i) are service-based restricted shares granted under our Amended and Restated 2008 Incentive Compensation Plan that vest in three substantially equal installments on February 1 of 2017, 2018 and 2019. Vesting is contingent upon the Executive Officers remaining employed during the required service period. Executive Officers are entitled to dividends during the vesting period on the number of outstanding shares.

(4) No stock options were granted in 2016.

Outstanding Equity Awards at December 31, 2016

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Robert G. Jones	59,100			18.43	01/25/17				17,795	(2)	322,979
	70,000			15.29	01/24/18				17,897	(3)	324,831
	49,000			13.31	01/29/19				17,785	(4)	322,798
James C. Ryan, III						834	(1A)	15,137	2,081	(2)	37,770
						1,834	(1B)	33,287	2,218	(3)	40,257
						5,000	(1C)	90,750	3,875	(4)	70,331
Christopher A. Wolking	19,600			18.43	01/25/17	1,500	(1A)	27,225	3,744	(2)	67,954
						3,000	(1B)	54,450	3,625	(3)	65,794
						5,000	(1C)	90,750	3,895	(4)	70,694

Footnotes:

(1A) Service-based restricted shares granted in 2014 that will become vested on February 1, 2017.

(1B) Service-based restricted shares granted in 2015 that will become vested in two substantially equal installments on February 1 of 2017 and 2018.

(1C) Service-based restricted shares granted in 2016 that will become vested in three substantially equal installments on February 1 of 2017, 2018 and 2019.

(2) This award represents performance-based restricted stock units granted in 2014. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2016 and before March 15, 2017.

(3) This award represents performance-based restricted stock units granted in 2015. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2017 and before March 15, 2018.

(4) This award represents performance-based restricted stock units granted in 2016. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2018 and before March 15, 2019.

Outstanding Equity Awards at December 31, 2016

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)			Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)			(h)	(i)		(j)
James A. Sandgren	12,000			15.29	01/24/18	834	(1A	)	15,137	2,081	(2)	37,770
						3,000	(1B	)	54,450	3,625	(3)	65,794
						5,000	(1C	)	90,750	3,895	(4)	70,694
Daryl D. Moore	12,300			18.43	01/25/17	1,000	(1A	)	18,150	2,496	(2)	45,302
						2,167	(1B	)	39,331	2,621	(3)	47,571
						3,250	(1C	)	58,988	2,531	(4)	45,938
Jeffrey L. Knight	16,500			18.43	01/25/17	1,000	(1A	)	18,150	2,496	(2)	45,302
	19,700			15.29	01/24/18	2,167	(1B	)	39,331	2,621	(3)	47,571
	11,000			13.31	01/29/19	3,250	(1C	)	58,988	2,531	(4)	45,938

Footnotes:

(1A) Service-based restricted shares granted in 2014 that will become vested on February 1, 2017.

(1B) Service-based restricted shares granted in 2015 that will become vested in two substantially equal installments on February 1 of 2017 and 2018.

(1C) Service-based restricted shares granted in 2016 that will become vested in three substantially equal installments on February 1 of 2017, 2018 and 2019.

(2) This award represents performance-based restricted stock units granted in 2014. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2016 and before March 15, 2017.

(3) This award represents performance-based restricted stock units granted in 2015. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2017 and before March 15, 2018.

(4) This award represents performance-based restricted stock units granted in 2016. The number of units assumes that threshold performance has been achieved. The executive officers’ interest in any earned shares will vest on the distribution date which will be after December 31, 2018 and before March 15, 2019.

Option Exercises and Stock Vested in 2016

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Robert G. Jones	0	0	0	0
James C. Ryan, III	0	0	2,999	34,998
Christopher A. Wolking	40,000	92,100	4,667	54,464
James A. Sandgren	7,000	25,830	3,167	36,959
Daryl D. Moore	23,000	53,775	3,333	38,896
Jeffrey L. Knight	0	0	3,333	38,896

Pension Benefits in 2016

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)	Change in Pension Value ($)
(a)	(b)	(c)	(d)	(e)	(f)
Robert G. Jones	Retirement Plan Supplemental Plan	0 0	0 0	0 0	0 0
James C. Ryan, III	Retirement Plan Supplemental Plan	0 0	0 0	0 0	0 0
Christopher A. Wolking(3)	Retirement Plan Supplemental Plan	3 3	0 1,468	48,691 0	1,121 240
James A. Sandgren	Retirement Plan Supplemental Plan	12 0	0 0	37,597 0	(4,173 0)
Daryl D. Moore(3)	Retirement Plan Supplemental Plan	26 26	0 554,686	642,298 0	17,484 80,013
Jeffrey L. Knight(3)	Retirement Plan Supplemental Plan	10 0	0 0	121,569 0	1,231 0

(1) Benefits under both the Retirement Plan and Supplemental Plan were frozen, effective December 31, 2005. The Retirement Plan, a tax-qualified defined benefit plan, was terminated on May 15, 2016. During October 2016, the Retirement Plan settled plan liabilities through either lump sum distributions to plan participants or annuity contracts purchased from a third party insurance company that provided for the payment of vested benefits to those participants that did not elect the lump sum option. The Supplemental Plan is a defined benefit non-qualified deferred compensation plan established to make up for benefit reductions under the Retirement Plan on account of Internal Revenue Code benefit limitations.

(2) The calculation of present value of accumulated benefit assumes a discount rate of 4.00% until age 65. 80% of active participants are assumed to elect benefits as a lump sum at the retirement age. The remaining active participants will elect a monthly annuity on the normal form at the assumed retirement age. The assumed lump sum basis is 4.00% interest and 50/50 blend of male female mortality and improvement scales. This reflects the IRS practice of defining lump sum mortality on a unisex basis.

(3) Prior to the termination of the Old National Bancorp Employees’ Retirement Plan in 2016, participants were eligible for early retirement benefits when they reached 55 years of age with 5 years of service. The plan defined normal retirement as the first day of the month coincident with or immediately following a participant’s 65th birthday. The formula for calculating early retirement benefits considered the number of years prior to a participant’s normal retirement date and applied a payment reduction that gradually decreased the closer an individual got to achieving normal retirement. Prior to the plan settlement, Christopher Wolking, Daryl Moore and Jeffrey Knight were eligible for retirement benefits at reduced rates of 52.92%, 65.38% and 57.69% of their accrued benefit, respectively.

2016 Nonqualified Deferred Compensation

Name	Year	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)

(a)		(b)	(c)	(d)	(e)	(f)
Robert G. Jones	2016 2015 2014	203,622 116,674 123,622	27,052 29,287 27,499	330,869 -30,654 8,589	0 0 0	1,753,534 1,191,991 1,076,684

James C. Ryan, III	2016 2015 2014	0 0 0	1,050 950 1,100	448 396 340	0 0 0	10,206 8,708 7,362

Christopher A. Wolking	2016 2015 2014	27,043 0 0	4,050 3,700 0	40,244 5,068 8,671	0 0 0	333,745 262,408 253,640

James A. Sandgren	2016 2015 2014	0 0 0	1,050 950 1,100	654 600 538	0 0 0	14,759 13,055 11,505

Daryl D. Moore	2016 2015 2014	50,684 45,756 36,412	5,594 5,618 6,238	59,223 56,143 52,114	0 0 0	1,336,565 1,221,064 1,113,547

Jeffrey L. Knight	2016 2015 2014	0 0 0	4,050 3,700 3,850	1,149 955 758	0 0 0	26,565 21,366 16,711

(1)	These amounts are also included under All Other Compensation in the Summary Compensation Table on page 59.

(2)	Of the 2016 balances reported in this column, the amounts of $293,543, $195, $32,394, $285, $25,636, and $499 with respect to Messrs. Jones, Ryan, Wolking, Sandgren, Moore and Knight respectively, were reported under Change in Pension Value and Non-Qualified Deferred Compensation in the Summary Compensation Table on page 50.

(3)	Of the 2016 balances reported in this column, the amounts of $435,875, $81,470, $4,282, $252,415, and $17,152 with respect to Messrs. Jones, Wolking, Sandgren, Moore and Knight, respectively, were reported in the Summary Compensation Table in prior years.

Potential Payments on Termination or Change in Control.

Employment Agreements.  We have entered into employment agreements with each NEO with the exception of Jeffrey L. Knight, who has entered into an Amended Severance and Change of Control Agreement (collectively referred to as “employment agreement(s)” or “agreements”). The amended agreements effective January 1, 2011, are summarized below. The summary is qualified in its entirety by reference to the agreements themselves, copies of which are available from the Company itself or from the Company’s public filings with the SEC.

The initial term of the employment agreements entered into with the CEO and Chief Financial Officer ended on December 31, 2010. The initial term of the employment agreement entered into with the President and Chief Operating Officer ended on December 31, 2014. The agreements contain automatic one-year extensions, unless the NEO or the Company provides 60 days’ notice before the end of the year of intent not to renew the agreement. The initial term of the agreements for Messrs. Moore and Knight expired on December 31, 2009, but were automatically renewed pursuant to the automatic one-year extensions set forth in the agreements. Messrs. Moore and Knight or the Company must provide 60 days’ notice before the end of the renewal term of intent not to renew the agreement.

Under each of their respective employment agreements, the NEOs are entitled to a base salary, incentive compensation (both cash and equity) and other employee benefits as determined by the Board. Based on information provided by the Compensation Committee’s compensation consultant, the Committee determined that the benefits, including the various multiples of components of compensation, were within the market range for such payouts and benefits. The Committee regularly reviews the Company’s employment and severance agreement arrangements and uses peer data to determine whether these arrangements are consistent with prevailing market practices.

Pursuant to the employment agreements, we are generally obligated to pay certain non-change of control severance benefits to the NEO if we terminate his or her employment without cause, or the executive resigns within 90 days after we have taken certain actions that adversely affect him or her. The agreements also obligate the Company to pay certain severance benefits if there is a change of control of the Company as defined within the agreement. A NEO must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, in order to receive his or her benefits.

For purposes of the employment agreements, “Cause” includes (i) the NEO’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Employer or its reputation; (ii) the NEO’s willful and material failure to perform the duties of his employment (except in the case of a termination of Employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties) and the failure to correct such failure within five (5) days after receiving notice from the Board specifying such failure in detail; (iii) the NEO’s willful and material violation of the Company’s code of ethics or written harassment policies; (iv) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company that the NEO’s employment be terminated; (v) the NEO’s arrest or indictment for a felony or a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or (vi) the NEO’s intentional breach of a material term, condition, or covenant of the Agreement and the failure to correct such violation within five (5) days after receipt of written notice from the Board specifying such breach in detail.

We are generally required to pay non-change of control benefits under the employment agreements if the NEO terminates his or her employment for “Good Reason” within 90 days after we have taken specified actions and we have failed to correct the event within 30 days following the NEO’s notice of termination. These actions include (i) a material reduction in the NEO’s duties, responsibilities, or status with the Company; (ii) a reduction in the NEO’s base compensation or failure to include the NEO with other similarly situated employees in any incentive, bonus, or benefit plans as may be offered by the Company from time to time; (iii) a change in the primary location at which the NEO is required to perform the duties of his or her employment to a location that is more than fifty (50) miles from the location at which his or her office is located on the effective date of the agreement; or (iv) the Company’s material breach of the agreement.

The non-change of control severance benefits payable under the employment agreements for Messrs. Moore and Knight provide for a severance benefit of 52 weeks. The non-change of control severance benefits for our CEO, Chief Financial Officer and Chief Operating Officer provide for a severance payment of 104 weeks. For purposes of this payment, the NEO’s Weekly Pay rate is the sum of his or her annual base salary then in effect and also includes payment of the NEO’s target bonus for the year the severance is paid divided by 52. Each of the employment agreements contain non-solicitation and non-compete provisions, which remain in effect for two years after termination of employment.

The employment agreements also provide for change of control severance benefits for each NEO. The Company is required to pay change of control severance benefits if, within two years following a change of control (as defined in the agreements), we terminate the NEO’s employment for a reason other than “Cause” or the NEO’s disability. The Board believes that the employment agreements, which include change of control severance benefits, assure the fair treatment of the NEOs in relation to their professional careers with the Company by providing them some measure of financial security in the event of a change of control. The change of control provision also protects the shareholders of the Company by encouraging the NEOs to continue to devote their full attention to the Company without being distracted by the need to seek other employment following the change of control. The Compensation Committee established the change of control payouts to each of the NEOs after reviewing peer data and consulting with Pearl Meyer.

Under the employment agreements, we are obligated to make the change of control severance payment, if the NEO resigns for “Good Reason” within two years after a change of control after we have taken certain actions detrimental to the NEO. These actions include (i) assignment to the NEO of any duties materially inconsistent with his or her positions, duties, responsibilities, or status with the Company immediately before the change of control date; (ii) a substantial reduction in the Executive’s duties or responsibilities, or any removal of the NEO from, or any failure to re-elect the NEO to, any positions held by the NEO immediately before the change of control date; (iii) a reduction by the Company in the compensation or benefits of the NEO in effect immediately before the change of control date, or any failure to include the NEO, at a level equal to or better than any other senior executive of the Company, in any incentive, bonus, or benefit plan covering one or more senior executives of the Company; (iv) a reduction in the NEO’s total compensation opportunity; (v) a change in the primary location at which the NEO is required to perform the duties of his or her employment to a location that is more than fifty (50) miles from the location at which his or her office is located immediately before the change in control date (disregarding any change in location in anticipation of the change of control); or (vi) the Company’s material breach of the Agreement.

The change of control severance payment required under the employment agreements is a single lump sum payment in an amount equal to the product of (i) three (3) times (for the CEO, Chief Financial Officer, Capital Markets & Specialty Products Officer and Chief Operating Officer and two (2) times for our other NEOs) (ii) the sum of (A) the NEO’s annual base salary, at the greater of the rate in effect on the change of control date or the termination date, plus (B) the NEO’s target bonus for the year containing the change of control date, or, if greater, the calculated bonus percentage for the year preceding the change of control date, subject to certain limitations and reimbursement provisions contained in the employment agreement.

Following a change of control, all outstanding Company stock options, to the extent not previously vested and exercisable, shall become vested and exercisable upon the NEO’s termination of employment. All grants of performance-based restricted stock will vest upon the closing of the change of control on a pro-rated basis as determined by the performance of the Company on the closing date as specified by the agreement. Service-based restricted stock awards will vest immediately upon an involuntary or good reason termination of a NEO following a change of control. Otherwise, they will vest according to their original terms and conditions.

Under Code Section 4999, a 20% excise tax is imposed on change in control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1). In general, the excess parachute payment threshold above which excise taxes are imposed is three times the base amount (which is the average W-2 compensation over five years). In January 2011, the employment agreements were amended as the Compensation Committee decided to eliminate tax gross ups and adopt a “best after-tax provision” whereby the executive receives the full 280G payment and has the responsibility for any excise tax, or the payment is reduced to the safe harbor amount, whichever will provide the executive the largest total after-tax benefit.

Potential Payments Upon Termination of Employment and Change in Control

The following tables provide information regarding potential payments upon termination of employment or a change in control for the NEOs. For purposes of the following tables, we have assumed that the change in control and/or termination occurred on December 31, 2016, and we have used the closing price of our stock on that date which was $18.15.

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to NEOs of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each NEO in each situation is listed in the following tables.

Robert G. Jones

Chairman and CEO

Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement		Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death
Compensation:
Base Salary	$0		$1,350,000	$0	$0		$0		$0
Short-Term Incentive	$0		$1,215,000	$0	$0		$0		$0
Change in Control Severance	$0		$0	$0	$3,947,063	(2)	$0		$0
Long Term Incentive
Performance-Based Restricted Shares
2014-2016 (Performance Period)	$1,746,348	(1)	$0	$0	$1,746,348	(3)	$1,746,348	(4)	$1,164,232	(5)
2015-2017 (Performance Period)	$1,813,185	(1)	$0	$0	$1,208,790	(3)	$1,813,185	(4)	$1,208,790	(5)
2016-2018 (Performance Period)	$1,864,913	(1)	$0	$0	$621,638	(3)	$1,864,913	(4)	$1,243,275	(5)
Stock Options
Unvested & Accelerated	$0		$0	$0	$0		$0		$0
Service-Based Restricted Stock
Unvested Awards	$0		$0	$0	$0		$0		$0
Benefits and Perquisites:
Accrued Vacation Pay	$51,923		$51,923	$51,923	$51,923		$51,923		$51,923
Medical / Life & Outplacement	$0		$53,760	$0	$53,760		$0		$0
Total	$5,476,369		$2,670,683	$51,923	$7,629,522		$5,476,369		$3,668,220

(1) If Mr. Jones voluntarily terminates his employment, based upon his age and years of service, his termination would be classified as a retirement. As such, he will continue as a participant through the performance period, and his 2014, 2015 and 2016 performance-based shares (including the forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using the actual 2015 bonus percentage of 105.463% of Mr. Jones’ bonus at target.

(3) Performance-based restricted stock units granted in 2014, 2015 and 2016 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the change in control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s).

(4) If Mr. Jones terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2014, 2015 and 2016 performance-based units (including forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Mr. Jones dies while an employee, the period of restriction will lapse, and the 2014, 2015 and 2016 performance-based units will be treated as earned at the “target” level.

James C. Ryan, III

Senior Executive Vice President

Chief Financial Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death
Compensation:
Base Salary	$0	$750,000	$0	$0		$0		$0
Short-Term Incentive	$0	$375,000	$0	$0		$0		$0
Change in Control Severance	$0	$0	$0	$1,687,500	(1)	$0		$0
Long Term Incentive
Performance-Based Restricted Shares
2014-2016 (Performance Period)	$0	$0	$0	$204,188	(2)	$204,188	(3)	$136,125	(4)
2015-2017 (Performance Period)	$0	$0	$0	$149,738	(2)	$224,606	(3)	$149,738	(4)
2016-2018 (Performance Period)	$0	$0	$0	$136,125	(2)	$408,375	(3)	$272,250	(4)
Stock Options
Unvested & Accelerated	$0	$0	$0	$0		$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$139,174	(2)	$139,174	(3)	$139,174	(4)
Benefits and Perquisites:
Accrued Vacation Pay	$28,846	$28,846	$28,846	$28,846		$28,846		$28,846
Medical / Life & Outplacement	$0	$53,682	$0	$53,682		$0		$0
Total	$28,846	$1,207,528	$28,846	$2,399,253		$1,005,189		$726,133

(1) The Change in Control severance is calculated using Mr. Ryan’s 2016 target bonus percentage.

(2) Performance-based restricted stock units granted in 2014, 2015 and 2016 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the change in control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). All service-based restricted stock units are treated as fully earned at target level, and the period of restriction lapses upon a change in control and subsequent termination of employment.

(3) If Mr. Ryan terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2014, 2015 and 2016 performance-based restricted stock units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(4) If Mr. Ryan dies while an employee, the period of restriction will lapse, and 2014, 2015 and 2016 performance-based restricted stock units will be treated as earned at the “target” level.

Christopher A. Wolking

Senior Executive Vice President

Capital Market & Specialty Products Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination		Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death
Compensation:
Base Salary	$0		$758,000	$0	$0		$0		$0
Short-Term Incentive	$0		$379,000	$0	$0		$0		$0
Change in Control Severance	$0		$0	$0	$1,736,557	(2)	$0		$0
Long Term Incentive
Performance-Based Restricted Shares
2014-2016 (Performance Period)	$367,538	(1)	$0	$0	$367,538	(3)	$367,538	(4)	$245,025	(5)
2015-2017 (Performance Period)	$367,538	(1)	$0	$0	$245,025	(3)	$367,538	(4)	$245,025	(5)
2016-2018 (Performance Period)	$408,375	(1)	$0	$0	$136,125	(3)	$408,375	(4)	$272,250	(5)
Stock Options
Unvested & Accelerated	$0		$0	$0	$0		$0		$0
Service-Based Restricted Stock
Unvested Awards	$172,425	(1)	$0	$0	$172,425	(3)	$172,425	(4)	$172,425	(5)
Benefits and Perquisites:
Accrued Vacation Pay	$29,154		$29,154	$29,154	$29,154		$29,154		$29,154
Medical / Life & Outplacement	$0		$52,590	$0	$52,590		$0		$0
Total	$1,345,030		$1,218,744	$29,154	$2,739,414		$1,345,030		$963,879

(1) If Mr. Wolking voluntarily terminates his employment, based upon his age and years of service, his termination would be classified as a retirement. As such, he will continue as a participant through the performance period, and his 2014, 2015 and 2016 performance-based shares (including the forfeiture of some or all shares) will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using the actual 2015 bonus percentage of 105.463% of Mr. Wolking’s bonus at target.

(3) Performance-based restricted stock units granted in 2014, 2015 and 2016 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the change in control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). All service-based restricted stock units are treated as fully earned at target level, and the period of restriction lapses upon a change in control and subsequent termination of employment.

(4) If Mr. Wolking terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2014, 2015 and 2016 performance-based restricted stock units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Mr. Wolking dies while an employee, the period of restriction will lapse, and 2014, 2015 and 2016 performance-based restricted stock units will be treated as earned at the “target” level.

James A. Sandgren

President and Chief Operating Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death
Compensation:
Base Salary	$0	$900,000	$0	$0		$0		$0
Short-Term Incentive	$0	$450,000	$0	$0		$0		$0
Change in Control Severance	$0	$0	$0	$2,061,875	(1)	$0		$0
Long Term Incentive
Performance-Based Restricted Shares
2014-2016 (Performance Period)	$0	$0	$0	$204,188	(2)	$204,188	(3)	$136,125	(4)
2015-2017 (Performance Period)	$0	$0	$0	$245,025	(2)	$367,538	(3)	$245,025	(4)
2016-2018 (Performance Period)	$0	$0	$0	$136,125	(2)	$408,375	(3)	$272,250	(4)
Stock Options
Unvested & Accelerated	$0	$0	$0	$0		$0		$0
Service-Based Restricted Stock
Unvested Awards	$0	$0	$0	$160,337	(2)	$160,337	(3)	$160,337	(4)
Benefits and Perquisites:
Accrued Vacation Pay	$34,615	$34,615	$34,615	$34,615		$34,615		$34,615
Medical / Life & Outplacement	$0	$50,952	$0	$50,952		$0		$0
Total	$34,615	$1,435,567	$34,615	$2,893,117		$1,175,053		$848,352

(1) The Change in Control severance is calculated using the actual 2015 bonus percentage of 105.463% of Mr. Sandgren’s bonus at target.

(2) Performance-based restricted stock units granted in 2014, 2015 and 2016 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the Change in Control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). All service-based restricted stock units are treated as fully earned at target level, and the period of restriction lapses upon a change in control and subsequent termination of employment.

(3) If Mr. Sandgren terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2014, 2015 and 2016 performance-based restricted stock units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(4) If Mr. Sandgren dies while an employee, the period of restriction will lapse, and the 2014, 2015 and 2016 performance-based restricted stock units will be treated as earned at the “target” level.

Daryl D. Moore

Senior Executive Vice President

Chief Credit Executive

Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement		Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control		Termination on Account of Disability		Termination on Account of Death
Compensation:
Base Salary	$0		$305,040	$0	$0		$0		$0
Short-Term Incentive	$0		$137,268	$0	$0		$0		$0
Change in Control Severance	$0		$0	$0	$899,614	(2)	$0		$0
Long Term Incentive
Performance-Based Restricted Shares
2014-2016 (Performance Period)	$245,025	(1)	$0	$0	$245,025	(3)	$245,025	(4)	$163,350	(5)
2015-2017 (Performance Period)	$265,444	(1)	$0	$0	$176,963	(3)	$265,444	(4)	$176,963	(5)
2016-2018 (Performance Period)	$265,444	(1)	$0	$0	$88,481	(3)	$265,444	(4)	$176,963	(5)
Stock Options
Unvested & Accelerated	$0		$0	$0	$0		$0		$0
Service-Based Restricted Stock
Unvested Awards	$116,469	(1)	$0	$0	$116,469	(3)	$116,469	(4)	$116,469	(5)
Benefits and Perquisites:
Accrued Vacation Pay	$29,331		$29,331	$29,331	$29,331		$29,331		$29,331
Medical / Life & Outplacement	$0		$21,729	$0	$28,457		$0		$0
Total	$921,713		$493,368	$29,331	$1,584,340		$921,713		$663,076

(1) If Mr. Moore voluntarily terminates his employment, based upon his age and years of service, his termination would be classified as a retirement. As such, he will continue as a participant through the service and performance period, and his 2014, 2015 and 2016 performance-based shares (including the forfeiture of some or all shares) and his unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using the actual 2015 bonus percentage of 105.463% of Mr. Moore’s bonus at target.

(3) Performance-based restricted stock awards granted in 2014, 2015 and 2016 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the Change in Control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). All service-based restricted stock units are treated as fully earned at target level, and the period of restriction lapses upon a change in control and subsequent termination of employment.

(4) If Mr. Moore terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2014, 2015 and 2016 performance-based shares (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Mr. Moore dies while an employee, the period of restriction will lapse, and the 2014, 2015 and 2016 performance-based shares will be treated as earned at the “target” level.

Jeffrey L. Knight

Executive Vice President

Chief Legal Counsel

Executive Benefits and Payments Upon Termination	Voluntary Termination/ Retirement		Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination Upon Change in Control			Termination on Account of Disability		Termination on Account of Death
Compensation:
Base Salary	$0		$337,000	$0		$0		$0		$0
Short-Term Incentive	$0		$151,650	$0		$0		$0		$0
Change in Control Severance	$0		$0	$0		$993,869	(2)	$0		$0
Long Term Incentive
Performance-Based Restricted Shares
2014-2016 (Performance Period)	$245,025	(1)	$0	$0		$245,025	(3)	$245,025	(4)	$163,350	(5)
2015-2017 (Performance Period)	$265,444	(1)	$0	$0		$176,963	(3)	$265,444	(4)	$176,963	(5)
2016-2018 (Performance Period)	$265,444	(1)	$0	$0		$88,481	(3)	$265,444	(4)	$176,963	(5)
Stock Options
Unvested & Accelerated	$0		$0	$0		$0		$0		$0
Service-Based Restricted Stock
Unvested Awards	$116,469	(1)	$0	$0		$116,469	(3)	$116,469	(4)	$116,469	(5)
Benefits and Perquisites:
Accrued Vacation Pay	$25,923		$25,923	$25,923		$25,923		$25,923		$25,923
Medical / Life & Outplacement	$0		$32,878	$0		$50,755		$0		$0
Reduction for 280G					-$	161,174	(6)
Total	$918,305		$547,451	$25,923		$1,536,311		$918,305		$659,668

(1) If Mr. Knight voluntarily terminates his employment, based upon his age and years of service, his termination would be classified as a retirement. As such, he will continue as a participant through the service and performance period, and his 2014, 2015 and 2016 performance-based shares (including the forfeiture of some or all shares) and his unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(2) The Change in Control severance is calculated using the actual 2015 bonus percentage of 105.463% of Mr. Knight’s bonus at target.

(3) Performance-based restricted stock awards granted in 2014, 2015 and 2016 are earned on a pro-rata basis as determined by the performance of the Company on the closing date of the Change in Control. The amount recorded assumes performance at the closing date of the Change in Control results in the maximum payment being earned under those agreement(s). All service-based restricted stock units are treated as fully earned at target level, and the period of restriction lapses upon a change in control and subsequent termination of employment.

(4) If Mr. Knight terminates employment on account of his disability, he will continue as a participant through the service and performance period, and his 2014, 2015 and 2016 performance-based units (including forfeiture of some or all shares) and unvested restricted stock will be determined at the end of those periods in accordance with the agreement(s) and paid shortly after the end of the period. The amount recorded assumes the maximum payment is earned under those agreement(s).

(5) If Mr. Knight dies while an employee, the period of restriction will lapse, and 2014, 2015 and 2016 performance-based units will be treated as earned at the “target” level.

(6) Under Code Section 4999, a 20% excise tax is imposed on change in control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1). In order to provide Mr. Knight with the “best after tax” benefit in accordance with his Severance and Change In Control agreement, his payment would be reduced to the safe harbor amount which is three times his base amount less $1.

Item 3: Approval of a Non-Binding Advisory Proposal

on Executive Compensation

As required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of the NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

RESOLVED, that the shareholders advise that they approve the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the “Compensation Discussion and Analysis” section and the compensation tables and any related material in the “Compensation of NEOs” section of this Proxy Statement for its 2016 Annual Meeting).

In response to the voting results for the frequency of the “say-on-pay” vote at the 2011 Annual Meeting, we are providing shareholders with the opportunity to annually provide a “say-on-pay” advisory vote.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.

We believe that our CEO and executive management have successfully managed the Company through the most recent challenging economic and banking environment. We have been committed to achieving a high level of return to our shareholders and have executed multiple strategic mergers and other acquisitions in the past several years placing the Company in higher growth markets that have provided and will provide opportunities to enhance shareholder value. In 2016 our results were exemplary, with net income being the highest in the Company’s history:

•	EPS $1.05

•	Net Income $134.3 million – 15.0% increase over 2015

•	ROE 7.84%

•	ROA 0.98%

•	Efficiency Ratio 65.82%

•	Net Charge-Off (Recovery) Ratio 0.04%

•	Provision Expense $1.0 million

•	Organic Loan Growth $491.9 million

Our Board of Directors recommends a vote FOR this resolution because it believes the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial performance, aligning our executives’ long-term interests with those of the shareholders and also motivating the executives to remain with the Company for long and productive careers.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of our NEOs in the section captioned “Compensation Discussion and Analysis” beginning on page 39.

The Board unanimously recommends a vote “FOR” approval of the advisory vote on Executive Compensation.

Item 4. Approval of a Non-Binding Advisory Proposal Determining the

Frequency of Advisory Votes on Executive Compensation

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareholders select a frequency of one year, or an annual vote.

Our Board of Directors has determined that an annual advisory vote on the compensation of our NEOs will allow our shareholders to provide timely, direct input on our compensation philosophy, policies and practices as disclosed in our Proxy Statement each year. Our Board of Directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our shareholders on the compensation of our NEOs and other corporate governance matters.

Your vote is requested.  We therefore request that our shareholders select “One Year” when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board will review the results of the vote and, consistent with our record of shareowner engagement, take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

The Board unanimously recommends shareholders select a frequency of “EVERY ONE YEAR” on the proposal recommending the frequency of advisory votes on executive compensation.

Item 5: Ratification of the Appointment of

Independent Registered Public Accounting Firm

The Board proposes the ratification by the shareholders at the Annual Meeting of the Audit Committee’s appointment of Crowe Horwath LLP, Indianapolis, Indiana, as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2017. Although ratification by the shareholders of the Company’s independent registered public accounting firm is not required, the Company deems it desirable to continue its established practice of submitting such selection to the shareholders. In the event the appointment of Crowe Horwath LLP is not ratified by the shareholders, the Audit Committee of the Board will consider appointment of other independent registered public accounting firms for the fiscal year ending December 31, 2017. A representative of Crowe Horwath LLP will be present at the Annual Meeting and will have the opportunity to make a statement or respond to any questions that shareholders may have.

Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of

Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

Independent Accountants’ Fees

The following table sets forth the aggregate fees for audit services rendered by Crowe Horwath LLP in connection with the consolidated financial statements and reports for fiscal year 2016 and 2015 and for other services rendered during fiscal year 2016 and 2015 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services. The aggregate fees included in Audit are fees billed or expected to be billed for the fiscal years for the audit of the registrant’s annual financial statements and internal controls and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed for services rendered during the fiscal years.

	Fiscal 2016	Fiscal 2015
Audit Fees	$1,443,900	$1,262,500
Audit Related Fees	0	0
Tax Fees	17,290	42,640
All Other Fees	25,575	24,750

	1,486,765	$1,329,890

Audit Fees:

Consists of fees billed for professional services rendered for (i) the audit of Old National’s consolidated financial statements and the integrated audit of internal control, (ii) the review of the interim condensed consolidated financial statements included in quarterly reports on Form 10-Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, and (iv) other services that generally only the principal accountant can provide. These services included fees for the audit of the financial statements of Indiana Old National Insurance Company in 2016 and 2015, HUD audits for 2016 and 2015, consents on registration statements in 2016 and 2015.

Audit-Related Fees:

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees:

Consists of fees billed for tax compliance/preparation and other tax services. Tax compliance/ preparation may consist of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services may consist of fees billed for other miscellaneous tax consulting and planning and for individual income tax preparation. These fees represent work performed in 2016 and 2015 for tax consulting related to acquisitions and preparation of income tax forms.

All Other Fees:

Consists of fees for all other services provided other than those reported above. For 2016 and 2015, the fees were paid for non-audit related consulting services performed by Crowe Horwath related to improvements in the Company’s process for compliance with non-financial and non-accounting regulatory requirements. In 2016, services provided included training for Audit Committee members and management focusing on recently issued accounting standard on current expected credit losses (CECL).

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

All the fees and services described above under “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent accountants. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed supporting documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Report of the Audit Committee

This Audit Committee report is provided to inform shareholders of the Audit Committee oversight with respect to the Company’s financial reporting. The Audit Committee operates under a written Audit Committee Charter which meets the requirements of the SEC and the NASDAQ.

Independence of Audit Committee Members

The Audit Committee is comprised of five members of the Board of the Company. All the members of the Audit Committee are independent from management and the Company (as independence is currently defined in the NASDAQ listing requirements).

Scope of Responsibilities

The Audit Committee’s responsibilities are primarily derived from its role in the general oversight of the financial reporting process. That role includes the creation and maintenance of a strong internal control environment and a process of assessing the risk of fraud in the reporting process. The committee’s responsibilities include the authority and the responsibility of selecting, evaluating and, where appropriate, replacing the independent accountants; reviewing the scope, conduct and results of audits performed; making inquiries as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems; considering whether the provision by the independent accountants of services for the Company, in addition to the annual audit examination, is compatible with maintaining the independent accountants’ independence; reviewing the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Company’s internal audit department; pre-approving all auditing services and permissible non-audit services provided to the Company by the independent accountants; reviewing any significant disagreements between management and the independent accountants in connection with the preparation of the financial statements; and discussing the quality and adequacy of the Company’s internal controls with management, the internal auditors and the independent accountants.

While the primary responsibility for compliance activities is with the Enterprise Risk Committee, the Audit Committee has responsibility for the general oversight of the Company’s compliance with banking laws and regulations.

2016 Work of the Audit Committee

The Audit Committee engaged Crowe Horwath LLP as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2016. The selection of Crowe Horwath LLP was ratified by the shareholders of the Company at the 2016 Annual Meeting.

In fulfilling its oversight responsibilities in 2016, the Audit Committee continued to closely monitor the financial reporting and accounting practices of the Company, including the establishment of an appropriate level of loan loss reserve. The Audit Committee also requires periodic updates from management with respect to other critical accounting areas, including but not limited to, financial derivatives, goodwill and intangibles, securities impairment, purchase accounting and income taxes.

The Company has been actively engaged in mergers and acquisitions during the last several years, including the May 1, 2016 closing of its largest acquisition to date, Anchor BanCorp Wisconsin, Inc.. The committee monitors the accounting for, and the reporting of, those transactions at closing (“day one”) and subsequent to closing (“day two”).

During the year, the Audit Committee continued to monitor the Company’s compliance with the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee, in its designated role as the committee assigned the responsibility for general oversight of the Company’s compliance with banking laws and regulations, met regularly with the Company’s Chief Risk Officer and other management personnel to review the Company’s compliance with banking laws and regulations and receive updates regarding regulatory matters. In addition, the Chairman of the Audit Committee is a member of the Company’s Enterprise Risk Committee, which has primary oversight of the credit administration and compliance activities of the Company. Participation by Audit Committee members on the Enterprise Risk Committee also enhances the Audit Committee’s ability to monitor the Company’s exposure to business risk, including the risk of fraud. In addition, several members of the Audit Committee are members of the Board’s Funds Management and Finance and Corporate Development Committees. Membership on those committees provides the Audit Committee with valuable insight into (a) the Company’s mitigation initiatives with respect to interest rate risk, liquidity risk, capital risk, use of financial derivatives and other risk exposures and (b) developments in the areas of budgeting, financial performance and mergers and acquisitions.

As the committee responsible for overseeing the Company’s Ethics Program, the Audit Committee received regular reports from the Company’s Chief Audit and Ethics Officer regarding the Company’s ethics programs, activities, and associate communications. Throughout the year, the Audit Committee was involved in monitoring the Ethicspoint® reporting system which was acquired and implemented in 2003 to assist the Audit Committee in administering the anonymous complaint procedures outlined in the Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 required that the Audit Committee establish procedures for the confidential submission of employee concerns regarding questionable accounting, internal controls or auditing matters. The Audit Committee will continue to ensure that the Company is in compliance with all applicable rules and regulations with respect to the submission to the Audit Committee of anonymous complaints from employees of the Company.

Review with Management and Independent Accountants

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2016 and the footnotes thereto, with management and the independent accountants, Crowe Horwath LLP. The Audit Committee also received from management drafts of the Company’s Quarterly Reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

The Audit Committee periodically reviewed with the independent accountants their assessment of the progress being made by the Company and by the independent accountants in achieving the internal control certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee reviewed with the Company’s internal auditors and independent accountants the overall scope and plans for their respective audit activities. The Audit Committee also met with its internal auditors and the independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of internal controls. Additionally, the Audit Committee reviewed and discussed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee pursuant to the PCAOB’s Auditing Standard 16.

The Audit Committee discussed with Crowe Horwath LLP their independence from management and the Company, and received the written disclosures and the letter from Crowe Horwath LLP required by PCAOB Rule 3526. As disclosed on page 77 under “Independent Accountant Fees,” after thorough review and finding no conflict of interest or any potential impact on independence, the Audit Committee approved non-audit related consulting services to be performed by Crowe Horwath in 2016.

Audit Committee Financial Expert

The Board determined that Andrew E. Goebel is an “Audit Committee Financial Expert” as defined by the SEC. A description of Mr. Goebel’s relevant experience can be found in his biography on page 19. Mr. Goebel is independent as that term is defined in the NASDAQ listing standards.

Appointment of Crowe Horwath LLP

The Audit Committee has appointed Crowe Horwath LLP as the Company’s independent registered public accounting firm as of and for the period ending December 31, 2017.

Annual Committee Review of Charter and Performance Evaluation

As required by the Audit Committee’s Charter, in early 2017 the Audit Committee reviewed the Charter for possible revisions. Also, as required by the Audit Committee’s Charter, the Audit Committee conducted an annual performance evaluation, the results of which have been discussed with the Audit Committee members and shared with the Corporate Governance and Nominating Committee.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

Submitted by,

Members of the Audit Committee

Andrew E. Goebel, Chairman

Jerome F. Henry, Jr.

Kelly N. Stanley

Phelps L. Lambert

Arthur H. McElwee, Jr.

Transactions with Management and Others

The executive officers and Directors of the Company are at present, as in the past, customers of one or more of the Company’s subsidiaries and have had and expect in the future to have similar transactions with the subsidiaries in the ordinary course of business. In addition, some of the executive officers and Directors of the Company are at present, as in the past, officers, Directors or principal shareholders of corporations which are customers of these subsidiaries and which have had and expect to have transactions with the subsidiaries in the ordinary course of business. All such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of the By-Laws and the Code of Business Conduct and Ethics of the Company.

The provisions of the By-Laws apply to contracts or transactions between the Company and

•	any one or more of its Directors, members or employees,

•	any firm of which one or more of its Directors are members or employees or in which they are interested, or

•	any corporation or association of which one or more of its Directors are stockholders, members, Directors, officers, or employees or in which they are interested.

Contracts or transactions between the Company and the persons described above are valid for all purposes, if the fact of such interest is disclosed to the Board and the Board authorizes, approves and ratifies such contract or transaction by a vote of a majority of the Directors present at the meeting at which the contract or transaction is considered. In the case where a Director has an interest in the transaction or contract, the Director is permitted to attend the meeting of the Board at which the transaction is considered and may be counted for purposes of determining if a quorum is present. The vote of the interested Director, may not, however, be counted for purposes of determining whether the transaction is approved by a majority of the Directors present.

Except in the case where such transactions are specifically approved by the Board, the Company’s Code of Business Conduct and Ethics prohibits transactions with related persons which result in a conflict of interest. For this purpose, “related persons” include the Directors, executive officers or their immediate family members, or shareholders owning five percent or greater of the Company’s outstanding stock. Such transactions may be approved by the Board upon a determination that the transactions are in the best interests of the Company.

The Company has made, and expects to make in the future through its bank subsidiary, loans in the ordinary course of business to Directors and officers of the Company, members of their immediate families and corporations and other entities in which they may have a controlling interest. The loans to such persons are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with person not related to the Company or Old National Bank, and the loans did not involve more than normal risk of collectability or present other unfavorable features.

Shareholder Proposals and Director Nominations

for the 2018 Annual Meeting

Proposals submitted by shareholders under Rule 14a-8 of the Securities Exchange Act of 1934 to be presented at the 2018 Annual Meeting must be received by the Company at its principal executive office no later than November 6, 2017, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Any such proposals should be sent to the attention of the Corporate Secretary of the Company at P.O. Box 718, Evansville, Indiana 47705-0718. If notice of any other shareholder proposal intended to be presented at the 2018 Annual Meeting is not received by the Company on or before January 30, 2018, the proxy solicited by the Board of the Company for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Company’s proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion.

All nominations of persons to serve as Directors of the Company must be made in accordance with the requirements contained in the Company’s By-Laws. See the description of the nomination procedures beginning on page 8.

Annual Report

Upon written request, the Company will provide without charge to each shareholder who does not otherwise receive a copy of the Company’s annual report to shareholders a copy of the Company’s annual report on Form 10-K which is required to be filed with the SEC for the year ended December 31, 2016. Address all requests to:

Michael W. Woods, Senior Vice President & Controller

Old National Bancorp

P. O. Box 718

Evansville, Indiana 47705-0718

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and executive officers and persons who beneficially own more than 10% of the Company common stock to file with the SEC reports showing ownership of and changes of ownership in shares of the Company’s common stock and other equity securities. On the basis of reports and representations submitted by the Company’s Directors, executive officers, and greater-than-10% owners, the Company believes that all required Section 16(a) filings for fiscal year 2016 were timely made except for the following: One late report on Form 4 filed on August 12, 2016, reporting one transaction for Christopher Wolking, one late report on Form 4 filed on August 17, 2016, reporting one transaction for James Morris, and one late report on Form 4 filed on October 3, 2016, reporting two transactions for Linda White.

Other Matters

The Board of the Company does not know of any matters for action by shareholders at the 2016 Annual Meeting other than the matters described in the accompanying Notice of Annual Meeting. However, the enclosed proxy will confer upon the named proxies discretionary authority with respect to matters which are not known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the proxy with respect to such matters in accordance with their best judgment.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, sign and return their proxies in order that a quorum for the Annual Meeting may be assured. You may also vote your proxy by Internet. If you do not vote your proxy by Internet, then it may be mailed in the enclosed envelope, to which no postage need be affixed.

Appendix I

OLD NATIONAL BANCORP

AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION PLAN

(Amended and Restated as of May 10, 2012, and

further Amended and Restated as of April 27, 2017)

ARTICLE I.

PURPOSE AND DURATION

Section 1.01. Establishment of the Plan.  Old National Bancorp, an Indiana corporation, hereby establishes an equity-based incentive compensation plan, to be known as the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (“Plan”), amended and restated as of May 10, 2012, and further amended and restated as of April 27, 2017. The Plan was initially approved by the shareholders of the Company on May 15, 2008. This amendment and restatement of the Plan was adopted by the Company’s Board on January 26, 2017, contingent on shareholder approval, and it became effective upon the shareholders’ approval of the Plan on April 27, 2017.

Section 1.02. Purposes of the Plan.  The purposes of the Plan are to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants more closely with the interests of the Company’s shareholders; to provide Participants with an additional incentive to excel in performing services for the Company and its Affiliates, and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company and its Affiliates in attracting, motivating, and retaining directors and key employees. To achieve these objectives, the Plan provides for the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Shares, and Short-Term Incentive Awards.

ARTICLE II.

DEFINITIONS AND RULES OF INTERPRETATION

Section 2.01. Definitions.  For purposes of the Plan, the following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:

(a)	“Act” or “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

(b)	“Affiliate” means any corporation or any other entity (including, but not limited to, a partnership, limited liability company, joint venture, or Subsidiary) controlling, controlled by, or under common control with the Company.

(c)	“Affiliated SAR” means an SAR that is granted in connection with a related Option and is deemed to be exercised at the same time as the related Option is exercised.

(d)	“Aggregate Share Limit” has the meaning specified in Section 4.01(a).

(e)	“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Service-Based Restricted Stock, Performance-Based Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Shares, or Short-Term Incentive Awards.

(f)	“Award Agreement” means the written agreement that sets forth the terms and conditions applicable to an Award.

(g)	“Board” or “Board of Directors” means the Company’s Board of Directors, as constituted from time to time.

(h)

“Cashless Exercise” means, if there is a public market for the Shares, the payment of the Exercise Price for Options (i) through a same day sale commitment from the Participant and a FINRA member firm,

whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay the Exercise Price, and whereby the FINRA member firm irrevocably commits upon receipt of such stock to forward the Exercise Price directly to the Company, or (ii) through a margin commitment from the Participant and a FINRA member firm whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the FINRA member firm in a margin account as security for a loan from the FINRA member firm in the amount of the Exercise Price and whereby the FINRA member firm irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company.

(i)	“Cause” means, for purposes of determining whether and when a Participant has incurred a Termination of Service for Cause, (i) any act or failure to act that permits the Company or an Affiliate to terminate the written agreement or arrangement between the Participant and the Company or Affiliate for “cause,” as defined in such agreement or arrangement or, (ii) if there is no such agreement or arrangement, or the agreement or arrangement does not define the term “cause,” any act or failure to act deemed to constitute “cause” under the Company’s established and applied practices, policies, or guidelines applicable to the Participant.

(j)	“Change in Control” has the meaning specified in Section 15.02.

(k)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(l)	“Committee” means the Compensation and Management Development Committee of the Board or such other committee appointed by the Board pursuant to Section 3.01 to administer the Plan.

(m)	“Company” means Old National Bancorp, an Indiana corporation, and any successor thereto.

(n)	“Covered Employee” means an Employee who is a “covered employee” as defined in Code Section 162(m)(3).

(o)	“Director” means any individual who is a member of the Board of Directors.

(p)	“Effective Date” means May 15, 2008, which is the date on which the Company’s shareholders initially approved the Plan.

(q)	“Employee” means an officer or key employee of the Company or an Affiliate.

(r)	“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

(s)	“Fair Market Value” means, with respect to a Share as of a particular date, the per share closing price for the Shares on such date, as reported by the principal exchange or market over which the Shares are then listed or regularly traded. If Shares are not traded over the applicable exchange or market on the date as of which the determination of Fair Market Value is made, “Fair Market Value” means the per share closing price for the Shares on the most recent preceding date on which the Shares were traded over such exchange or market. If the Shares are not traded on national securities exchange or market, the “Fair Market Value” of a Share shall be determined by the Committee in a reasonable manner pursuant to a reasonable valuation method. Notwithstanding anything to the contrary in the foregoing, as of any date, the “Fair Market Value” of a Share shall be determined in a manner consistent with avoiding adverse tax consequences under Code Section 409A and, with respect to an Incentive Stock Option, in the manner required by Code Section 422.

(t)	“FINRA” means the Financial Industry Regulatory Authority.

(u)	“Fiscal Year” means the annual accounting period of the Company.

(v)	“Freestanding SAR” means an SAR that is granted independently of any Option.

(w)

“Good Reason” means, with respect to any Participant, the meaning ascribed to such term in any employment, severance or change in control agreement entered into by such Participant. If the Participant has not entered into any employment, severance, or change in control agreement with a definition of

“Good Reason,” then “Good Reason” means the occurrence of one or more of the following events within the two-year period following a Change in Control:

(i)	A material diminution in the Participant’s authority, duties, or responsibilities or in those of the individual to whom the Participant is required to report;

(ii)	The Participant’s annual base salary is materially reduced;

(iii)	The Participant’s principal place of employment with the Company or the Post-CIC Entity is relocated a material distance (which for this purpose shall be deemed to be more than 50 miles) from such Participant’s principal place of employment immediately prior to the Change in Control; or

(iv)	Any other action or inaction that constitutes a material breach by the Company or the Post-CIC Entity of this Plan, any Award Agreement or any other agreement under which the Participant provides his or her services to the Company or the Post-CIC Entity.

(x)	“Grant Date” means the date specified by the Committee or the Board on which a grant of an Award under this Plan will become effective, which date will not be earlier than the date on which the Committee or the Board takes action with respect thereto.

(y)	“Incentive Stock Option” means an option to purchase Shares that is granted pursuant to the Plan, is designated as an “incentive stock option,” and satisfies the requirements of Code Section 422.

(z)	“1999 Plan” means the Old National Bancorp 1999 Equity Incentive Plan, which was approved by shareholders on April 15, 1999.

(aa)	“Nonqualified Stock Option” means an option to purchase Shares that is granted pursuant to the Plan and is not an Incentive Stock Option.

(bb)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(cc)	“Option Period” means the period during which an Option is exercisable in accordance with the applicable Award Agreement and Article VI.

(dd)	“Participant” means an Employee or a Director to whom an Award has been granted.

(ee)	“Performance Award” means, with respect to a Participant for a Performance Period, an Award under which the amount payable to the Participant (if any) is contingent on the achievement of pre-established Performance Targets during the Performance Period.

(ff)	“Performance-Based Compensation” means compensation described in Code Section 162(m)(4)(C) that is excluded from “applicable employee remuneration” under Code Section 162(m).

(gg)	“Performance-Based Restricted Stock” means Restricted Stock that is subject to forfeiture unless specified Performance Targets are satisfied during the Performance Period.

(hh)

“Performance Measures” means, with respect to a Performance Award, the objective factors used to determine the amount (if any) payable pursuant to the Award. “Performance Measures” shall be based on any of the factors listed below, alone or in combination, as determined by the Committee. Such factors may be applied (i) on a corporate-wide or business-unit basis, (ii) including or excluding one or more Subsidiaries, (iii) in comparison with plan, budget, or prior performance, and/or (iv) on an absolute basis or in comparison with peer-group performance. The factors that may be used as Performance Measures are: (1) interest income; (2) net interest income; (3) interest expense; (4) net interest margin; (5) non-interest income; (6) fee income; (7) revenues; (8) securities gains or losses; (9) other income; (10) deposits; (11) deposit growth; (12) deposit market share; (13) non-interest expense; (14) total expenses; (15) efficiency ratio; (16) credit quality; (17) non-performing assets; (18) net charge offs; (19) provision expense; (20) operating income; (21) budgeted margin (which is business unit income before taxes excluding intangible amortization and unallocated expenses); (22) net income; (23) earnings per share; (24) return on assets; (25) return on equity; (26) return on average tangible common equity;

(27) return on average tangible common shareholders’ equity; (28) regulatory capital ratios; (29) stock price; (30) dividends; (31) total shareholder return; (32) operating leverage; (33) productivity; (34) customer satisfaction; (35 employee diversity goals or employee turnover; (36) specified objective social goals; and (37) goals relating to acquisitions or divestitures of subsidiaries or business units. Performance Measures may differ from Participant to Participant and from Award to Award.

(ii)	“Performance Period” means the period of time during which Performance Targets must be achieved with respect to an Award, as established by the Committee.

(jj)	“Performance Share” means an Award granted to a Participant pursuant to Section 10.01, the initial value of which is equal to the Fair Market Value of a Share on the Grant Date.

(kk)	“Performance Targets” means, with respect to a Performance Award for a Performance Period, the objective performance under the Performance Measures for that Performance Period that will result in payments under the Performance Award. Performance Targets may differ from Participant to Participant and Award to Award.

(ll)	“Performance Unit” means an Award granted to a Participant pursuant to Section 10.01, the initial value of which is established by the Committee on or before the Grant Date.

(mm)	“Period of Restriction” means the period during which a Share of Restricted Stock is subject to restrictions and a substantial risk of forfeiture.

(nn)	“Plan” means the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan, as set out in this instrument and as hereafter amended from time to time.

(oo)	“Post-CIC Entity” means any entity (or any successor or parent thereof) that effects a Change in Control pursuant to Article XVI.

(pp)	“Restricted Stock” means an Award granted to a Participant pursuant to Section 8.01.

(qq)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 9.01 and represents the right of the Participant to receive Shares or cash at the end of the specified period.

(rr)	“Retirement” means, with respect to a Participant, Termination of Service after having (i) completed at least five years of service with the Company and (ii) reached age fifty-five (55). For purposes of the preceding sentence, service with an Affiliate shall be considered service with the Company.

(ss)	“Rule 16b-3” means Rule 16b-3 under the 1934 Act and any future rule or regulation amending, supplementing, or superseding such rule.

(tt)	“Section 16 Person” means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions that involve equity securities of the Company.

(uu)	“Service-Based Restricted Stock” means Restricted Stock with restrictions based only on the Participant’s continued service to the Company and/or an Affiliate.

(vv)	“Shares” means the whole shares of issued and outstanding regular voting common stock, no par value, of the Company, whether presently or hereafter issued and outstanding, and any other stock or securities resulting from adjustment thereof as provided in 4.04, or the stock of any successor to the Company that is so designated for the purposes of the Plan.

(ww)	“Short-Term Incentive Award” means an Award pursuant to the STIP.

(xx)	“STIP” means the Old National Bancorp Short-Term Incentive Plan for Executive Employees, as set out in Appendix A, and as amended from time to time. The terms of the STIP are part of the Plan as if fully set out herein.

(yy)	“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection or tandem with a related Option, that is designated as an SAR pursuant to Section 7.01.

(zz)

“Subsidiary” means any corporation (including, without limitation, any bank, savings association, financial institution, or financial services company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(aaa)	“Tandem SAR” means an SAR that is granted in tandem with a related Option, the exercise of which requires forfeiture of the right to exercise the related Option with respect to an equal number of Shares and that is forfeited to the extent that the related Option is exercised.

(bbb)	“Termination of Service,” “Terminates Service,” “Terminated,” or any variation thereof means a separation from service within the meaning of Code Section 409A(a)(2)(A)(i).

Section 2.02. Rules of Interpretation. The following rules shall govern in interpreting the Plan:

(a)	Except to the extent preempted by United States federal law or as otherwise expressly provided herein, the Plan and all Award Agreements shall be interpreted in accordance with and governed by the internal laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles, or rules.

(b)	The Plan and all Awards are intended to be exempt from or comply with the requirements of Code Section 409A and all other applicable laws, and this Plan shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan and any Award Agreement or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan. Except as may be expressly provided in another agreement to which the Company is bound, the Company and its Affiliates shall have no responsibility for tax or legal consequences to any Participant (or beneficiary) resulting from the terms or operation of this Plan.

(c)	Any reference herein to a provision of law, regulation, or rule shall be deemed to include a reference to the successor of such law, regulation, or rule.

(d)	To the extent consistent with the context, any masculine term shall include the feminine, and vice versa, and the singular shall include the plural, and vice versa.

(e)	If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining parts of the Plan, and the Plan shall be interpreted and enforced as if the illegal or invalid provision had never been included herein.

(f)	The grant of Awards and issuance of Shares hereunder shall be subject to all applicable statutes, laws, rules, and regulations and to such approvals and requirements as may be required from time to time by any governmental authority or securities exchange or market on which the Shares are then listed or traded.

(g)	The descriptive headings and sections of the Plan are provided for convenience of reference only and shall not serve as a basis for interpretation of the Plan.

ARTICLE III.

ADMINISTRATION

Section 3.01. The Committee.  The Committee shall administer the Plan and, subject to the provisions of the Plan and applicable law, may exercise its discretion in performing its administrative duties. The Committee shall consist of not fewer than three (3) Directors, and Committee action shall require the affirmative vote of a majority of its members. The members of the Committee shall be appointed by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be composed solely of Directors who are both (i) non-employee directors under Rule 16b-3 and (ii) outside directors under Code Section 162(m)(3)(C)(ii).

Section 3.02. Authority of the Committee.  Except as limited by law or by the Articles of Incorporation or By-Laws of the Company, and subject to the provisions of the Plan, the Committee shall have full power and discretion to (a) select the Employees who shall participate in the Plan; (b) determine the sizes and types of Awards; (c) determine the terms and conditions of Awards in a manner consistent with the Plan; (d) construe and interpret the Plan, all Award Agreements, and any other agreements or instruments entered into under the Plan; (e) establish, amend, or waive rules and regulations for the Plan’s administration; and (f) amend the terms and conditions of any outstanding Award and applicable Award Agreement to the extent that such terms and conditions are within the discretion of the Committee, subject to the provisions of this Plan and any applicable law. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. Each Award shall be evidenced by a written Award Agreement between the Company and the Participant and shall contain such terms and conditions established by the Committee consistent with the provisions of the Plan. Notwithstanding the preceding provisions, the Committee shall not have any authority to take any action with respect to an Award intended to constitute Performance-Based Compensation that would disqualify it from being such. Except as limited by applicable law or the Plan, the Committee may use its discretion to the maximum extent that it deems appropriate in administering the Plan. The full Board will have the authority outlined above in this Section 3.02 with respect to Awards granted to a non-employee Director. Any reference to the “Committee” in this Plan shall mean “Board” with respect to any Award granted to a non-employee Director.

Section 3.03. Delegation by the Committee.  The Committee may delegate all or any part of its authority and powers under this Plan to one or more Directors or officers of the Company; provided, however, the Committee may not delegate its authority and powers (i) with respect to grants to Section 16 Persons, (ii) in a way that would jeopardize the Plan’s satisfaction of Rule 16b-3, or (iii) with respect to grants intended to constitute Performance-Based Compensation.

Section 3.04. Decisions Binding.  All determinations and decisions made by the Committee, the Board, or any delegate of the Committee pursuant to this Article shall be final, conclusive, and binding on all persons, including the Company and Participants.

ARTICLE IV.

SHARES SUBJECT TO THIS PLAN

Section 4.01. Number of Shares.

(a)	Subject to adjustment as provided in Section 4.04 and any limitations specified elsewhere in the Plan, the maximum number of Shares cumulatively available for issuance under the Plan pursuant to (i) the exercise of Options, (ii) the grant of Affiliated, Freestanding, and Tandem SARs, (iii) the grant of Restricted Stock, (iv) the payment of Performance Units and Performance Shares, and/or (v) the grant of Shares shall not exceed the sum of the following (the “Aggregate Share Limit”):

(i)	one million Shares, plus

(ii)	any Shares covered by an award under this Plan or the 1999 Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the award, plus

(iii)	any Shares available for awards under the 1999 Plan on the date of its termination.

(b)	Shares covered by an Award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the Aggregate Share Limit as of a given date shall not be reduced by any Shares relating to prior awards that have expired or have been forfeited or cancelled. If the Company pays the benefit provided by any Award granted under the Plan to the respective Participant in cash, any Shares that were covered by such Award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein:

(i)	if Shares are tendered or otherwise used in payment of the Exercise Price of an Option, the total number of Shares covered by the Option being exercised shall count against the Aggregate Share Limit;

(ii)	any Shares withheld by the Company to satisfy a tax withholding obligation shall count against the Aggregate Share Limit;

(iii)	the number of Shares covered by a SAR, to the extent that it is exercised and settled in Shares, and whether or not Shares are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan and shall count against the Aggregate Share Limit; and

(iv)	in the event that the Company repurchases Shares with proceeds from the exercise of an Option, those Shares will not be added to the Aggregate Share Limit.

If, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on their Fair Market Value, such Shares will not count against the Aggregate Share Limit.

(c)	Shares issued under the Plan may be authorized but unissued Shares, treasury Shares, reacquired Shares (including Shares purchased in the open market), or any combination thereof, as the Committee may from time to time determine. Shares covered by an Award that are forfeited or that remain unpurchased or undistributed upon termination or expiration of the Award may be made the subject of further Awards to the same or other Participants.

(d)	The total number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed One Million (1,000,000) Shares.

Section 4.02. Restrictions on Shares.  Shares issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions, and restrictions as the Committee may determine or provide in the Award Agreement. The Company shall not be required to issue or deliver any certificates for Shares, cash, or other property before (i) the listing of such Shares on any stock exchange (or other public market) on which the Shares may then be listed (or regularly traded) and (ii) the completion of any registration or qualification of such shares under federal, state, local, or other law, or any ruling or regulation of any government body that the Committee determines to be necessary or advisable. The Company may cause any certificate for Shares to be delivered hereunder to be properly marked with a legend or other notation reflecting the limitations on transfer of such Shares as provided in the Plan or as the Committee may otherwise require. Participants, or any other persons entitled to benefits under the Plan, must furnish to the Committee such documents, evidence, data, or other information as the Committee considers necessary or desirable for the purpose of administering the Plan. The benefits under the Plan for each Participant and other person entitled to benefits hereunder are to be provided on the condition that such Participant or other person furnish full, true, and complete data, evidence, or other information, and that he or she promptly sign any document reasonably requested by the Committee. No fractional Shares shall be issued under the Plan; rather, fractional shares shall be aggregated and then rounded to the next lower whole Share.

Section 4.03. Shareholder Rights.  Except with respect to Restricted Stock as provided in Article VIII, no person shall have any rights of a shareholder (including, but not limited to, voting and dividend rights) as to Shares subject to an Award until, after proper exercise or vesting of the Award or other action as may be required by the Committee, such Shares shall have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant. Upon exercise of the Award or any portion thereof, the Company shall have a reasonable period in which to issue and transfer the Shares to the Participant, and the Participant shall not be treated as a shareholder for any purpose before such issuance and transfer. No payment or adjustment shall be made for cash dividends or other rights for which the record date is prior to the date on which such Shares are recorded as issued and transferred in the Company’s official shareholder records (or the records of its transfer agents or registrars), except as provided herein or in an Award Agreement.

Section 4.04. Changes in Stock Subject to the Plan.  In the event of any change in the Shares by virtue of a stock dividend, stock split or consolidation, reorganization, merger, spinoff, or similar transaction, the Committee shall, as it deems appropriate, adjust (i) the aggregate number and kind of Shares available for

Awards, (ii) the number and kind of Shares subject to an Award, (iii) the number of Shares available for certain Awards under the limits set forth in Article XIII of this Plan and (iv) the terms of the Award to prevent the dilution of Shares or the diminution of the Awards. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Code Section 409A. In addition, for each Option or SAR with an Exercise Price greater than the consideration offered in connection with any such transaction or event or a Change in Control, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. The Committee’s determination pursuant to this Section shall be final and conclusive, provided, however, no adjustment pursuant to this Section shall (i) be made to the extent that the adjustment would cause an Award to violate the requirements under Code Section 409A or (ii) change the One Hundred Thousand Dollar ($100,000) limit on Incentive Stock Options first exercisable during a year, as set out in Section 6.01.

Section 4.05. Shares Exempt from Minimum Vesting Requirements.  Notwithstanding any provision in the Plan to the contrary, up to 10% of Aggregate Share Limit, as may be adjusted under Section 4.04 of this Plan, may be used for (i) Awards granted under Articles VIII through X of this Plan that are not subject to the one-year vesting requirements for performance-based Awards set forth in Sections 6.05, 7.04, 8.04(a)(i), 9.04(a)(i) and 10.03(a)(i) of this Plan or the three-year vesting requirements for service-based Awards set forth in Sections 8.04(a)(ii) and 9.04(a)(ii) of this Plan and (ii) Awards of Shares granted pursuant to Article XI of this Plan.

ARTICLE V.

ELIGIBILITY

Except as herein provided, individuals who are Employees or Directors shall be eligible to participate in the Plan and be granted Awards. The Committee may, from time to time and in its sole discretion, select the Employees to be granted Awards and determine the terms and conditions with respect thereto each Award. In making any such selection and in determining the form of an Award, the Committee may give consideration to the functions and responsibilities of the Employee and the Employee’s contributions to the Company or its Affiliates, the value of the Employee’s services (past, present, and future) to the Company or its Affiliates, and such other factors as it deems relevant. The Board will be responsible for determining the terms and conditions of Awards granted to non-employee Directors.

ARTICLE VI.

STOCK OPTIONS

Section 6.01. Grant of Options.  Subject to the terms and provisions of the Plan, the Committee may grant Options to any Employee (or Director) in such amounts as the Committee may determine. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof; provided that only Employees may be granted Incentive Stock Options. The Committee shall determine the number of Shares subject to each Option; subject to the express limitations of the Plan, including Article XIII. Furthermore, no Participant may be granted Incentive Stock Options under this Plan (when combined with incentive stock options granted under any other plan of the Company or an Affiliate) that would result in Shares with an aggregate Fair Market Value (determined as of the Grant Date(s)) of more than One Hundred Thousand Dollars ($100,000) first becoming exercisable in any one calendar year. To the extent that a purported Incentive Stock Option would violate the limitation specified in the preceding sentence, the Option shall be deemed a Nonqualified Stock Option.

Section 6.02. Option Award Agreement.  Each Option shall be evidenced by an Option Award Agreement that shall specify the Exercise Price, the number of Shares to which the Option pertains, the Option Period, any conditions to exercise of the Option, and such other terms and conditions as the Committee shall determine. The Option Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. All grants of Options intended to constitute Incentive Stock Options and related Award Agreements shall comply with the requirements of Code Section 422.

Section 6.03. Exercise Price.  Subject to the provisions of this Section, the Committee shall determine the Exercise Price under each Option.

(a)	Nonqualified Stock Options. The per-Share Exercise Price under a Nonqualified Stock Option shall be not less than one hundred percent (100%) of Fair Market Value of a Share on the Grant Date.

(b)	Incentive Stock Options. The per-Share Exercise Price under an Incentive Stock Option shall be not less than one hundred percent (100%) of Fair Market Value of a Share on the Grant Date; provided, however, if, on the Grant Date, the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Code Section 424(d)) owns securities possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the per-Share Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

(c)	Substitute Options. Notwithstanding the provisions of Subsections (a) and (b), if the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), individuals who become Employees on account of such transaction may be granted Options in substitution for options granted by such former employer or recipient of services. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a) and the requirements of Code Section 409A, may determine that such substitute Options shall have an Exercise Price less than one hundred (100%) of the Fair Market Value of the Shares to which the Options relate determined as of the Grant Dates. In carrying out the provisions of this Section, the Committee shall apply the principles contained in Section 4.04.

Section 6.04. Duration of Options.  The Option Period with respect to each Option shall commence and expire at such times as the Committee shall provide in the Award Agreement, provided that:

(a)	Options shall not be exercisable more than ten years after their respective Grant Dates;

(b)	Incentive Stock Options granted to an Employee who possesses more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, taking into account the attribution rules of Code Section 422(d), shall not be exercisable later than five years after their respective Grant Date(s); and

(c)	Subject to the limits of this Article, the Committee may, in its sole discretion, after an Option is granted, extend the option term, provided that such extension is not an extension for purposes of Code Section 409A and the guidance thereunder or, in the case of an Incentive Stock Option, a modification, extension, or renewal for purposes of Code Section 424(h).

Section 6.05. Exercisability of Options.  All Options granted under this Plan shall be exercisable at such times, under such terms, and subject to such restrictions and conditions as the Committee shall determine and specify in the applicable Award Agreement; provided, however, that except as provided in Section 4.05, the scheduled vesting period for any Option shall be at least one year. An Award Agreement for an Option may provide that such Option becomes exercisable in the event of the Participant’s death, disability or retirement or in connection with a Change in Control.

Section 6.06. Method of Exercise.  Subject to the provisions of this Article and the applicable Award Agreement, a Participant may exercise an Option, in whole or in part, at any time during the applicable Option Period by giving written notice to the Company of exercise on a form provided by the Committee (if available). Such notice shall specify the number of Shares subject to the Option to be purchased and shall be accompanied by payment in full of the total Exercise Price by cash or check or such other form of payment as the Company may accept. If permitted by the Committee or the applicable the Award Agreement, payment in full or in part may also be made by:

(a)	subject to any conditions or limitations established by the Committee, delivering Shares already owned by the Participant and having a total Fair Market Value on the date of such delivery equal to the total Exercise Price;

(b)	to the extent permitted by law, the delivery of cash by a broker-dealer pursuant to a Cashless Exercise;

(c)	subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price pursuant to a net exercise arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares so withheld will not be treated as issued and acquired by the Company upon such exercise); or

(d)	a combination of the foregoing;

(e)	to the extent permitted by law, in any other manner then permitted by the Committee.

No Shares shall be issued until full payment therefor has been made. A Participant shall have all of the rights of a shareholder of the Company holding the class of Shares subject to such Option (including, if applicable, the right to vote the shares and the right to receive dividends) when the Participant has given written notice of exercise, has paid the total Exercise Price, and such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant.

Section 6.07. Restrictions on Share Transferability.  In addition to the restrictions imposed by Section 17.09 of the Plan, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable or appropriate, including, but not limited to, restrictions related to applicable federal and state securities laws and the requirements of any national securities exchange or market on which Shares are then listed or regularly traded.

Section 6.08. Prohibition on Repricing of Stock Options.  Except as permitted under Section 4.04 of the Plan, the terms of any outstanding Option may not be amended without shareholder approval to reduce the Exercise Price of such outstanding Option or to cancel such outstanding Option in exchange for cash, other Awards, or an Option or SAR with an exercise price that is less than the Exercise Price of the original Option.

ARTICLE VII.

STOCK APPRECIATION RIGHTS (“SARs”)

Section 7.01. Grant of SARs.  Subject to the terms and conditions of the Plan, the Committee , at any time and from time to time, may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof to any Employee (or Director) in such amounts as the Committee , in its sole discretion, shall determine. The Committee, subject to the provisions of this Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, the Exercise Price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and the Exercise Price of a Tandem SAR or an Affiliated SAR shall be equal to the Exercise Price of the Option to which such SAR relates. The number of Shares to which an SAR relates as well as the Exercise Price for an SAR shall be subject to adjustment pursuant to Section 4.04.

Section 7.02. Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. The following requirements shall apply to all Tandem SARs: (i) the Tandem SAR shall expire not later than the date on which the related Option expires; (ii) the value of the payout with respect to the Tandem SAR shall be no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Option and one hundred percent (100%) of the Fair Market Value of the Shares subject to the related Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Option to which the Tandem SAR relates exceeds the Exercise Price of such Option.

Section 7.03. Exercise of Affiliated SARs.  An Affiliated SAR shall be deemed to be exercised upon the exercise of the Option to which the Affiliated SAR relates. Such deemed exercise of an Affiliated SAR shall not reduce the number of Shares subject to the related Option.

Section 7.04. Exercise of Freestanding SARs.  Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall specify in the applicable Award Agreement; provided, however, that, except as provided in Section 4.05, the scheduled vesting period for any Freestanding SAR shall be at least on year. An Award Agreement for a Freestanding SAR may provide that such Freestanding SAR becomes exercisable in the event of the Participant’s death, disability or retirement or in connection with a Change in Control.

Section 7.05. SAR Award Agreement.  Each SAR shall be evidenced by an Award Agreement that specifies the exercise price, the expiration date of the SAR, the number of SARs, any conditions on the exercise of the SAR, and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Award Agreement shall also specify whether the SAR is an Affiliated SAR, Freestanding SAR, Tandem SAR, or a combination thereof.

Section 7.06. Expiration of SARs.  Each SAR granted under this Plan shall expire upon the date determined by the Committee, in its sole discretion, as set forth in the applicable Award Agreement. Notwithstanding the foregoing, the terms and provisions of Section 6.04 also shall apply to Affiliated and Tandem SARs.

Section 7.07. Payment of SAR Amount.  Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	the positive difference between the Fair Market Value of a Share on the date of exercise and the Exercise Price; by

(b)	the number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Committee, such payment may be in cash, in Shares that have a Fair Market Value equal to the cash payment calculated under this Section, or in a combination of cash and Shares.

Section 7.08. Termination of SAR.  An Affiliated SAR or Tandem SAR shall terminate at such time as the Option to which such SAR relates terminates. A Freestanding SAR shall terminate at the time provided in the applicable Award Agreement, and under no circumstances more than 10 years from the Grant Date.

Section 7.09. Prohibition on Repricing SARs.  Except as permitted under Section 4.04 of the Plan, the terms of any outstanding SAR may not be amended without shareholder approval to reduce the Exercise Price of such outstanding SAR or to cancel such outstanding SAR in exchange for cash, other Awards, or an Option or SAR with an exercise price that is less than the Exercise Price of the original SAR.

ARTICLE VIII.

RESTRICTED STOCK

Section 8.01. Grants of Restricted Stock.  Subject to the terms and provisions of the Plan, including Article XIII, the Committee , at any time and from time to time, may grant Shares of Restricted Stock to any Employee (or Director) in such amounts as the Committee , in its sole discretion, shall determine.

Section 8.02. Restricted Stock Award Agreement.  Each Award of Restricted Stock shall be evidenced by an Award Agreement, which shall specify the Period of Restriction, the number of Shares granted, and the terms and conditions of the Award. The Committee may, in its discretion, set Performance Targets in an Award Agreement for Restricted Stock that must be satisfied for the restrictions on some or all of the Shares to be released at the end of the Period of Restriction.

Section 8.03. Restrictions on Transferability.  Except as provided in Section 17.09 or this Article, Shares of Restricted Stock may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, until the end of the applicable Period of Restriction.

Section 8.04. Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate in accordance with this Article.

(a)	General Restrictions. The Committee may impose restrictions on Restricted Stock based upon any one or more of the following criteria: (i) the achievement of specific Performance Targets; provided that, except as provided in Section 4.05, the Period of Restriction for such performance-based Shares of Restricted Stock shall be at least one year (ii) vesting based on period of service with the Company and any of its Subsidiaries; provided that, except as provided in Section 4.05, the Period of Restriction for such service-based Shares of Restricted Stock shall be at least three years, but the restrictions may be removed ratably during the three-year period on an annual basis, (iii) applicable federal or state securities laws, or (iv) any other basis determined by the Committee, in its sole discretion.

(b)	Section 162(m) Performance Restrictions. Notwithstanding any other provision of this Section to the contrary, for purposes of qualifying grants of Restricted Stock as Performance-Based Compensation, the Committee shall establish restrictions based upon the achievement of pre-established Performance Targets. If the Committee intends for any Share of Restricted Stock to qualify as Performance-Based Compensation, the specific Performance Targets that must be satisfied for the Period of Restriction to lapse or terminate shall be established by the Committee on or before the latest date permissible to enable the Restricted Stock to so qualify. In granting Restricted Stock that is intended to qualify as Performance-Based Compensation, the Committee shall follow any procedures that it determines to be necessary, advisable, or appropriate to ensure such qualification.

(c)	Legend on Certificates. The Committee, in its sole discretion, may require the placement of a legend on certificates representing Shares of Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

THE SALE, PLEDGE, OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER UNDER FEDERAL AND STATE SECURITIES LAWS AND UNDER THE OLD NATIONAL BANCORP AMENDED AND RESTATED 2008 INCENTIVE COMPENSATION PLAN, AS SET FORTH IN AN AWARD AGREEMENT EXECUTED THEREUNDER. A COPY OF SUCH PLAN AND SUCH AWARD AGREEMENT MAY BE OBTAINED FROM THE CORPORATE SECRETARY OF OLD NATIONAL BANCORP.

Section 8.05. Removal of Restrictions.  Except as otherwise provided in this Article, as soon as practicable after the applicable Period of Restriction lapses, Shares of Restricted Stock covered by an Award shall be subject to release to the Participant. For Awards of Restricted Stock for which the restrictions are based on the achievement of Performance Targets, the number of Shares to be released shall be determined as a function of the extent to which the applicable Performance Targets have been achieved and to the extent that the Shares are not earned, they shall be forfeited. Notwithstanding any provision in the Plan to the contrary, to the extent permitted under Code Section 409A and Code Section 162(m) and the regulations thereunder without resulting in adverse tax consequences, any Award Agreement for Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the Participant’s death, disability or retirement or in connection with a Change in Control.

Section 8.06. Dividends.  Any grant of Shares of Restricted Stock may require that any or all dividends or other distributions paid thereon during the applicable Period of Restriction be either paid currently or automatically deferred and reinvested in additional Shares of Restricted Stock, which may be subject to the same restrictions as the underlying Award; provided, however, that dividends or other distributions on Shares of Restricted Stock with restrictions that lapse as a result of the achievement of Performance Targets will be deferred until and paid contingent upon the achievement of the applicable Performance Targets.

Section 8.07. Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the applicable Award Agreement provides otherwise.

Section 8.08. Return of Restricted Stock to Company.  On the date set forth in the applicable Award Agreement, the Restricted Stock for which restrictions have not lapsed by the last day of the Period of Restriction shall revert to the Company and thereafter shall be available for the grant of new Awards.

ARTICLE IX.

RESTRICTED STOCK UNITS

Section 9.01. Grants of Restricted Stock Units.  Subject to the terms and provisions of the Plan, including Article XIII, the Committee , at any time and from time to time, may grant Restricted Stock Units to any Employee (or Director) in such amounts as the Committee , in its sole discretion, shall determine.

Section 9.02. Restricted Stock Unit Award Agreement.  Each Award of Restricted Stock Units shall be evidenced by an Award Agreement, which shall specify the Period of Restriction, the number of Restricted Stock Units (including the number of Shares or cash to be delivered or paid upon the lapse of restrictions), and the terms and conditions of the Award. The Committee may, in its discretion, set Performance Targets in an Award Agreement for Restricted Stock Units that must be satisfied for the restrictions on some or all of the Shares to be delivered or cash to be paid at the end of the Period of Restriction.

Section 9.03. Restrictions on Transferability.  Except as provided in Section 17.09 or this Article, Restricted Stock Units may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise.

Section 9.04. Other Restrictions.  The Committee, in its sole discretion, may impose such other restrictions on Restricted Stock Units as it may deem advisable or appropriate in accordance with this Article.

(a)	General Restrictions. The Committee may impose restrictions on Restricted Stock Units based upon any one or more of the following criteria: (i) the achievement of specific Performance Targets; provided that, except as provided in Section 4.05, the Period of Restriction for such performance-based Restricted Stock Units shall be at least one year (ii) vesting based on period of service with the Company and any of its Subsidiaries; provided that, except as provided in Section 4.05, the Period of Restriction for such service-based Restricted Stock Units shall be at least three years, but the restrictions may be removed ratably during the three-year period on an annual basis, (iii) applicable federal or state securities laws, or (iv) any other basis determined by the Committee, in its sole discretion.

(b)	Section 162(m) Performance Restrictions. Notwithstanding any other provision of this Section to the contrary, for purposes of qualifying grants of Restricted Stock Units as Performance-Based Compensation, the Committee shall establish restrictions based upon the achievement of pre-established Performance Targets. If the Committee intends for any Restricted Stock Unit to qualify as Performance-Based Compensation, the specific Performance Targets that must be satisfied for the Period of Restriction to lapse or terminate shall be established by the Committee on or before the latest date permissible to enable the Restricted Stock Unit to so qualify. In granting Restricted Stock Units that are intended to qualify as Performance-Based Compensation, the Committee shall follow any procedures that it determines to be necessary, advisable, or appropriate to ensure such qualification.

Section 9.05. Removal of Restrictions.  Except as otherwise provided in this Article, as soon as practicable after the applicable Period of Restriction lapses, Restricted Stock Units covered by an Award shall be subject to release to the Participant. For Awards of Restricted Stock Units for which the restrictions are based on the achievement of Performance Targets, the number of Shares to be delivered (or cash to be paid) shall be determined as a function of the extent to which the applicable Performance Targets have been achieved and to the extent that the Restricted Stock Units are not earned, they shall be forfeited. Notwithstanding any provision in the Plan to the contrary, to the extent permitted under Code Section 409A and Code Section 162(m) and the regulations thereunder without resulting in adverse tax consequences, any Award Agreement for Restricted Stock Units may provide for the earlier termination of restrictions on such Restricted Stock Units in the event of the Participant’s death, disability or retirement or in connection with a Change in Control.

Section 9.06. Dividends Equivalents.  The Committee may, at the Grant Date of Restricted Stock Units, provide for the payment of dividend equivalents to the Participant either in cash or in additional Shares on current, deferred or contingent basis; provided, however, that dividends or other distributions on Restricted Stock Units with restrictions that lapse as a result of the achievement of Performance Targets will be deferred until and paid contingent upon the achievement of the applicable Performance Targets.

Section 9.07. Ownership.  During the Period of Restriction, the Participant will have no rights of ownership in the Shares subject to the Restricted Stock Units and shall have no right to vote such Shares.

Section 9.08. Cancellation of Restricted Stock Units.  On the date set forth in the applicable Award Agreement, all Restricted Stock Units that have not been earned or vested shall be forfeited and thereafter the Shares subject to such forfeited Restricted Stock Units shall be available for the grant of new Awards.

ARTICLE X.

PERFORMANCE UNITS AND PERFORMANCE SHARES

Section 10.01. Grant of Performance Units/Shares.  Subject to the terms and provisions of the Plan, the Committee , at any time and from time to time, may grant Performance Units and/or Performance Shares to any Employee (or Director) in such amounts as the Committee , in its sole discretion, shall determine. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, subject to the express limitations of the Plan, including Article XIII.

Section 10.02. Value of Performance Units/Shares.  Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

Section 10.03. Performance Objectives and Other Terms.  The Committee shall set performance objectives in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, or both, that will be paid to the Participant. Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the number of Performance Units or Performance Shares, the Performance Period, the performance objectives, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

(a)	General Performance Objectives. The Committee may set performance objectives based upon (i) the achievement of Performance Targets; provided that, except as provided in Section 4.05, the Performance Period for any Performance Share or Performance Unit shall be at least one year, (ii) applicable Federal or state securities laws, or (iii) any other basis determined by the Committee in its sole discretion.

(b)

Section 162(m) Performance Objectives.  Notwithstanding any other provision of this Section to the contrary, for purposes of qualifying grants of Performance Units or Performance Shares to Covered Employees as Performance-Based Compensation, the Committee shall establish the specific Performance Targets applicable to Performance Units or Performance Shares. If the Committee intends for any Performance Unit or Performance Share to qualify as Performance-Based Compensation, the Performance

Targets for any such Award shall be set by the Committee on or before the latest date permissible to enable the Performance Unit or Performance Share, as the case may be, to so qualify. In granting Performance Units or Performance Shares to Covered Employees that are intended to qualify as Performance-Based Compensation, the Committee shall follow any procedures that it determines to be necessary, advisable, or appropriate to ensure such qualification.

Section 10.04. Earning of Performance Units/Shares.  After the applicable Period of Restriction has ended, the holder of Performance Units or Performance Shares shall be entitled to receive those Performance Units or Performance Shares, as the case may be, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the applicable Performance Targets have been achieved. Notwithstanding any provision in the Plan to the contrary, to the extent permitted under Code Section 409A and Code Section 162(m) and the regulations thereunder without resulting in adverse tax consequences, any Award Agreement for Performance Shares or Performance Units may provide for the earlier lapse of restrictions or other modifications in the event of the Participant’s death, disability or retirement or in connection with a Change in Control.

Section 10.05. Form and Timing of Payment of Performance Units/Shares.  Each Award Agreement for Performance Shares or Performance Units will specify the time and manner of payment for any such Performance Shares or Performance Units that have been earned. The Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as the case may be, determined as of the last day of the applicable Performance Period), or a combination thereof.

Section 10.06. Dividend Equivalents.  The Committee may, at the Grant Date of Performance Shares, provide for the payment of dividend equivalents to the Participant either in cash or in additional Shares on a contingent basis, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

Section 10.07. Cancellation of Performance Units/Shares.  On the date set forth in the applicable Award Agreement, all Performance Units or Performance Shares that have not been earned or vested shall be forfeited and thereafter shall be available for the grant of new Awards.

ARTICLE XI.

SHARE GRANTS

Subject to the provisions of the Plan, including Article XIII and this Section, the Committee may make an Award of Shares to any Employee in such amount as the Committee, in its sole discretion, may determine. A grant pursuant to this Section may be evidenced by a Share Award Agreement or such other document as the Committee, in its sole discretion, determines to be appropriate; provided, however, the Shares shall be freely transferable, and the Committee shall not impose Performance Targets, a Period of Restriction, or any other conditions, restrictions, or risks of forfeiture on the Award. Awards of shares pursuant to this Section shall be subject to the withholding requirements of Article XV.

ARTICLE XII.

SHORT-TERM INCENTIVE AWARDS

The Committee may grant performance awards, payable in cash or Shares, pursuant to the terms of the STIP, as set out in Appendix A.

ARTICLE XIII.

LIMITS ON AWARDS

Section 13.01. Limitation on Shares Issued Pursuant to Awards.  Notwithstanding any other provision of this Plan to the contrary, the Committee may not grant Awards of Options, SARs, Shares of Restricted Stock,

Restricted Stock Units, Performance Shares, Performance Units or any grant of Shares pursuant to Article XI that are intended to qualify as Performance-Based Compensation under Code Section 162(m) to any Participant under this Plan during any three-year calendar year period that would result in more than Five Hundred Thousand (500,000) Shares being issued to such Participant. For purposes of this Section, Shares issued pursuant to the 1999 Plan shall be deemed issued pursuant to this Plan. The limitations of this Section shall be subject to adjustment as provided in Section 4.04.

Section 13.02. Limitation on Cash Awards.  Notwithstanding any other provision of this Plan to the contrary, the Committee may not grant Awards payable in cash that are intended to qualify as Performance-Based Compensation under Code Section 162(m) to any Participant under this Plan during any three-year calendar year period in which the payments with respect to such Awards would exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).

Section 13.03. Limitation on Awards to Directors.  Notwithstanding any other provision of this Plan to the contrary, the Committee may not grant any Awards to any non-employee Director under this Plan during any calendar year period that would result in (i) more than Ten Thousand (10,000) Shares being issued to such non-employee Director or (ii) cash payments in excess of Twenty Thousand Dollars ($20,000). For purposes of this Section, Shares issued pursuant to the 1999 Plan shall be deemed issued pursuant to this Plan. The limitations of this Section shall be subject to adjustment as provided in Section 4.04.

ARTICLE XIV.

AMENDMENT, TERMINATION, AND DURATION

Section 14.01. Amendment, Suspension, or Termination.

(a)	The Board may supplement, amend, alter, or discontinue the Plan in its sole discretion at any time and from time to time, but no supplement, amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant under an Award theretofore granted without the Participant’s consent, except that any supplement, amendment, alteration, or discontinuation may be made to (i) avoid a material charge or expense to the Company or an Affiliate, (ii) cause this Plan to comply with applicable law, or (iii) permit the Company or an Affiliate to claim a tax deduction under applicable law. In addition, subject to the provisions of this Section, the Board of Directors, in its sole discretion at any time and from time to time, may supplement, amend, alter, or discontinue this Plan without the approval of the Company’s shareholders so long as any such amendment or alteration does not (i) expand the types of awards eligible for grants or materially increase benefits accruing to Participants under the Plan; (ii) materially increase the number of Shares subject to the Plan (other than pursuant to Section 4.04); (iii) materially increase the maximum number of Options, SARs, Shares of Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Shares, or Short-Term Incentive Awards that the Committee may award to an individual Participant under the Plan (other than pursuant to Section 4.04); (iv) materially expand the classes of persons eligible or modify the requirements for participation in the Plan; (v) delete or materially limit Sections 6.08 and 7.09 of the Plan (prohibiting the repricing of Options or SARs); or (vi) otherwise require approval by the shareholders of the Company in order to comply with applicable law, the terms of a written agreement or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted. The Committee may supplement, amend, alter, or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board under the foregoing provisions of this Section, subject to any approval or limitations the Board may impose.

(b)

If permitted by Code Section 409A and Code Section 162(m), and the regulations thereunder, without resulting in any adverse tax consequences, but subject Section 14.01(c), in case of termination of employment by reason of death, disability, or in the case of a Change in Control, the Committee may, in its sole discretion, accelerate the exercisability of an Option or SAR, accelerate the time at which any restrictions shall lapse or remove any restrictions with respect to Shares of Restricted Stock and Restricted

Stock Units, and reduce or waive any Performance Targets or related business criteria applicable to Performance Shares, Performance Units or Short-Term Incentive Awards.

(c)	Subject to Sections 6.08 and 7.09 of the Plan (prohibiting the repricing of Options or SARs), the Committee may amend the terms of any Award granted under this Plan prospectively or retroactively, except in the case of an Award intended to qualify as Performance-Based Compensation (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Targets or the level or levels of achievement with respect to such Award. Except as provided in Section 4.04 of the Plan, no amendment of an Award shall impair the rights of the Participant without his or her consent.

Section 14.02. Duration of The Plan and Shareholder Approval.  The Plan shall become effective on the Effective Date and shall terminate automatically ten years thereafter, unless terminated pursuant to its terms before that time. Notwithstanding the preceding sentence, termination of the Plan shall not affect any Award granted before the date of termination, unless expressly provided in the applicable Award Agreement or a duly adopted Plan amendment.

ARTICLE XV.

TAX WITHHOLDING

Section 15.01. Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to the payment or exercise of an Award, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all federal, state, and local income and employment taxes required to be withheld with respect to the payment or exercise of such Award.

Section 15.02. Withholding Arrangements.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (i) electing to have the Company withhold otherwise deliverable Shares (except in the case of exercises of Incentive Stock Options), or (i) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld; provided, however, that any shares delivered to the Company shall satisfy the ownership requirements specified in Section 6.06(a). In no event will the Fair Market Value of the Shares withheld and delivered to satisfy applicable withholding taxes in connection with the benefit provided under the Plan exceed the minimum amount of taxes required to be withheld. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

ARTICLE XVI.

CHANGE IN CONTROL

Section 16.01. Definition.  For purposes of the Plan, a “Change in Control” shall mean that the conditions or events set forth in any one or more of the following subsections shall have occurred:

(a)	the acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (“Act”)), other than the Company, a subsidiary, and any employee benefit plan of the Company or a subsidiary, of twenty-five percent (25%) or more of the combined voting power entitled to vote generally in the election of the directors of the Company’s then outstanding voting securities;

(b)

the persons who were serving as the members of the Board of Directors immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Company (“Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors (or the board of directors of any successor to the Company) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Company pursuant to such offer, provided that any director elected to the Board of Directors, or nominated for election, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this Subsection (b);

(c)	consummation of a merger, reorganization, or consolidation of the Company, as a result of which persons who were shareholders of the Company immediately prior to such merger, reorganization, or consolidation do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger, reorganization, or consolidation, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the merged, reorganized, or consolidated company or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the company described in clause (i);

(d)	a sale, transfer, or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (i); or

(e)	the shareholders of the Company approve a liquidation of the Company.

Section 16.02. Company Remains Surviving Entity or Awards Assumed by Successor.

(a)	Upon the occurrence of a Change in Control in which either (i) the Company remains the surviving entity or (ii) the Company is not the surviving entity, but the Awards granted under this Plan are Assumed (as defined in Section 16.02(c) below) by the Post-CIC Entity, any Award granted under this Plan prior to the Change in Control shall continue to vest and become exercisable in accordance with the terms of its original Award Agreement unless, during the two-year period commencing on the date of the Change in Control:

(i)	the Participant’s employment or service is involuntarily Terminated by the Company or the Post-CIC Entity, as applicable, for reasons other than for Cause; or

(ii)	the Participant Terminates his or her employment or service for Good Reason.

(b)	If a Participant’s employment or service is Terminated as described in Section 16.02(a) above, (i) any outstanding Options and SARs shall become fully vested and remain exercisable until the earlier of (A) the end of the original term of the Option or SAR or (B) the second anniversary of the date the Termination occurs; provided that, if the Award Agreement provides for a longer period of exercisability following a Termination, then this clause (B) shall be the end of such longer period; (ii) any restrictions that apply to Awards made to such Participant pursuant to this Plan shall lapse; and (iii) Awards made to such Participant pursuant to this Plan that are subject to Performance Measures shall immediately be earned or vest and shall, to the extent permitted under Code Section 409A without resulting in adverse tax effects to the Participant, become immediately payable in accordance with their terms as if all of the Performance Measures had been achieved at their target levels as of the date of Termination; provided, that any Participant who Terminates his or her employment or service for Good Reason must:

(i)	provide the Company with a written notice of his or her intent to Terminate employment or service for Good Reason within sixty (60) days after the Participant becomes aware of the circumstances giving rise to Good Reason; and

(ii)	allow the Company thirty (30) days to remedy such circumstances to the extent curable.

(c)	For purposes of this Article XIV, an Award shall be considered assumed by the Post-CIC Entity (“Assumed”) if all of the following conditions are met:

(i)	Options or SARs are converted into replacement awards in a manner that complies with Code Section 409A;

(ii)	Awards of Restricted Stock and Restricted Stock Units that are not subject to Performance Measures are converted into replacement awards covering a number of Shares of the Post-CIC Entity, as determined in a manner substantially similar to how the same number of Shares would be treated in the Change in Control transaction; provided that, to the extent that any portion of the consideration received by holders of Shares in the Change in Control transaction is not in the form of the common stock of the Post-CIC Entity, the number of shares covered by the replacement awards shall be based on the average of the high and low selling prices of the common stock of such Post-CIC Entity on the established stock exchange on the trading day immediately preceding the date of the Change in Control;

(iii)	Performance Shares, Performance Units and all other Awards subject to Performance Measures are converted into replacement awards that preserve the value of such Awards at the time of the Change in Control;

(iv)	the replacement awards contain provisions for scheduled vesting and treatment on Termination of employment (including the definitions of Cause and Good Reason, if applicable) that are no less favorable to the Participant than the underlying Awards being replaced, and all other terms of the replacement awards (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Participant than, the terms of the underlying Awards; and

(v)	the security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange.

Section 16.03. Awards Not Assumed by Successor.

(a)	Upon the occurrence of a Change in Control in which the Company is not the surviving Company, any Awards made under this Plan that are not Assumed by the Post-CIC Entity shall become fully vested and exercisable on the date of the Change in Control or shall immediately vest and become immediately payable (subject to Section 16.03(e)) in accordance with their terms as if all of the Performance Measures had been achieved at their target levels as of the date of the Change in Control, and any restrictions that apply to such Awards shall lapse, and the following provisions of this Section 16.03 shall apply.

(b)	For each Option and SAR, the Participant shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Shares in the Change in Control transaction and the exercise price of the applicable Option or SAR, if such difference is positive. Such payment shall be made in the same form as the consideration received by holders of Shares. Any Options or SARs with an exercise price that is higher than the per share consideration received by holders of Shares in connection with the Change in Control shall be cancelled for no additional consideration.

(c)	The Participant shall receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) that such Participant would have received in the Change in Control transaction had he or she been, immediately prior to such transaction, a holder of the number of Shares equal to the number of Restricted Stock Units and/or Shares of Restricted Stock covered by the Award and the number of Shares payable under Section 16.03(a) for Awards subject to Performance Measures.

(d)	The payments contemplated by Sections 14.03(b) and (c) shall be made at the same time as consideration is paid to the holders of Shares in connection with the Change in Control.

(e)	Notwithstanding anything to the contrary in this Plan, if the payment or benefit constitutes a deferral of compensation under Code Section 409A, then to the extent necessary to comply with Code Section 409A, payment or delivery shall be made on the date of payment or delivery originally provided for such payment or benefit.

ARTICLE XVII.

MISCELLANEOUS

Section 17.01. Mistake of Fact.  Any mistake of fact or misstatement of facts shall be corrected when it becomes known by a proper adjustment to an Award or Award Agreement.

Section 17.02. Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person relying thereon considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

Section 17.03. Notices.  Any notice or document required to be given to or filed with the Committee will be properly given or filed if hand delivered (and a delivery receipt is received) or mailed by certified mail, return receipt requested, postage paid, to the Committee at Box 718, Evansville, Indiana 47705.

Section 17.04. No Effect on Employment or Service.  Neither the Plan, the grant of an Award, or the execution of an Award Agreement shall confer upon any Participant any right to continued employment by the Company or an Affiliate or interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without Cause. Employment with the Company and its Affiliates is on an at-will basis only, unless otherwise provided by a written employment or severance agreement, if any, between the Participant and the Company or Affiliate, as the case may be. If there is any conflict between the provisions of the Plan and an employment or severance agreement between a Participant and the Company or an Affiliate, the provisions of such employment or severance agreement shall control, including, but not limited to, the vesting and forfeiture of any Awards.

Section 17.05. No Company Obligation.  Unless required by applicable law, the Company, an Affiliate, the Board of Directors, and the Committee shall not have any duty or obligation to disclose material information to a record or beneficial holder of Shares or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon, or in connection with the receipt, exercise, or distribution of an Award.

Section 17.06. Participation.  No Employee or Director shall have the right to be selected to receive an Award, or, having been selected, to be selected to receive a future Award. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has accrued under the express terms of the Plan.

Section 17.07. Liability and Indemnification.  No member of the Board, the Committee, or any officer or employee of the Company or any Affiliate shall be personally liable for any action, failure to act, decision, or determination made in good faith in connection with the Plan. By participating in the Plan, each Participant agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers, and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under the Plan and the payment and exercise thereof. Each person who is or shall have been a member of the Committee or the Board or served as an officer of the Company or any of its Subsidiaries shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at the Company’s expense, to handle and defend such claim, action, suit, or proceeding before he or she undertakes to handle and defend the same on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

Section 17.08. Successors.  All obligations of the Company hereunder with respect to Awards shall be binding on any successor to the Company, whether or not the existence of such successor is the result of a Change in Control of the Company. The Company shall not, and shall not permit its Affiliates to, recommend, facilitate, or agree or consent to a transaction or series of transactions that would result in a Change in Control of the Company unless and until the person or persons or entity or entities acquiring control of the Company as a result of such Change in Control agree(s) to be bound by the terms of the Plan insofar as it pertains to Awards theretofore granted and agrees to assume and perform the obligations of the Company hereunder.

Section 17.09. Nontransferability of Awards.  Except as provided in Subsection (a) or (b), no Award can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution. In addition, no Award shall be subject to execution, attachment, or similar process. In no event may any Award be transferred for value. Any attempted or purported transfer of an Award in contravention of the Plan or an Award Agreement shall be null and void ab initio and of no force or effect whatsoever. All rights with respect to an Award granted to a Participant shall be exercisable during his or her lifetime only by the Participant.

(a)	Limited Transfers of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of Nonqualified Stock Options by a Participant to: (i) the Participant’s spouse, any children or lineal descendants of the Participant or the Participant’s spouse, or the spouse(s) of any such children or lineal descendants (Immediate Family Members), (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, or (iii) a partnership or limited liability company in which the Participant and/or the Immediate Family Members are the only equity owners, (collectively, Eligible Transferees); provided, however, that, if the Committee permits the transfer of Nonqualified Stock Options granted to the Participant, the Committee may subsequently, in its sole discretion, amend, modify, revoke, or restrict, without the prior consent, authorization, or agreement of the Eligible Transferee, the ability of the Participant to transfer Nonqualified Stock Options that have not been already transferred to an Eligible Transferee. An Option that is transferred to an Immediate Family Member shall not be transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member’s will or by the laws of descent and distribution upon the death of such Immediate Family Member. Incentive Stock Options granted shall not be transferable pursuant to this Subsection.

(b)	Exercise by Eligible Transferees. If the Committee, in its sole discretion, permits the transfer of Nonqualified Stock Options by a Participant to an Eligible Transferee under Subsection (a), the Options transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee’s executor or administrator only in the same manner, to the same extent, and under the same circumstances (including, but not limited to, the time period within which the Options must be exercised) as the Participant could have exercised such Options. The Participant, or in the event of his or her death, the Participant’s estate, shall remain liable for all federal, state, local, and other taxes applicable upon the exercise of a Nonqualified Stock Option by an Eligible Transferee.

Section 17.10. No Rights as Shareholder.  Except as expressly provided in Article VIII, no Participant (or any Beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares shall have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant (or his or her Beneficiary).

Section 17.11. Funding.  Benefits payable under this Plan to any person shall be paid by the Company from its general assets. Shares to be distributed hereunder shall be issued directly by the Company from its authorized but unissued Shares or acquired by the Company on the open market, or a combination thereof. Neither the Company nor any of its Affiliates shall be required to segregate on their books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Company or any of its Affiliates may, however, in their sole discretion, set funds aside in investments to meet any anticipated obligations under this Plan. Any such action or set-aside shall not be deemed to create a trust of any kind between the Company or any of its Affiliates and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Company or its Affiliates.

Section 17.12. Compliance with Code Section 409A.

(a)	To the extent applicable, it is intended that the Plan and any grants made hereunder comply with (or be exempt from) the provisions of Code Section 409A, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Code Section 409A will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)	Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c)	If, at the time of a Participant’s separation from service (within the meaning of Code Section 409A), (i) the Participant is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)	Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Code Section 409A, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its affiliates will have any obligation to provide the Participant with any tax gross-up or indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Section 17.13. Recoupment.  The Plan will be administered in compliance with Section 10D of the Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and any Company policy adopted pursuant to such law, rules, or regulations (including, without limitation, the Company’s Bonus Recoupment Policy). In its discretion, moreover, the Committee may require repayment to the Company of all or any portion of any Award if the amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the Participant would have been lower than the amount actually paid to the Participant had the financial results been properly reported. This Section 17.13 will not be the Company’s exclusive remedy with respect to such matters.

Section 17.14. Use of Proceeds.  The proceeds received by the Company from the sale of Shares pursuant to the Plan will be used for general corporate purposes.

OLD NATIONAL BANCORP

DATED:	By:
Robert Jones, Chairman and
Chief Executive Officer

ATTEST:

By:
Jeffrey L. Knight
Corporate Secretary and Chief Legal Counsel

Appendix I-A

OLD NATIONAL BANCORP

SHORT-TERM INCENTIVE COMPENSATION PLAN

FOR KEY EXECUTIVES

ARTICLE I.

GENERAL PROVISIONS

Section 1.01. Establishment. The Company has established the Old National Bancorp Short-Term Incentive Compensation Plan for Key Executives (“STIP”). The STIP is part of the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan (“Plan”), amended and restated as of May 10, 2012 and further amended and restated as of [April 27, 2017], and the terms of the Plan are incorporated as part of the STIP. The STIP is effective as of the date the Company’s shareholders approve the Plan.

Section 1.02. Purpose. The purpose of the STIP is to advance the interests of the Company and its Subsidiaries by providing an annual incentive bonus to be paid to selected key Executive Employees based on the achievement of pre-established quantitative performance goals. The Plan is a performance-based compensation plan, as defined in Code Section 162(m), and payments under the Plan are intended to qualify as Performance-Based Compensation.

ARTICLE II.

DEFINED TERMS.

Section 2.01. Definitions. For purposes of this document, unless another definition is set out below, when the initial letter of a word (or each word in a term) is capitalized, the term shall have the meaning specified in Article II of the Plan. For purposes of this document, when the initial letter of the following words (or each word in the following terms) is capitalized, the term shall have the meaning specified below:

(a)	“Executive Employee” means any key executive employee of the Company or a Subsidiary, as determined by the Committee.

(b)	“Participant” means, with respect to a calendar year, an Executive Employee to whom the Committee has granted a Performance Award for the year.

(c)	“Performance Award Payment” means the amount payable, in cash or Shares, under a Performance Award, based on the achievement of Performance Targets.

(d)	“Performance Period” means the calendar year.

ARTICLE III.

ADMINISTRATION

The Committee shall administer the STIP, and it shall have all powers and authority necessary or appropriate to the fulfillment of its duties hereunder. Except as limited by the express provisions of the Plan, the STIP, or resolutions adopted by the Board, the Committee also shall have the authority and discretion to interpret the STIP, to establish and revise rules and regulations relating to the STIP, and to make any other determinations that it believes necessary or advisable for administration of the STIP.

ARTICLE IV.

PERFORMANCE AWARDS

Section 4.01. Selection of Participants. The Committee shall have the authority to grant Performance Awards to one or more Executive Employees.

Section 4.02. Award Criteria.

(a)	Before March 31 of each calendar year for which it grants a Performance Award, the Committee shall establish (i) the Performance Measures and Performance Targets applicable to each Performance Award for that year and (ii) an objective formula for computing the Performance Award Payment based on such Performance Measures and Performance Targets. The Committee shall have sole discretion to determine the Performance Measures and Performance Targets applicable to each Performance Award and the formula for calculating the amount of the Performance Award Payment. The Committee may establish a minimum level of performance for Performance Award Payments to be made. In addition, the Committee may establish minimum, target, and maximum Performance Targets, with the size of the Performance Award based on the level attained. Once established, Performance Targets, Performance Measures, and the related formula shall not be changed during the Performance Period; provided, however, that the Committee may, in its discretion, eliminate or decrease the amount of a Performance Award Payment to any Participant.

(b)	The Committee may impose conditions in addition to those imposed pursuant to Subsection (a), including but not limited to a condition that the Participant be employed by the Company or an Affiliate on the payment date and/or a condition that the Participant be employed by the Company or an Affiliate on the payment date and/or a condition that the Participant re-pay the Award if he engages in prohibited competition with the Company or an Affiliate.

Section 4.03. Certification of Performance. As soon as practicable after the Company’s audited financial statements are available for a Performance Period, the Committee shall determine the Company’s performance in relation to the Performance Targets for the Performance Period; and it shall certify in writing the extent to which the Performance Targets were achieved.

Section 4.04. Performance Award Payments.

(a)	Subject to the provisions of Subsection (b) and (c) and Section 4.05, Performance Awards, as determined Committee in accordance with its pre-established objective formula, shall be paid in cash or Shares. The Performance Award Payment for a Performance Award shall be made by March 15 of the calendar year following the calendar year in which the last day of the Performance Period of the Performance Award occurs. Federal, state and local taxes shall be withheld from the Performance Award Payment.

(b)	Notwithstanding Subsection (a), the Committee may, in its discretion, reduce or eliminate the amount of any Performance Award Payment, as it deems appropriate.

(c)	Notwithstanding any other provision of the STIP, under no circumstances shall the Performance Award Payment amount for a Participant pursuant to the STIP for a calendar year exceed the lesser of (i) two times the Participant’s base salary for such year or (ii) Two Million Five Hundred Thousand Dollars ($2,500,000).

Section 4.05. Termination of Service. To receive a Performance Award Payment, a Participant must be employed by the Company or an Affiliate on the last day of the Performance Period. Notwithstanding the preceding sentence, if a Participant Terminates Service before such date on account of his or her death, Disability, or Retirement, the Committee may determine that the Participant shall be paid all or a portion of the total Performance Award Payment that the Participant would have received if he or she had been employed on the last day of the Performance Period (based on the Company’s performance in relation to the Performance Targets for the Performance Period), provided that any such Performance Award Payment shall be paid on the Performance Award’s scheduled payment date as set forth in Section 4.04(a). If the Participant is employed on the last day of the calendar year, but was not employed during the entire calendar year, the Participant shall receive a pro-rated payout for that part of the year in which he or she was a Participant. If the Participant is deceased at the time of a STIP payment, the payment shall be made to be the person or persons in the first of the following classes in which there are survivors of the Participant: (i) his or her spouse at the time of death; (ii) his or her issue, per stirpes; (iii) his or her parents; (iv) the executor or administrator of his or her estate.

ARTICLE V.

TERM

The STIP is contingent on approval of the Plan, of which the STIP is a part, by the Company’s shareholders at the Company’s 2017 Annual Meeting of Shareholders, and shall remain in effect until such time as it shall be terminated by the Board of Directors of the Company or, if earlier, ten years after its approval by the Company’s shareholders.

ARTICLE VI.

MISCELLANEOUS

Section 6.01. Amendment and Termination. The Committee may amend, suspend or terminate the STIP at any time in its sole and absolute discretion. Any amendment or termination of the STIP, however, shall not affect the right of a Participant to receive any earned but unpaid Performance Award Payment. The Committee may amend the STIP without shareholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Securities Exchange Act of 1934 and Code Section 162(m). Termination of the STIP shall not affect any Awards previously granted.

Section 6.02. Section 162(m) Compliance. It is the intent of the Company that awards made pursuant to the STIP constitute Qualified Performance-Based Compensation. Accordingly, the STIP shall be interpreted in a manner consistent with Code 162(m). If any provision of the STIP is intended to but does not comply with, or is inconsistent with, the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to and comply with Section 162(m).

Section 6.03. Additional Payments. Nothing in the STIP precludes the Company from making additional payments or special awards to Participants outside of the Plan that may or may not qualify as Performance-Based Compensation, provided that such payment or award does not affect the qualification of any incentive compensation payable under the Plan as Performance-Based Compensation.

Section 6.04. Compliance with Code Section 409A. The STIP, together with the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof. The Company intends that the STIP be, at all relevant times, compliant with (or exempt from) Code Section 409A and all other applicable laws, and, if any Participant’s interests hereunder are subject to Code Section 409A, the STIP shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to the STIP or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A and other laws. In no event, however, shall this section or any other provisions of the STIP be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, the STIP. Except as may be provided in a separate agreement between the Company or an Affiliate and a Participant, the Company and its Affiliates shall have no responsibility for tax or legal consequences to any Participant (or the any Participant’s beneficiaries) resulting from the terms or operation of the STIP or the Plan.

Section 6.05. Six-Month Delay in Payment. Notwithstanding anything in the STIP or the Plan to the contrary, if at the time of any Participant’s separation from service (as defined under Code Section 409A) with the Company or any Affiliate, the Participant’s interests in the STIP are subject to Code Section 409A and the Participant is a “specified employee” as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following the Participant’s separation from service with the Company and any Affiliate (or the earliest date as is permitted under Code Section 409A).

Section 6.06. Recoupment. The STIP and the Plan will be administered in compliance with Section 10D of the Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and any Company policy adopted pursuant to such law, rules, or regulations (including, without limitation the Company’s Bonus Recoupment Policy). In its discretion, moreover, the Committee may require repayment to the Company of all or any portion of any Performance Award if the amount of the Performance Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the Participant would have been lower than the amount actually paid to the Participant had the financial results been properly reported. This Section 6.06 will not be the Company’s exclusive remedy with respect to such matters.

OLD NATIONAL BANCORP

PO Box 929

Evansville, Indiana 47706-0929

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be held on April 27, 2017. The 2016 Annual Report on Form 10-K, Proxy Statement, Letter to Shareholders, and directions to the Annual Meeting are available at www.oldnational.com/proxy.

INTERNET VOTING INSTRUCTIONS

You can vote by Internet 24 hours a day, 7 days a week. To vote online, go to www.oldnational.com/proxy and click on “Cast your Vote”. Note: If voting by Internet, your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your Proxy Card. The Internet voting facilities will close at 12:00 p.m. (Central Time Zone) on April 26, 2017.

VOTE BY MAIL

On the reverse side, please mark your Proxy Card. Then sign, date, and return the Proxy Card in the enclosed postage-paid envelope. If you VOTE BY INTERNET, please DO NOT RETURN YOUR PROXY CARD IN THE MAIL.

i SIGN AND DATE THIS CARD - DETACH PROXY CARD HERE i

2)	Approval of the Old National Bancorp Amended and Restated 2008 Incentive Compensation Plan.

FOR  ☐                         AGAINST  ☐                        ABSTAIN  ☐

3)	Approval of a non-binding advisory proposal on Executive Compensation.

FOR  ☐                         AGAINST  ☐                        ABSTAIN  ☐

4)	Approval of a non-binding advisory proposal determining the frequency of advisory votes on Executive Compensation.

EVERY ONE YEAR ☐ EVERY TWO YEARS ☐ EVERY THREE YEARS ☐ ABSTAIN ☐

5)	Ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017.

FOR  ☐                         AGAINST  ☐                        ABSTAIN  ☐

The Proxies are hereby granted authority to vote, in their discretion, upon such other business as may properly come before the April 27, 2017 Annual Meeting and any adjournments or postponements thereof.

This PROXY, when properly executed, will be voted in the manner directed herein by the undersigned SHAREHOLDER(S).

If no direction is made, this PROXY WILL BE VOTED FOR Proposals 1, 2, 3 and 5 and EVERY ONE YEAR for Proposal 4.

ALL EARLIER PROXIES ARE HEREBY REVOKED.

Signature(s) Date

Signature(s) Date

Joint owners should each sign personally. Trustees, corporate officers and others signing in a representative capacity should indicate the capacity in which they sign.

ADMISSION TICKET

PLEASE BRING THIS TICKET TO THE ANNUAL MEETING.

It will expedite your admittance when presented upon your arrival.

OLD NATIONAL BANCORP

2017 Annual Meeting of Shareholders

Thursday, April 27, 2017 - 9:00 a.m. CDT / Evansville Time

Old National Bank Headquarters

Schlottman Auditorium – 4th Floor

One Main Street

Evansville, Indiana

RETAIN ADMISSION TICKET.

Upon arrival, please present this admission ticket at the registration desk. This ticket is valid to admit the shareholder(s) to the 2017 Annual Meeting.

A reception will follow the Meeting; however, it is not necessary to RSVP.

Please vote electronically or send in your proxy even if you plan to attend the meeting.

i DETACH PROXY CARD HERE i

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OLD NATIONAL BANCORP PROXY

This Proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 27, 2017, and any adjournments or postponements thereof.

The undersigned hereby appoints Jeffrey L. Knight, Patrick A. Shoulders, and Raymond L. Farabaugh, each of them singly, as Proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as indicated herein, all the shares of common stock of OLD NATIONAL BANCORP held of record by the undersigned on February 21, 2017, and which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 27, 2017, and all adjournments or postponements thereof, on the following matters.

The Board of Directors recommends a vote “FOR” the election of all nominees listed in Item 1 and “FOR” Items 2, 3 and 5, and EVERY ONE YEAR for Item 4.

1)	The election of the Company’s Board of Directors consisting of fourteen Directors to serve for one year and until the election and qualification of their successors. (Mark only one box below.)

01 – Alan W. Braun	05 – Robert G. Jones	09 – Randall T. Shepard	13 – Katherine E. White
02 – Niel C. Ellerbrook	06 – Phelps L. Lambert	10 – Rebecca S. Skillman	14 – Linda E. White
03 – Andrew E. Goebel	07 – Arthur H. McElwee, Jr.	11 – Kelly N. Stanley
04 – Jerome F. Henry, Jr.	08 – James T. Morris	12 – Derrick J. Stewart

☐	FOR ALL NOMINEES LISTED HEREIN (except as indicated below) ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

Instruction: To withhold authority to vote for any individual nominee, print the number(s) of the nominee(s) on the line provided.